As filed with the U.S. Securities and Exchange Commission on February 4, 2025.

Registration No. 333-279303

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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AMENDMENT NO. 4
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

Lianhe Sowell International Group Ltd
(Exact name of Registrant as specified in its charter)

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Not Applicable

(Translation of Registrant’s name into English)

______________________________

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shenzhen Integrated Circuit Design Application Industry Park, Unit 505-3
Chaguang Road No. 1089
Nanshan District, Shenzhen, China
Tel: +86-400-616-9629
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor, New York, NY 10168
Telephone: (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Arila E. Zhou, Esq. Anna J. Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2942	Richard I. Anslow, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300 Fax: (212) 370-7889

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Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

______________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B)of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2025

LIANHE SOWELL INTERNATIONAL GROUP LTD
2,000,000 Ordinary Shares

This is the initial public offering on a firm commitment basis of 2,000,000 ordinary shares, par value $0.0001 per share (each, an “Ordinary Share,” collectively, the “Ordinary Shares”), of Lianhe Sowell International Group Ltd (the “Company,” “Sowell,” or “we”), a Cayman Islands exempted company with limited liability whose principal place of business is in the People’s Republic of China (“China” or the “PRC”). We expect that the initial public offering price will be in the range of $4.00 to $5.00 per Ordinary Share. Prior to this offering, there has been no public market for our Ordinary Shares. We will apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “LHSW” for the Ordinary Shares we are offering. However, there is no assurance that this offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market. We will not complete this offering unless we are so listed.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

Lianhe Sowell International Group Ltd, which we refer to as “Sowell,” the “Company,” or “Cayman Islands holding company,” is a holding company with no material operations of its own, and conducts substantially all of its operations through Lianhe Sowell Precision Machine (Shenzhen) Co., Ltd. (“Sowell Precision Shenzhen”), Lianhe Sowell Precision Machine (Hangzhou) Co., Ltd. (“Sowell Precision Hangzhou”), Shenzhen Sowell Technology Development Co., Ltd. (“Shenzhen Sowell”), and subsidiaries of Shenzhen Sowell, including Hezhi Rongtong (Shenzhen) Technology Co., Ltd. (“Hezhi Rongtong”), Shenzhen Sowell Digital Energy Technology Co., Ltd. (“Shenzhen Sowell Digital”), Wuxi Sowell Information Technology Co., Ltd. (“Wuxi Sowell”), Shenzhen Aiyin Digital Technology Co., Ltd. (“Shenzhen Aiyin”), Suzhou Sowell Vision Technology Co., Ltd. (“Suzhou Sowell”), and Anhui Lianhe Sowell Technology Co., Ltd. (“Anhui Sowell”), which we collectively refer to as “PRC subsidiaries, “PRC operating entities,” or “PRC operating subsidiaries.” The Ordinary Shares offered in this offering are shares of Sowell, our Cayman Islands holding company, instead of shares of any PRC operating entities. Investors in our Ordinary Shares should be aware that they may never hold equity interests in any PRC operating entities.

We indirectly hold 100% equity interests in Shenzhen Sowell, through our BVI subsidiary, Lianhe Sowell International Holding Group Ltd., which we will refer to as “Sowell BVI,” and our Hong Kong subsidiary, Lianhe Sowell International Group Limited, which we will refer to as “Sowell HK,” and two other PRC subsidiaries, Lianhe Sowell International Holdings (Hangzhou) Co., Ltd., which we refer to as “Sowell Hangzhou”, and Lianhe Sowell International Holdings (Shenzhen) Co., Ltd., which we refer to as “Sowell International”. Sowell Hangzhou holds 100% equity interests in Shenzhen Sowell and Sowell Precision Hangzhou. Sowell International holds 83% equity interests in Sowell Precision Shenzhen. For more details, see “Corporate History and Structures” on page 78 of this prospectus. We do not have a variable interest entity structure. Each of the PRC operating entities was organized in the PRC and their operations are governed by the PRC laws.

The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and relevant supporting guidelines (collectively with the Trial Administrative Measures, the “New Administrative Rules Regarding Overseas Listings”), which came into effect on March 31, 2023. According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. Further, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies. Our PRC counsel, Guangdong Zhuojian Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, our offering will be identified as an indirect overseas issuance and listing under the New Administrative Rules Regarding Overseas Listings. We are therefore subject to the approval, filing or other requirements of the CSRC in connection with this offering. We have timely submitted the filing with the CSRC as per requirement of the New Administrative Rules Regarding Overseas Listings, and the CSRC published the notification on our completion of the required filing procedures on May 30, 2024. However, if the filing procedures with the CSRC under the Trial Administrative Measures are required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all, and our future offerings will be contingent upon the completion of the filing procedures. See “Risk Factor — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” and “Regulations — Regulations Relating to Overseas Listings.”

On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions provide, among others, that domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and shall file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed. While we believe we do not involve leaking any state secret and working secret of government agencies, or harming national security and public interest in connection with provision of documents, materials and accounting archives, we may be required to perform additional procedures in connection with the provision of accounting archives. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 36 of this prospectus.

Our Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On

December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Our auditor, WWC, P.C., is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis. WWC, P.C. is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit WWC, P.C. to provide audit workpapers to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China — Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 52 of this prospectus.

Neither Sowell nor its subsidiaries have maintained cash management policies which dictate the purpose, amount and procedure of cash transfers between the entities. Each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends, and distributions with other entities. As a holding company, Sowell may rely on transfer of funds, dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of our subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends and our cash and financing requirement may not be fully satisfied.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers, and distributions, between Sowell and its subsidiaries. In the future, cash proceeds from overseas financing activities, including this offering, will be transferred by Sowell to its subsidiaries via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to Sowell, and no dividends or distributions have been made to any investors by Sowell or any of its subsidiaries. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entities to the Hong Kong subsidiary. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, due to the interventions in or the imposition of restrictions and limitations by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution. See “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 43 of this prospectus. In addition, the PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” On page 46 of this prospectus. Furthermore, if our subsidiaries in mainland China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. Furthermore, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong. Based on our understanding of the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI. See “Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” On page 42 of this prospectus; and “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.” on page 46 of this prospectus. See also “Prospectus Summary — Dividend Distributions or Assets Transfer among the Holding Company and Subsidiaries” on page 7 of this prospectus.

Sowell is a Cayman Islands company and conduct substantially all of its operations in China and substantially all of its assets are located in China. In addition, other than our independent director nominee, [•], all of our directors and officers are nationals or residents of countries other than the United States whose assets are all located outside the United States. As a result, service of process required under foreign laws cannot guarantee that you will ultimately be able to serve legal proceedings on these individuals within the United States. Enforcement required under foreign laws cannot guarantee that you will ultimately be able to enforce judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not nationals or residents of the United States. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.” on page 45 of this prospectus.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per Share	Total
Initial public offering price(1)	$4.50	$9,000,000
Underwriting discounts and commissions (7.5%)(2)	$0.3375	675,000
Proceeds, before expenses, to us	$4.1625	$8,325,000

____________

(1)      Initial public offering price per share is assumed as $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The table above assumes that the underwriters do not exercise their over-allotment option.

(2)      The underwriting discount is 7.5% of the public offering price. It does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering (excluding any proceeds from exercise of the over-allotment option), payable to the representative of the underwriters (the “Representative”), as well as reimbursement of certain expenses of the underwriters. In addition to the underwriting discounts listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue to the Representative upon the closing of this offering warrants exercisable from six months after the date of closing of this offering and expiring five years from the commencement of sales of this offering entitling the Representative to purchase collectively up to 3% of the number of shares sold in this offering at a per share exercise price equal to 120% of the public offering price. The registration statement of which this prospectus is a part also covers such warrants and the shares issuable upon the exercise thereof. See “Underwriting” beginning on page 149 of this prospectus for additional disclosure regarding underwriting compensation payable by us.

We have agreed to sell to the Representative, on the applicable closing date of this offering, warrants in an amount equal to 3% of the aggregate number of Ordinary Shares sold by us in this offering (the “Representative’s Warrants”). For a description of other terms of the Representative’ s Warrants, see “Underwriting” beginning on page 149 of this prospectus.

We have granted the underwriters an option, exercisable for 30 days following the date of closing of this offering, to purchase up to an additional 15% of the Ordinary Shares offered in this offering on the same terms to cover over-allotments, if any.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Ordinary Shares to purchasers on or about [          ], 2025.

The date of this prospectus is            , 2025

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

We have not taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of this prospectus or any filed free writing prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

Until [__________], 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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COMMONLY USED DEFINED TERMS

•        “AHFCAA” refers to the Accelerating Holding Foreign Companies Accountable Act.

•        “Anhui Sowell” refers to Anhui Lianhe Sowell Technology Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Shenzhen Sowell

•        “China” or the “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. When used in the case of laws, regulations and rules, “China” or “the PRC” refers to only such laws, regulations and rules of mainland China. When used in the case of government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of “China” or the “PRC” or “Chinese,” it refers to only such government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of mainland China.

•        Depending on the context, “we,” “us,” “our company,” “our,” the “Company” and “Sowell” refer to Lianhe Sowell International Group Ltd, a Cayman Islands company, and its subsidiaries, Sowell BVI, Sowell HK, Sowell Hangzhou, Sowell International, and other PRC operating entities, unless the context otherwise indicates.

•        “CAC” refers to the Cyberspace Administration of China.

•        “CSRC” refers to the China Securities Regulatory Commission.

•        “Hezhi Rongtong” refers to Hezhi Rongtong (Shenzhen) Technology Co., Ltd., a limited liability company organized under the laws of China, which is 51% owned by Shenzhen Sowell.

•        “HFCA Act” refers to the Holding Foreign Companies Accountable Act.

•        “M&A Rules” refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China.

•        “MOFCOM” refers to the Ministry of Commerce of China.

•        “Negative List (2021)” refers to the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version).

•        “NDRC” refers to the National Development and Reform Commission of China.

•        “NPC” refers to the National People’s Congress of China.

•        “PRC subsidiaries” refers to Shenzhen Sowell, Hezhi Rongtong, Shenzhen Sowell Digital, Wuxi Sowell, Shenzhen Aiyin, Suzhou Sowell, and Anhui Sowell.

•        “RMB” or “yuan” refers to the legal currency of China.

•        “SAFE” refers to the State Administration of Foreign Exchange in China.

•        “SAT” refers to the PRC State Administration of Taxation.

•        “SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation.

•        “SCNPC” refers to the Standing Committee of the National People’s Congress of China.

•        “Shenzhen Aiyin” refers to Shenzhen Aiyin Digital Technology Co., Ltd, a limited liability company organized under the laws of China, which is 51% owned by Shenzhen Sowell.

•        “Shenzhen Sowell” refers to Shenzhen Sowell Technology Development Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Sowell Hangzhou.

•        “Shenzhen Sowell Digital” refers to Shenzhen Sowell Digital Energy Technology Co., Ltd., a limited liability company organized under the laws of China, which is 80% owned by Shenzhen Sowell.

•        “Sowell BVI” refers to Lianhe Sowell International Holding Group Limited, a company organized under the laws of British Virgin Islands, which is wholly-owned by Sowell.

•        “Sowell HK” refers to Lianhe Sowell International Group Limited, a company organized under the laws of Hong Kong, which is wholly-owned by Sowell BVI.

•        “Sowell International” refers to Lianhe Sowell International Holdings (Shenzhen) Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Sowell HK.

•        “Sowell Precision Hangzhou” refers to Lianhe Sowell Precision Machine (Hangzhou) Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Sowell Hangzhou.

•        “Sowell Precision Shenzhen” refers to Lianhe Sowell Precision Machine (Shenzhen) Co., Ltd., a limited liability company organized under the laws of China, which is 83% owned by Sowell International.

•        “Sowell Hangzhou” refers to Lianhe Sowell International Holdings (Hangzhou) Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Sowell HK.

•        “Suzhou Sowell” refers to Suzhou Sowell Vision Technology Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Shenzhen Sowell.

•        “Wuxi Sowell” refers to Wuxi Sowell Information Technology Co., Ltd., a limited liability company organized under the laws of China, which is wholly-owned by Shenzhen Sowell.

•        “U.S. GAAP” refers to generally accepted accounting principles in the United States.

•        “USD” or “$” refers to the legal currency of the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenues, costs or expenditures;

•        our expectations regarding demand for and market acceptance of our products and services;

•        competition in our industry; and

•        government policies and regulations relating to our industry.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus contains statistical data and estimates that we obtained from various government and private publications. This prospectus also contains information from a market research report by Moore Transaction Services Limited (“Moore”, and the report, the “Moore Report”), an independent third party which we commissioned. Statistical data in these publications and the Moore Report also include projections based on a number of assumptions. The machine vision industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the price of our Ordinary Shares. In addition, the rapidly evolving nature of the machine vision industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying Ordinary Shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the “Risk Factors” section and the financial statements and the notes to those statements before deciding whether to buy our Ordinary Shares. Unless otherwise stated, all references to “us,” “our,” “Sowell,” “we,” the “Company” and similar designations refer to Lianhe Sowell International Group Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its consolidated subsidiaries.

Our Business

We are a provider of machine vision products and solutions in China, and our products improve efficiency and quality for customers in a wide range of businesses across industries. We invent and integrate technologies and solutions that address some of the most critical manufacturing and distribution challenges, such as precision and accuracy required in manufacturing of electronic products. Based on nine foundational technologies, our solutions integrate physical products with software to capture and analyze visual information, allowing for manufacturing automation and improvement of distribution process for customers across China.

We apply machine vision technology across diverse industries, ranging from manufacturing, transportation, security, and building management. We offer a variety of machine vision products that have similar technological foundation, production processes, and sales distribution channels, with customized settings to accommodate various needs of our customers in different industries.

As of the date of this prospectus, we categorize our machine vision products in four categories based on their application settings:

•        Industrial Machine Vision:    Our industrial machine vision products are integration of physical products and software, and are able to detect various defects on the surface of the workpiece. Our industrial machine vision products can be used in intensive manufacturing or hazardous working environment, such as manufacturing of 3C (computer, communication and consumer) consumer electronics, QR code, bar code, glass, hardware, packaging, and other industries.

•        Artificial Intelligence (Face Recognition and AI Behavior Analysis):    Our face recognition system uses our self-developed proprietary advanced face detection and recognition algorithms to detect, recognize, and track individuals based on the recognition results. AI behavior analysis is a deep learning algorithm that we developed independently based on AI neural networks to analyze pedestrians, vehicles and objects captured in the surveillance video, and promptly warn, upload, and collect evidence for abnormalities, through background warning, pop-up windows, and intelligent voice prompts.

•        Intelligent Weak Current (Building Intelligence and Intelligent Transportation):    Building intelligence is also known as the intelligent integrated management system (IBMS), which is a system designed to manage a building in an integrated manner with enhanced data sharing, system interconnection and interoperability, achieving the automatic control and management of the entire intelligent building. Intelligent Transportation System (ITS) is a comprehensive application aggregating advanced information technology, computer technology, data communication technology, sensor technology, electronic control, artificial intelligence, which can be utilized in transportation, service control, and vehicle manufacturing.

•        Electronic Customs Clearance.    Our container number identification system automatically captures the identification number on containers entering and leaving the port, and quickly performs automatic identification to reduce the waiting time for containers. The electronic customs clearance system is mainly applied to gates where access control is needed, such as gates in customs, port, storage space.

In 2022, we also successfully developed Nine-Axis Linkage Spray Painting Robot, which is a vehicle painting robot composed of a robot body, a computer, and corresponding control system to achieve automatic painting of vehicle body. We believe the Nine-Axis Linkage Spray Painting Robot is one of the advanced robotic systems in China’s vehicle repair and maintenance industry.

Our Competitive Advantages

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•        We possess independent research and development capabilities and strong brand identity, which together have fostered a high-quality customer base that in turn foster innovation powering our products.

•        We leverage experience in machine vision industry, powering our research and development (R&D) capability that supports our continuous upgrade of existing products and creation of new products.

•        We provide dedicated customer service demonstrating our commitment to our customers’ unique needs.

Our Challenges and Opportunities

We face both uncertainties and opportunities in realizing our business objectives and executing our strategies, including:

•        The resilience of the electronic information manufacturing industry and evolving manufacturing landscape in China drives the growing need for customized machine vision solutions.

•        China’s demographic shift posts opportunity for machine vision industry, which is powered by lowered component costs. As China’s aging population reduces the demographic dividend and labor costs rise, operational costs of production lines continue to climb, driving a growing need for automation equipment in most factories.

•        China’s favorable industrial policy powers strong support for development of the machine vision industry.

•        China’s machine vision industry faces challenges in talent acquisition and financial resources to advance technological improvement.

Our Strategies

We plan to pursue the following growth strategies to expand our business:

•        Strengthen our market position in China’s machine vision industry with increased and tailored R&D efforts.

•        Strengthen our marketing and sales network to serve expanding customer base in China.

•        Expand leading advantage of our Nine-Axis Linkage Spray Painting Robots.

Corporate History and Structure

We are an exempted company incorporated with limited liability under laws of the Cayman Islands on July 26, 2023, with operations conducted through our PRC operating subsidiaries, Shenzhen Sowell, Wuxi Sowell, Suzhou Sowell, Shenzhen Sowell Digital, Shenzhen Aiyin, Hezhi Rongtong, and Anhui Sowell.

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history please refer to “Corporate History and Structure” on page 78 of this prospectus.

Certain Risks and Limitations Related to Doing Business in China

We face various legal and operational risks and uncertainties as substantially all of our operations are in China. The PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or list on a U.S. stock exchange. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, and cybersecurity and data privacy.

Because substantially all of our operations are in mainland China, our business is subject to the complex and rapidly evolving laws and regulations of mainland China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could have a material adverse effect on us and limit the legal protections available to us and our investors. See “Risk Factors — Risks Related to Doing Business in China — Because substantially all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there, which could result in a material change in our operations and/or the value of our Ordinary Shares.” on page 34, “PRC laws and regulations governing our current business operations are sometimes vague and uncertain.” on page 38, and “Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.” on page 41 of this prospectus.

The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. See “Risk Factors — Risks Relating to our operation in the People’s Republic of China — The PRC government has significant authority to exert influence on our operations in mainland China.” On page 34 of this prospectus. Furthermore, the PRC government has recently promulgated the new filing-based administrative rules for overseas offering and listing by domestic companies in China. These risks could result in a material change in our operations and the value of our Ordinary Shares, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 36 of this prospectus.

It may present some difficulties for you to effect service of process or the U.S. courts judgments obtained in U.S. courts upon us or our directors and officers, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, under Chinese law, you can apply to a competent Chinese court for recognition and enforcement of U.S. court judgments, but there is no guarantee that it would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.” on page 45.

There are certain limitations on our ability to transfer cash between us or our subsidiaries. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entities to the Hong Kong subsidiary. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, due to the interventions in or the imposition of restrictions and limitations by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution. See “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 43 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 43 of this prospectus. Furthermore, if our subsidiaries in mainland China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. See “Prospectus Summary — Dividend Distributions or Assets Transfer among the Holding Company and Subsidiaries.” on page 7 of this prospectus, “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on page 42, “Prospectus Summary — Summary of Significant Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 43 of this prospectus, “Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on pages 42 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 43 of this prospectus. In addition, any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiary is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) in its local branches and satisfy relevant requirements, and our PRC subsidiaries may not procure loans which exceed the difference between its respective total project investment amount and registered capital or three times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net assets of our PRC subsidiaries. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the registration with State Administration for Market Regulation in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong.

Approvals from PRC Authorities to Conduct Our Operations and Issue Ordinary Shares to Foreign Investors

Our operations in the PRC are governed by PRC laws and regulations. Our PRC legal counsel, Guangdong Zhuojian Law Firm, has advised us that, except as otherwise disclosed in this prospectus, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, we have received the approvals from the PRC government authorities for our business operations currently conducted in the PRC. Our PRC legal counsel has also advised us that, as of the date of this prospectus, based on their understanding of the current PRC laws, regulations and rules, as a company that has substantially all operation in China, we shall comply with the New Administrative Rules Regarding Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing.

However, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard, including the risk that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could cause the value of our Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange and would likely cause the value of our securities to significantly decline or become worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), jointly with the relevant authorities, formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services and online platform operator carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review. Any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information, our PRC counsel, Guangdong Zhuojian Law Firm, is therefore of the opinion that as of date of this prospectus, we are not subject to a cybersecurity review under the Measures for Cybersecurity Review (2021). There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures.

On February 17, 2023, the CSRC issued Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and relevant supporting guidelines (collectively with the Trial Administrative Measures, the “New Administrative Rules Regarding Overseas Listings”), which came into effect on March 31, 2023. The New Administrative Rules Regarding Overseas Listings aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets. The New Administrative Rules Regarding Overseas Listings, among other things, stipulate that, after making relevant applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. Where a China-based company submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with the CSRC, apply to postpone the disclosure of the information, and shall report to the CSRC within three working days after the applications for offering and listing are made public overseas. After completing overseas offerings and listings, China-based companies shall report to the CSRC in accordance with the guidance. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus or listing documents. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if, in the past three years, the China-based companies, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) if the China-based companies are under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations, and no clear conclusion has been reached; (5) if there is a material ownership dispute over the equity held by the controlling shareholder or the shareholder subject to the controlling shareholder or de facto controllers. We do not believe any of the five prohibited situations aforementioned applies to us. The New Administrative Rules Regarding Overseas Listings further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the New Administrative Rules Regarding Overseas Listings. Our PRC counsel, Guangdong Zhuojian Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, our offering will be identified as an indirect overseas issuance and listing under the New Administrative Rules Regarding Overseas Listings. We are therefore subject to the approval, filing or other requirements of the CSRC in connection with this offering. We have timely submitted the filing with the CSRC as per requirement of the New Administrative Rules Regarding Overseas Listings, and the CSRC published the notification on our completion of the required filing procedures on May 30, 2024.

Furthermore, on February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the Archives Rules and the Archives Rules came into effect together with the Trial Administrative Measures on March 31, 2023. The Archives Rules expand their application to cover indirect overseas offering and listing, stipulating that a domestic company which plans to publicly disclose any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level.

Since the New Administrative Rules Regarding Overseas Listings and the Archives Rules are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. There is a possibility that we may not be able to obtain or maintain the approval prior to the completion of this offering, and the offering will be delayed until we have obtained CSRC approval, which may take several months. These authorities may impose fines and penalties upon our operations in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the market value of our Ordinary Shares. The CSRC or other Chinese regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business

in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 36 of this prospectus.

Dividend Distributions or Assets Transfer among the Holding Company and Subsidiaries

We are a holding company with no material operations of our own and do not generate any revenue. We currently conduct substantially all of our operations through our PRC operating entities. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” on page 44 of this prospectus.

Neither we nor our subsidiaries have cash management policies dictating how funds are transferred, and each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between our company and our subsidiaries. As of the date of this prospectus, there has been no dividend or distributions made between U.S. investors, other investors and the company’s entities.

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, will be transferred by us to Sowell BVI, and then transferred to Sowell HK, and then transferred to Sowell Hangzhou and/or Sowell International, and then transferred to Shenzhen Sowell and its subsidiaries, Sowell Precision Shenzhen, and/or Sowell Precision Hangzhou, as applicable, as capital contribution and/or shareholder loans as the case may be. Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiaries is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) in its local branches and satisfy relevant requirements, and our PRC subsidiaries may not procure loans which exceed the difference between its respective total project investment amount and registered capital or three times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net assets of our PRC subsidiaries. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the registration with SAMR in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. Please see “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 43 of this prospectus. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, Sowell will be dependent on receipt of funds from our BVI subsidiary, which will be dependent on receipt of dividends from our Hong Kong subsidiary, which will be dependent on receipt of payments from our PRC subsidiaries in accordance with the laws and regulations of the PRC and Hong Kong.

The ability of the PRC subsidiaries to distribute dividends is based upon their respective distributable earnings. Current PRC regulations permit the PRC subsidiaries to pay dividends only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each PRC subsidiary is required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their registered capital. Each of such similar entity in China may also set aside a portion of its after-tax profits to fund an optional reserve, although the amount to be set aside, if any, is determined at the discretion of such entity’s shareholder. The reserves can be used to increase the registered capital, cover losses made in past years and enhance the company’s productivity and expand its business, however a company’s capital reserve shall not be used to cover the company’s losses.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Further, if our subsidiaries in the PRC incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. Please see “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” on page 44 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business,” on page 46 of this prospectus; and “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” on page 46 of this prospectus.

Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invests it in our business. As of the date of this prospectus, none of our PRC subsidiaries has paid any dividends to the offshore companies.

Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the economic, political and legal environment in Hong Kong and that the PRC government will not in the future exert influence over changes to laws and regulations of Hong Kong to impose restrictions on the transfer of capital within, into and out of Hong Kong. Please see “Risk Factors — Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 43 of this prospectus. Based on the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI.

Cash dividends, if any, on our Ordinary Shares will be paid in USD. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%.

In order for us to pay dividends to our shareholders, we may rely on payments made from the PRC subsidiaries and the distribution of such payments to Sowell HK as dividends from the PRC subsidiaries. Certain payments as dividends from PRC subsidiaries to Sowell HK are subject to PRC taxes, including withholding taxes.

Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC company. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong company must be the beneficial owner of the relevant dividends; and (b) the Hong Kong company must directly hold no less than 25% of share ownership in the PRC company during the twelve (12) consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong company must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our Shenzhen Sowell to its immediate holding company, Sowell HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Sowell HK intends to apply for the tax resident certificate when Sowell Hangzhou and Sowell International plan to declare and pay dividends to Sowell HK. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” on page 49 of this prospectus.

Implications of the HFCA Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the AHFCAA, which would reduce the time period for the delisting of foreign companies under the HFCA Act to two consecutive years instead of three years. If our auditor cannot be inspected by the PCAOB for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Our auditor, WWC, P.C., an independent registered public accounting firm that issued the audit report for the years ended March 31, 2022 and 2023 included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. WWC, P.C., is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis.

Our auditor is not identified in the report issued by the PCAOB on December 16, 2021 as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit WWC, P.C. to provide audit work papers located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act. In addition, under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the AHFCAA, passed by the U.S. Senate on June 22, 2021, is signed into law, and this ultimately could result in our Ordinary Shares being delisted by the exchange. Further, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 52 of this prospectus.

Impacts of COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The outbreak has reached almost every country, resulting in the implementation of significant governmental measures from time to time, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The PRC government ordered quarantines, travel restrictions, and the temporary closure of stores and facilities from time to time, from March 2020 to November 2022. Companies also took precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses. Therefore, like many others, our business was temporarily and adversely impacted by the COVID-19 coronavirus outbreak to a certain extent: we experienced some resulting disruptions to our business operations from March 2020 to November 2022.

From 2020 to 2022, China implemented various restrictive measures in response to the COVID-19 pandemic, including imposing lockdowns and other restrictions from time to time. Since January 8, 2023, China government has lifted its restrictions. However, there are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

Summary of Significant Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below is a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry, beginning on page 21 of this prospectus, include, but are not limited to, the following:

•        We have a limited operating history and are subject to the risks encountered by early-stage companies. See a more detailed discussion of this risk factor on page 21 of this prospectus.

•        Our historical growth may not be indicative of our future performance, which is dependent upon factors beyond our control such as market conditions of the machine vision industry in China. See a more detailed discussion of this risk factor on page 21 of this prospectus.

•        Our business may be exposed to risks associated with an increasingly concentrated customer base. See a more detailed discussion of this risk factor on page 22 of this prospectus.

•        If we are unable to retain existing customers or attract new ones, or to attract sufficient spending from our customers, our business, results of operations and financial condition could be materially and adversely affected. See a more detailed discussion of this risk factor on page 21 of this prospectus.

•        If we lose the services of any of our key executive officers and other key employees, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed. See a more detailed discussion of this risk factor on page 23 of this prospectus.

•        The industry in which we operate is highly fragmented and intensively competitive, and if we fail to compete effectively with current or future competitors, our business, results of operations and financial conditions could be materially and adversely affected. See a more detailed discussion of this risk factor on page 25 of this prospectus.

•        Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business, reputation and competitive edge. Intellectual property is crucial to our competitiveness and success. See a more detailed discussion of this risk factor on page 28 of this prospectus.

•        If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected. See a more detailed discussion of this risk factor on page 58 of this prospectus.

Risks Related to Our Corporate Structure

Risks related to our corporate structure, beginning on page 32 of this prospectus, include, but are not limited to, the following:

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See a more detailed discussion of this risk factor on page 32 of this prospectus.

Risks Related to Doing Business in China

We are based in China and have substantially all of our operations in China. We face uncertainties related to doing business in China in general, including, but not limited to, the following:

•        Because substantially all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. PRC laws and regulations governing our current business operations may be revised from time to time with respect to the PRC legal system, such revision or changes in laws and regulations in China could have a material adverse effect on us. See a more detailed discussion of this risk factor on page 34 of this prospectus.

•        Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. See a more detailed discussion of this risk factor on page 41 of this prospectus.

•        With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See a more detailed discussion of this risk factor on page 36 of this prospectus.

•        The transfer of funds, dividends and other distributions between Sowell and our subsidiaries is subject to restriction. See a more detailed discussion of this risk factor on page 42 of this prospectus.

•        To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong. See a more detailed discussion of this risk factor on page 43 of this prospectus.

•        We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner. See a more detailed discussion of this risk factor on page 43 of this prospectus.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus. See a more detailed discussion of this risk factor on page 45 of this prospectus.

•        PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. See a more detailed discussion of this risk factor on page 47 of this prospectus.

Risks Related to Our Ordinary Shares and This Offering

Risks and uncertainties related to our Ordinary Shares and this offering, beginning on page 51 of this prospectus, include, but are not limited to, the following:

•        There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all. See a more detailed discussion of this risk factor on page 51 of this prospectus.

•        A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline. See a more detailed discussion of this risk factor on page 51 of this prospectus.

•        If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet the continued listing standards of the Nasdaq Capital Market. See a more detailed discussion of this risk factor on page 51 of this prospectus.

•        The market price for the Ordinary Shares may be volatile. See a more detailed discussion of this risk factor on page 54 of this prospectus.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. See a more detailed discussion of this risk factor on page 54 of this prospectus.

Compliance with Foreign Investment

The PRC Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Negative List (2021). The PRC Foreign Investment Law provides that (i) foreign-invested entities operating in “restricted” industries are required to obtain market entry clearance and other approvals from relevant PRC government authorities; and (ii) foreign investors shall not invest in any industries that are “prohibited” under the Negative List (2021). As of the date of this prospectus, we do not conduct any business that falls into the category of “restricted” industries or “prohibited” industries under the Negative List (2021).

Regulatory Development in the PRC

We are a holding company incorporated in the Cayman Islands with substantially all of our operations conducted by our operating entities in PRC. We are aware that, recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

In addition, on December 28, 2021, the CAC adopted an amended Cybersecurity Review Measures, which became effective on February 15, 2022. Pursuant to the amended Cybersecurity Review Measures, online platform operators holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. We believe we may not be subject to the cybersecurity review by the CAC, pursuant to the Cybersecurity Review Measures and the Data Security Management Regulations Draft (if it becomes effective as it is currently published), given that our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information.

On February 17, 2023, the CSRC issued the New Administrative Rules Regarding Overseas Listings, which came into effect March 31, 2023. According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. Our PRC counsel, Guangdong Zhuojian Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, our offering will be identified as an indirect overseas issuance and listing under the New Administrative Rules Regarding Overseas Listings. We are therefore subject to the approval, filing or other requirements of the CSRC in connection with this offering. We have timely submitted the filing with the CSRC as per requirement of the New Administrative Rules Regarding Overseas Listings, and the CSRC published the notification on our completion of the required filing procedures on May 30, 2024. However, if the filing procedures with the CSRC under the Trial Administrative Measures are required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all, and our future offerings will be contingent upon the completion of the filing procedures. See “Risk Factor — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” and “Regulations — Regulations Relating to Overseas Listings.”

On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed. While we believe we do not involve leaking any state secret and working secret of government agencies, or harming national security and public interest in connection with provision of documents, materials and accounting archives, there is uncertainty how the new provisions will be interpreted and implemented in the future, and we may be required to perform additional procedures in connection with the provision of accounting archives. For details, see “Regulations — Regulations Relating to Overseas Listings.”

Since these statements and regulatory actions are new, we cannot predict how the legislative or administrative regulation making bodies may respond and what existing or new laws or regulations or detailed implementations and interpretations may be modified or promulgated, if any. It is also uncertain what the potential impact such modified or new laws and regulations will have on PRC subsidiaries’ daily business operation, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. We were advised by our PRC counsel, Guangdong Zhuojian Law Firm, that except for the filling procedures with the CSRC and reporting of relevant information according to the Trial Administrative Measures, under existing PRC laws, we and our subsidiaries are not required to obtain other regulatory approval for this offering of our Ordinary Shares to foreign investors from the CSRC or other PRC authorities, or to pass cybersecurity review of the CAC, and we, and our subsidiaries have received, or will obtain all requisite permissions and approvals from PRC authorities for current business operation in the PRC and this offering of our Ordinary Shares to foreign investors. As of the date of this prospectus, none of those permissions or approvals has been revoked or denied by PRC authorities.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until a private company is otherwise required to comply with such new or revised accounting standards. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur as of the end of our fiscal year if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are incorporated in the Cayman Islands and more than 50% of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

•        we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive offices are located at Shenzhen Integrated Circuit Design Application Industry Park, Unit 505-3 Chaguang Road No. 1089, Nanshan District, Shenzhen, China. Our telephone number at this address is +86 400-616-9629. Our registered office in the Cayman Islands is currently located at the office of ICS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, which may be changed from time to time at the discretion of our directors. Our agent for service of process in the United States is Cogency Global Inc., with the address at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the PRC machine vision industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

Our reporting currency is U.S. dollar and our functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Other than in accordance with relevant accounting rules and as otherwise stated, the relevant exchange rates are listed below:

	Six Months Ended September 30, 2024	Six Months Ended September 30, 2023	Year Ended March 31, 2024	Year Ended March 31, 2023
Period Ended USD: RMB exchange rate	7.0176	7.2960	7.2203	6.8676
Period Average USD: RMB exchange rate	7.2023	7.1287	7.1671	6.8516

THE OFFERING

Issuer	Lianhe Sowell International Group Ltd
Securities Being Offered	2,000,000 Ordinary Shares, par value $0.0001 per share, on a firm commitment basis.
Over-Allotment	We have granted to the underwriters an option, exercisable for 30 days following the date of closing of this offering, to purchase up to 300,000 additional Ordinary Shares.
Offering Price	We expect that the initial public offering price will be $4.00 to $5.00 per Ordinary Share.
Ordinary Shares Outstanding Immediately Before This Offering	50,000,000 Ordinary Shares
Ordinary Shares Outstanding Immediately After This Offering	52,000,000 Ordinary Shares (or 52,300,000 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full).
Use of Proceeds

We estimate that we will receive net proceeds of approximately $6.3 million from this offering (or approximately $7.5 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $4.50 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus).

We plan to use the net proceeds we receive from this offering for (i) investment in our machine vision business (including industrial machine vision, face recognition and AI behavior analysis, weak current intelligence, and electronic customs clearance), to fund the research and development for new products and relevant market expansion; (ii) expansion of our spray painting robot business, including the preliminary assembling and installation of production equipment and machineries of an in-house production and assembly line for production of Nine-Axis Linkage Spray Painting Robots; and (iii) general corporate purposes and working capital. For details, see “Use of Proceeds” on page 60 of this prospectus for additional information. See also “Business — Manufacturing” on page 104 of this prospectus for details of our plan for installation of the new factory.

Representative’s Warrants

We have agreed to sell to the Representative (the “Representative’s Warrants”) to purchase up to a total of 69,000 Ordinary Shares (equal to 3% of the aggregate number of Ordinary Shares sold in the offering, including shares issued pursuant to the exercise of the over-allotment option) at a price equal to 120% of the price of our Ordinary Shares offered hereby. The Representative will receive Representative’s Warrants for the portion of the offering pursuant to the over-allotment option.

Lock-up

We, each of our directors, officers, and any other holders of 5% or more of our outstanding Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part, and certain minority shareholders as set forth in the underwriting agreement, have agreed or are otherwise contractually restricted for a period of 12 months after closing of this offering, without the prior written consent of the Representative, not to directly or indirectly sell, transfer, or otherwise dispose of any Ordinary Shares or similar securities. See “Underwriting” beginning on page 149 and “Shares Eligible for Future Sale” beginning on page 138 of this prospectus for more information.

Risk Factors

Investing in our Ordinary Shares involves a high degree of risk and purchasers of our Ordinary Shares may lose part or all of their investment. See “Risk Factors” beginning on page 21 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Listing

We have applied to list the Ordinary Shares for trading on The Nasdaq Capital Market under the symbol “LHSW.” The Ordinary Shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and Settlement	The Ordinary Shares are expected to be delivered against payment on [ ], 2025.
Dividend Policy	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.
Transfer Agent	Transhare Corporation

This prospectus assumes that the underwriters will not exercise their option to purchase additional Ordinary Shares in this offering, unless otherwise indicated.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of net income for the six months ended September 30, 2024 and 2023 and summary consolidated balance sheet data as of September 30, 2024 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations and comprehensive income for the years ended March 31, 2024 and 2023 and summary consolidated balance sheet data as of March 31, 2024 and 2023 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our summary consolidated data for the six months ended September 30, 2024 and 2023:

Interim Condensed Consolidated Statements of Operations Information

	For the Six Months Ended September 30, 2024
	Parent	Parent’s subsidiary	Elimination	Consolidated
Revenues	$—	$16,918,107	$—	$16,918,107
Cost of revenues	$—	$(13,327,901)	$—	$(13,327,901)
Gross profits	$—	$3,590,206	$—	$3,590,206
Total operating expense	$—	$(2,422,930)	$—	$(2,422,930)
Total other (expense) income, net	$(1,399)	$57,632	$—	$56,233
Net income	$(1,399)	$1,246,491	$—	$1,245,092
Comprehensive income	$(1,399)	$1,526,923	$—	$1,525,524
	For the Six Months Ended September 30, 2023
	Parent	Parent’s subsidiary	Elimination	Consolidated
Revenues	$—	$16,798,757	$—	$16,798,757
Cost of revenues	$—	$(12,948,658)	$—	$(12,948,658)
Gross profits	$—	$3,850,099	$—	$3,850,099
Total operating expense	$—	$(2,144,423)	$—	$(2,144,423)
Total other expenses, net	$—	$(9,713)	$—	$(9,713)
Net income	$—	$1,580,574	$—	$1,580,574
Comprehensive income	$—	$1,346,091	$—	$1,346,091

Interim Condensed Consolidated Balance Sheets Information

	As of September 30, 2024
	Parent	Parent’s subsidiary	Elimination	Consolidated
Total current assets	$7,387	$16,261,210	$—	$16,268,597
Total non-current assets	$—	$5,145,907	$—	$5,145,907
Total assets	$7,387	$21,407,117	$—	$21,414,504
Total current liabilities	$8,661	$11,281,657	$—	$11,290,318
Total non-current liabilities	$—	$322,108	$—	$322,108
Total liabilities	$8,661	$11,603,765	$—	$11,612,426
Shareholders’ equity	$(1,274)	$9,803,352	$—	$9,802,078
Total liabilities and shareholders’ equity	$7,387	$21,407,117	$—	$21,414,504

Interim Condensed Consolidated Cash Flows Information

	For the Six Months Ended September 30, 2024
	Parent	Parent’s subsidiary	Elimination	Consolidated
Net cash used in operating activities	$(1,399)	$(860,469)	$—	$(861,868)
Net cash used in investing activities	$—	$(19,436)	$—	$(19,436)
Net cash provided by financing activities	$8,786	$779,698	$—	$788,484
	For the Six Months Ended September 30, 2023
	Parent	Parent’s subsidiary	Elimination	Consolidated
Net cash used in operating activities	$—	$(376,257)	$—	$(376,257)
Net cash used in investing activities	$—	$(2,928)	$—	$(2,928)
Net cash used in financing activities	$—	$(187,861)	$—	$(187,861)

The following table presents our summary consolidated data for the years ended March 31, 2024 and 2023:

Consolidated Statements of Operations and Comprehensive Income Information

	For the Year Ended March 31, 2024
	Parent	Parent’s subsidiary	Elimination	Consolidated
Revenues	$—	$36,598,667	$—	$36,598,667
Cost of revenues	$—	$(28,636,850)	$—	$(28,636,850)
Gross profits	$—	$7,961,817	$—	$7,961,817
Total operating expense	$—	$(4,978,957)	$—	$(4,978,957)
Total other (expenses) income, net	$—	$(55,413)	$—	$(55,413)
Net income	$—	$2,817,825	$—	$2,817,825
Comprehensive income	$—	$2,630,710	$—	$2,630,710
	For the Year Ended March 31, 2023
	Parent	Parent’s subsidiary	Elimination	Consolidated
Revenues	$—	$13,070,586	$—	$13,070,586
Cost of revenues	$—	$(9,715,604)	$—	$(9,715,604)
Gross profits	$—	$3,354,982	$—	$3,354,982
Total operating expense	$—	$(1,522,682)	$—	$(1,522,682)
Total other income (expenses), net	$—	$8,052	$—	$8,052
Net income	$—	$1,610,055	$—	$1,610,055
Comprehensive income	$—	$1,510,046	$—	$1,510,046

Consolidated Balance Sheets Information

	As of March 31, 2024
	Parent	Parent’s subsidiary	Elimination	Consolidated
Total current assets	$—	$15,475,914	$—	$15,475,914
Total non-current assets	$—	$3,653,973	$—	$3,653,973
Total assets	$—	$19,129,887	$—	$19,129,887
Total current liabilities	$—	$10,878,250	$—	$10,878,250
Total non-current liabilities	$—	$402,717	$—	$402,717
Total liabilities	$—	$11,280,967	$—	$11,280,967
Shareholders’ equity	$—	$7,848,920	$—	$7,848,920
Total liabilities and shareholders’ equity	$—	$19,129,887	$—	$19,129,887

	As of March 31, 2023
	Parent	Parent’s subsidiary	Elimination	Consolidated
Total current assets	$—	$8,963,694	$—	$8,963,694
Total non-current assets	$—	$275,499	$—	$275,499
Total assets	$—	$9,239,193	$—	$9,239,193
Total current liabilities	$—	$5,772,942	$—	$5,772,942
Total non-current liabilities	$—	$218,139	$—	$218,139
Total liabilities	$—	$5,991,081	$—	$5,991,081
Shareholders’ equity	$—	$3,248,112	$—	$3,248,112
Total liabilities and shareholders’ equity	$—	$9,239,193	$—	$9,239,193

Consolidated Cash Flows Information

	For the Year Ended March 31, 2024
	Parent	Parent’s subsidiary	Elimination	Consolidated
Net cash used in operating activities	$—	$(2,075,626)	$—	$(2,075,626)
Net cash used in investing activities	$—	$(72,126)	$—	$(72,126)
Net cash provided by financing activities	$—	$1,616,038	$—	$1,616,038
	For the Year Ended March 31, 2023
	Parent	Parent’s subsidiary	Elimination	Consolidated
Net cash used in operating activities	$—	$(1,469,694)	$—	$(1,469,694)
Net cash used in investing activities	$—	$(5,257)	$—	$(5,257)
Net cash provided by financing activities	$—	$2,083,292	$—	$2,083,292

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the market value of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

Our historical growth may not be indicative of our future performance, which is dependent upon factors beyond our control such as market conditions of the machine vision industry in China.

Our total revenues increased by $119,350 or 0.7% from $16,798,757 for the six months ended September 30, 2023 to $16,918,107 for the six months ended September 30, 2024. Our total revenues increased by $23.5 million or 180.0% from $13.1 million for the year ended March 31, 2023 to $36.6 million for the year ended March 31, 2024. Our historical growth rate and results may not be indicative of our future growth or performance, and we cannot assure you that we will grow at the same rate as we did in the past or avoid any decline. There is an inherent risk in using our historical financial information to project or estimate our financial performance in the future, as it only reflects our past performance under particular conditions. We may not be able to sustain our historical growth rate, revenue, gross margin and return on net assets for various reasons, some of which are beyond our control, including deterioration in the market conditions of the machine vision industry in China, macro-economic measures taken by the PRC government to manage economic growth and intensified competition in the industry. If we fail to successfully address any of the foregoing risks and uncertainties, our business, results of operations and financial condition may be materially and adversely affected. In addition, our future performance will depend in part on our ability to effectively manage our growth and deal with any and all issues that may potentially hinder our growth. As our operations grow in scale, scope and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to maintain the necessary level of discipline or fail to allocate limited resources effectively in our organization as it grows, our business, results of operations and financial condition could be materially and adversely affected. To effectively manage our growth, we will also need to implement a variety of new and upgraded operational, technological and financial systems, procedures and controls, including the improvement of our accounting, actuarial, claims and other internal management systems and the enhancement of our compliance and risk control capabilities. The expansion of our business may increase our exposure to liquidity risk, credit risk and operational risk. We expect that we will need to continue to devote substantial financial, operational and technical resources to managing our growth and implementing our business strategies. In order to attain and maintain profitability, we will need to recruit, develop and retain skilled and experienced personnel, which will increase our cost. Our results of operations and financial condition may not always meet the expectations of public market analysts or investors, and may vary from period to period due to a variety of factors beyond our control, which could cause the price of our Ordinary Shares to decline.

If we are unable to retain existing customers or attract new ones, or to attract sufficient spending from our customers, our business, results of operations and financial condition could be materially and adversely affected.

In order to increase our revenue and maintain our growth, we must retain existing customers and attract new ones, and encourage their usage of our services. We actively maintain long-term strategic cooperation relationships with some of our repeating customers. Our success depends in large part on our ability to continue to offer high-quality products and services in a cost-effective manner. Customers may cease their usage of our products and services or may only be willing to purchase our products and services at reduced prices if we do not deliver products and services in an effective manner, or if they do not believe that their spending with us will generate a competitive return or effect as compared to alternative providers, which will adversely affect our business. Our ability to retain existing customers and attract new ones also depends on the following factors, some of which are out of our control:

•        our brand recognition and market presence;

•        the competitiveness of our pricing and payment terms for our customers, which may, in turn, be constrained by our capital and financial resources;

•        the market acceptance of new products and services and functionalities we may introduce;

•        Our ability to continue investing in R&D to accommodate our customers’ need;

•        mergers, acquisitions or other consolidation among market players; and

•        the effects of domestic and global economic conditions on the development of the machine vision industry generally.

If we are unable to retain our existing customers and attracting new customers due to any of the foregoing factors, our business will be adversely affected. Further, if our existing customers decrease or cease their usage of our services, we may be unable to acquire new customers that spend similarly or even more for our services, and our ability to maintain and/or grow our revenue may be materially and adversely affected.

Our business may be exposed to risks associated with an increasingly concentrated customer base.

We currently do not enter into any long-term framework agreement with our customers, except for the long-term framework agreements with Dongguan Kangzhihui Electronics Co., Ltd. and Shenzhen Zhongnan High-tech Co., Ltd. With our technologically advanced products and customer service, we have formed long-term cooperative relationships with some of our repeating customers, providing our machine vision technology empowered solutions and face recognition products to our customers’ factories in both China and overseas. With a number of our repeat customers, we have been cooperating with them to provide product or services for a long time. Despite the fact that we do not enter into long-term framework agreements with most of our repeat customers, we were reached out by our customers repeatedly given our product quality, competitive price offering, and attentive customer service, which is evidenced by sales revenue generated from repeat customers over the years. We believe our long-term cooperative relationship with our customers enabled us to form substantial understanding of our customers’ business and operational needs, so that we could provide more compatible product solutions catered to their specific needs.

For all customers to whom we provide machine vision solutions, we enter into standard sales agreement for each of specific purchase order. Such standard sales agreement typically provide, among others: (i) Sowell should provide products that are in compliance with national standard or identical to samples provided to Buyer; (ii) Buyer shall place purchase orders, and Sowell shall deliver products in accordance with delivery instructions as specific in the purchase orders; (iii) Sowell shall provide invoice to Buyer within 15 days since ordering, and the payment terms would be specified in purchase orders; (iv) Buyer may dispute regarding quality of products delivered, and upon Buyer’s dispute, Seller shall provide after-sale remedy solution within 5 days; and (iv) both Sowell and Buyer shall keep confidential technological detail of the other party obtained during course of performance.

Our long-term framework agreements with Dongguan Kangzhihui Electronics Co., Ltd. contains substantially similar provisions as our standard sales agreement typically entered into for each specific purchase order, without special terms such as price-lock or minimum purchase orders, but with a longer term to cover product sales from November 2024 to November 2026. On March 15, 2024, we also entered into a non-exclusive strategic cooperation agreement with Shenzhen Zhongnan High-tech Co., Ltd. for sales of machine vision examination devices applicable to manufacturing of LCD screens. The non-exclusive strategic cooperation agreement provides that (i) Sowell will provide in total 50 sets of devices to Shenzhen Zhongnan High-tech Co., Ltd. at a fixed price; (ii) certain other terms of the sales and purchase, including the delivery addres and payment term, will be subject to specific purchase orders; (iii) the devices should be delivered within 45 days since Sowell receives pre-payment; (iv) Sowell will arrange installation and adjustment after the delivery and buyer may dispute quality of products delivered within 15 days of delivery; (v) Sowell will provide free-of-charge after-sale maintenance service for one year; and (vi) the agreement shall be non-exclusive and parties may work with other parties on sales and purchase of similar devices during the term.

For the six months ended September 30, 2024, purchases from three customers, Shenzhen Zhongnan High-tech Co., Ltd., Dongguan Kangzhihui Electronics Co., Ltd., and Shenzhen Qianhai Yihulian Technology Investment Co., Ltd. accounted for 35.1%, 21.5%, and 13.8% of our total revenue, respectively. For the six months ended September 30, 2023, three customers, Dongguan Kangzhihui Electronics Co., Ltd., Dongguan Kangjia New Material Technology Co., Ltd., and Shenzhen Qianwan Hangshi Technology Co., Ltd. accounted for 23.4%, 17.2%, and 13.1% of our total revenue, respectively. As of September 30, 2024, purchases from two customers, Shenzhen Zhongnan High-tech Co., Ltd. and Shenzhen Qianhai Yihulian Technology Investment Co., Ltd. accounted for 39.9% and 16.7% of our accounts receivable, respectively. As of September 30, 2023, purchases from three customers, Shenzhen Zhongnan High-tech Co., Ltd., Shenzhen Qianwan Hangshi Technology Co., Ltd., and Beijing Xindun Shidai Technology Co., Ltd. accounted for 20.4%, 20.9%, and 10.1% of our accounts receivable. For the year ended March 31, 2024, purchases from two customers, Dongguan Kangzhihui Electronics Co., Ltd., and Shenzhen Qianwan Hangshi Technology Co., Ltd. accounted for 16.1% and 12.8% of our total revenue, respectively. For the year ended March 31, 2023, purchases from four customers, Dongguan Kangzhihui Electronics Co., Ltd., Dongguan Kangjia New Material Technology Co., Ltd., Bokaili Enterprise (Shenzhen) Co., Ltd., and Dongguan Tongtongshou Mechanical Equipment Co., Ltd., accounted for 17.6%, 16.4%, 14.3%, and 12.6% of our total revenue, respectively. As of year ended March 31, 2024, purchases from three customers, Shenzhen Qianwan Hangshi Technology Co., Ltd., Shenzhen Zhongnan High-tech Co., Ltd. and Beijing Xindun Shidai Technology Co., Ltd. accounted for 20.9%, 20.4%, and 10.1% of our total accounts receivable.

There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. Changes to or reductions in the buying patterns of these larger customers may expose our business and results of operations to greater volatility. The mix and type of customers, and sales to any single customer, may vary significantly from quarter to quarter and from year to year, and have a significant impact on our financial condition, results of operations and cash flows. If customers do not place orders, or they substantially reduce, delay or cancel orders, we may not be able to replace the business, which may have a significant adverse impact on our results of operations and financial condition. Major customers may seek pricing, payment, intellectual property-related, or other commercial terms that are less favorable to us, which may have a negative impact on our business. The concentration of our customer base also increases our risks related to the financial condition of our customers, and the deterioration in financial condition of customers or the failure of customers to perform their obligations could have a material adverse effect on our results of operations and cash flows.

We rely on a limited number of suppliers for our products. A loss of any of these suppliers could negatively affect our business.

We rely on a limited number of suppliers for our products, which exposes us to supply chain and other risks. For the six months ended September 30, 2024, two suppliers, Shenzhen Jinweifeng Supply Chain Management Co., Ltd. and Fanyi Shangxing (Zhengzhou) Technology Co., Ltd. accounted for 19.7% and 13.8% of our total purchase, respectively. For the six months ended September 30, 2023, four suppliers, Shenzhen Jinweifeng Supply Chain Management Co., Ltd., Shenzhen Lanjian Technology Co., Ltd., Dongguan Haike Electronics Co., Ltd., and Shenzhen Ruixingda Machinery Equipment Co., Ltd. accounted for 26.6%, 33.6%, 13.1%, and 13.0% of our total purchase, respectively. For the year ended March 31, 2024, two suppliers, Shenzhen Lanjian Technology Co., Ltd. and Shenzhen Jinweifeng Supply Chain Management Co., Ltd. accounted for 23.7% and 16.6% of our total purchase, respectively. For the year ended March 31, 2023, two suppliers, Shenzhen Jinweifeng Supply Chain Management Co., Ltd. and Shenzhen Zhongnan High-tech Co., Ltd. accounted for 41.7% and 15.0% of our total purchase, respectively.

Although we believe we have alternatives for the suppliers for the key components of our products, our reliance on a limited number of suppliers for the components and parts for our products increase our supply chain risk. In addition, we do not have long-term binding commitments with any of our suppliers and instead operate on a purchase order basis. Therefore, we have no guarantee that they will continue to supply products or components for us on an ongoing basis. In the event of interruption from any of our suppliers, we may not be able to replace or increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays.

Our suppliers have no obligation to continue to accept purchase orders from us, and we may be unable to get them to accept additional orders or engage an alternate supplier on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, it may take a significant amount of time to identify a supplier that has the capability and resources to provide high-definition camera for our machine vision products in sufficient volume. Identifying suitable suppliers is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our significant suppliers could have an adverse effect on our business, financial condition, and results of operations.

If we lose the services of any of our key executive officers and other key employees, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.

Our future success depends on the continued service of our key executive officers and other key employees. We benefit from the leadership of a strong management team with proven vision, rich professional work experience, and extensive knowledge of China’s machine vision industry. We also rely on a number of key personnel for the development and operation of our business. In addition, we will need to continue attracting and retaining skilled and experienced staff for our businesses to maintain our competitiveness. If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all and may incur additional expenses to recruit and train new personnel, our business could be materially and adversely affected. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose know-how, trade secrets and customers.

Our business could suffer if we are unable to retain or hire quality employees.

We maintain a professional R&D and management team. We intend to continue to invest resources in our R&D team to maintain and improve our product quality. Nevertheless, the demand and competition for talents is intense in our industry, particularly for skilled research personnel. Therefore, we may need to offer high compensation and additional benefits to maintain a skilled R&D team, which could increase our expenses. If we fail to compete effectively for talents, or to retain existing research personnel, or fail to otherwise maintain an experienced team at reasonable costs, our R&D capabilities would be negatively affected. If we are unable to offer high-quality products and services in a cost-effective manner, our customers’ experience may be adversely affected, and our business, results of operations and financial condition may be materially and adversely affected as a result.

All of our employees, including each of our executive officers and key employees, have entered into confidentiality agreements with us, which contains customary non-compete provisions. Although non-compete provisions are generally enforceable under PRC laws, PRC legal practice regarding the enforceability of such provisions is not as well-developed as in countries such as the United States. Thus, if we need to enforce our rights under the non-compete provisions, we cannot assure you that a PRC court would enforce such provisions. If we lose the services of any of our key executive officers, senior management, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, trademark, and copyright and non-disclosure agreements and other methods to protect our intellectual property rights. As of the date of this prospectus, we owned 11 invention patents, 17 utility model patents, four appearance design patents, 53 software copyrights, and ten trademarks. This intellectual property has allowed our products to earn market share in the industry.

The process of seeking patent protection can be lengthy and expensive, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position. There can be no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial conditions and results of operations.

We utilize open-source software in certain aspects of our technologies.

Certain aspects of our technologies, software and systems utilize open-source software. Our use of open-source software allows our in-house software development team to collaborate with a global community of independent software developers and provides us with access to binary and source code. In addition, our use of open-source software allows us to install the software on a large number of computers if necessary and to modify the software as we may so desire. The licenses governing the open-source software may require any source code that is developed using such open-source software be made publicly available, and that any modifications or derivative works developed through such open-source software to continue to be licensed under the relevant open-source licenses. If we fail to comply with the terms and conditions of any applicable open-source license, we may be subject to claims from third parties for infringement of their intellectual property rights and may be required to obtain licenses from such third parties for the continued application and use of such software, on terms which may not be favorable to us. If such licenses cannot be obtained, we may also be required to re-engineer our technology and systems to remove or replace the open-source software, or to discontinue the relevant technology altogether. We may also be required to pay monetary damages or be required to release or license the source code for our proprietary technology which was developed in-house using such open-source code.

A developer of open-sources software may have a copyright in its work. The copyright holder may subject the open-source software program to the General Public License (GPL) by providing notice that it may be distributed under the terms of the GPL. In doing so, the copyright holder licenses use the right to copy, distribute or modify the software. We are obligated to provide notice of the copyright if we distribute the open-source software or modifications thereof.

In addition, our use of open-source software can pose liability issues, as open-source licensors do not typically provide warranties or indemnities in respect of their open-source software. Further, as the source code for open-source software is made publicly available, there may be additional security risks imposed on us, as hackers or other third parties may be able to easily breach our software and systems which rely on open-source software.

Furthermore, if we incorporate open-source software into any of our proprietary software programs, even if a relatively small part of the whole program, it has the potential to contaminate the whole program so that none of it can be proprietary. In addition, there are no warranties from the developers of open-source software that the open-source software will perform as intended.

Breaches of and other types of security incidents could negatively impact our business, our brand and reputation, our ability to retain existing customers and attract new customers, may cause us to incur significant liabilities and adversely affect our business, results of operations, financial condition, and future prospects.

Our operation may necessitate periodic collection, usage, storage, transmission, or processing of data or information. While we take steps to mitigate our cyberattack risks and protect the confidential information that we may have access to, including but not limited to installation and periodical updates of antivirus software and backup of information on our computer systems, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any cybersecurity incident, accidental or willful security breaches or other unauthorized access to our systems could cause confidential information to be stolen and used for criminal purposes. Cybersecurity incidents, security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with our business partners could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected. Additionally, if we fail to protect confidential information, we may be susceptible to potential claims such as breach of contract, negligence or other claims. Such claims will require significant time and resources to defend and there can be no assurances that favorable final outcomes will be obtained. In addition, the costs to respond to a cybersecurity event or to mitigate any identified security vulnerabilities could be significant, including costs for remediating the effects of such an event, paying a ransom, restoring data from backups, and conducting data analysis to determine what data may have been affected by the breach. In addition, our efforts to contain or remediate a security breach or any system vulnerability may be unsuccessful, and our efforts and any related failures to contain or remediate any breach or vulnerabilities could result in interruptions, delays, loss in customer trust, harm to our reputation, and increases in our insurance premiums that we may acquire.

The industry in which we operate is highly fragmented and intensively competitive, and if we fail to compete effectively with current or future competitors, our business, results of operations and financial conditions could be materially and adversely affected.

The machine vision industry in China is highly fragmented and intensely competitive. Market players in the machine vision industry include various multinational corporations and domestic brands that are rapidly growing. Our ability to grow and stand out among our peers and competitors in this highly fragmented industry depends on many factors, including our ability to expand our geographical coverage in China, our ability to deliver products meeting our customers’ high technical demands, our brand influence, and our brand reputation. We cannot assure you that we will achieve any of the foregoing goals, and the failure to achieve such goals could materially and adversely affect our business, results of operations and financial condition. Moreover, the highly fragmented market has presented significant likelihood for market consolidation. If one or more of our competitors, especially other top players in the market, were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively or may even cause us to lose our current position in the market, which may in turn materially and adversely affect our reputation, business, results of operations and financial condition.

Fluctuation in the value of the Renminbi may have a material adverse effect on the value of your investment.

Our financial statements are expressed in USD. However, substantial of our revenues and expenses are denominated in Renminbi (RMB). Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our Ordinary Shares will be affected by the foreign exchange rate between USD and RMB because the primary value of our business is effectively denominated in RMB, while the Ordinary Shares will be traded in USD.

The value of the RMB against the USD and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rate and achieve certain exchange rate targets, and through such intervention kept the USD-RMB exchange rate relatively stable.

As we may rely on dividends paid to us by our PRC subsidiaries, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our Ordinary Shares in foreign currency terms. For example, to the extent that we need to convert USD we receive from this offering into for our operations, appreciation of the RMB against the USD would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into USD for the purpose of making payments for dividends on our Ordinary Share or for other business purposes, appreciation of the USD against the RMB would have a negative effect on the USD amount available to us. Furthermore, appreciation or depreciation in the value of the RMB relative to the USD would affect our financial results reported in USD terms without giving effect to any underlying change in our business or results of operations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert into foreign currencies.

The success of our business depends on our ability to maintain and enhance our brand.

We believe that maintaining and enhancing our brand is significant to the success of our business. Our operational and financial performance is highly dependent on the strength of our well-recognized brand, which is critical for forging long-term relationships in our industry. However, we cannot assure you that we will be able to maintain and enhance our brand in China’s machine vision industry. In addition, negative publicity about us, our products and services, operations and our management could threaten the perception of our brand. We may receive negative publicity, including negative Internet and blog postings about our Company, our business, our management, our services or our affiliates. Such negative publicity may come from malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such negative publicity and may be required to spend significant time and incur substantial costs to defend ourselves, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and customer confidence can also arise for many other reasons, including misconduct of our employees or any third parties we conduct business with. As a result, our brand may suffer in the marketplace, our operational and financial performance may be negatively affected and the price of our Ordinary Shares may decline.

We may not be able to successfully compete with our competitors, which could materially and adversely affect our business, results of operations and financial condition.

The machine industry in China is becoming increasingly competitive, and we expect it to remain so. New competitors can easily enter into the machine vision industry since there are no significant barriers to entry. We also face many competitors in our industry where a number of competitors have been in business longer than us. Competing companies may have significantly greater financial and other resources than we have and may offer products and services that are more attractive to prospective customers; and increased competition would have a negative impact on both our revenues and our profit margins. We compete with both various multinational corporations and domestic brands that are rapidly growing. We compete based on a number of factors, including without limitation product quality and stability, R&D capabilities, brand reputation, management systems, and production processes. If we fail to compete effectively against our competitors, our business, results of operations and financial condition would be materially and adversely affected. Our competitors may operate with different business models, have different cost structures, participate selectively in different market segments or offer a wider range of products and services. They may ultimately prove to be more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products and services. Our competitors may also have longer operating histories, more extensive customer base, greater brand recognition and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may also from time to time solicit our employees in order to compete in each of our business lines; and certain of our services are newly developed and may fail to compete effectively and achieve market adoption. If we are unable to compete effectively with our competitors, we could experience a decline of our market share, which in turn would materially and adversely affect our business, results of operations and financial condition.

The implementation of our expansion plan may not be successful and may lead to increases in our costs and expenses, which may adversely affect our profitability, business, results of operations and financial condition.

As part of our growth strategies, we intend to, among others, strengthen our market position in China’s machine vision industry. In particular, we plan to promote our Nine-Axis Linkage Spray Painting Robot to quickly capture market share through increased investments and intensified marketing initiatives. We have not started manufacturing of Nine-Axis Linkage Spray Painting Robots and we are currently implementing a plan for the mass production of the robots with an in-house production and assembly line, which is planned in four-stages to be completed by March 2028. By the end of 2025, we aim to complete Stage I and a portion of Stage II, to establish a preliminary in-house production and assembly line for the robot, which will enable the factory to launch production with an initial investment of approximately $10 million, to be covered partially with 45% of our proceeds from this Offering (approximately $3.4 million, assuming the over-allotment option is exercised in full), with the remaining portion of the $10 million (approximately $6.6 million, assuming the over-allotment option is exercised in full), to be supplemented by potential bank loans or other financial options. We expect to seek additional funding of the remaining Stage II by exploring potential private financings, bank loans, follow-on offerings, and other financing options available to the Company. As of the date of this prospectus, we have not secured such bank loans or other financial options. We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all to support the expansion plan. See “— We will require additional financing to accomplish our business strategy.” on page 31 of this prospectus. As of the date of this prospectus, we have incorporated Anhui Sowell which will act as the operating entity of the Robot Production Line, and are in discussion with potential landlords in Bengbu, Anhui province. We estimate that we will invest approximately $85 million in four stages to complete the installation of the new factory. See “Business — Manufacturing” on page 104 of this prospectus for details of our plan for installation of the new factory.

There is no assurance that we can successfully implement such strategies to capture the market demand or that such strategies can be implemented according to our proposed schedules and estimated costs, due to various factors, such as the sufficiency of financial resources, and our ability to employ sufficient and competent personnel. In addition, benefits to be generated from such expansion plan, such as increase in revenue, may not be as expected due to factors beyond our control, such as changes in general market conditions and customer demands, the economic and political environment in the areas where we intend to expand into. Furthermore, in carrying out our expansion plan, we expect to incur additional costs and expenses, such as installation costs, employee benefit expenses, selling and marketing expenses, rental expenses and depreciation and amortization. Our plan to strengthen our sales and marketing efforts through building a sales network and participating industry conferences is also expected to result in an increase in our selling and marketing expenses. Such factors may cause a delay in realizing the benefits of our expansion plan and an increase in our overall costs and expenses, or even prevent us from generating sufficient earnings to cover the costs and hence, our results of operations, in particular our profitability, may be adversely affected.

The continued expansion of our business may also place significant strain on our managerial, operational, technological, financial and other resources. To manage and support our growth, we may need to improve our existing operational and administrative systems, improve our financial and management controls, and enhance our ability to recruit, train and retain additional qualified personnel. All of these endeavors will require substantial attention and time from management and may incur significant additional expenditures. We cannot assure you that we will be able to manage our future growth effectively and efficiently, and our ability to capitalize on new business opportunities may be materially and adversely affected if we fail to do so, which could in turn materially and adversely affect our business, results of operations, financial condition and prospects.

In view of the above-mentioned uncertainties, there is no assurance that our expansion plan will materialize, or be completed by the predetermined timeframe, or that our objectives will be fully or partially achieved. In the event that we fail to implement our expansion plan as planned, or our expansion plan fails to achieve expected benefits, our profitability, results of operations and financial condition may be materially and adversely affected.

Improvements to our existing products and services and introduction of new products and services may not be successful or may fall short of expected results.

Our success depends in large part on our ability to improve our existing products and services, introduce new products and services and enhance our market competitiveness. The success of any improvement or new products and service depends on a number of factors, including actual performance, pricing level, market competition, industry trend and customer demand, many of which are beyond our control. However, our future plans may require us to devote significant financial and managerial resources, and we cannot assure you that we will achieve our goals to successfully improve our existing products and services and achieve market acceptance of our new products and services, which could compromise our ability to serve our users and customers effectively. If our products and services become less attractive to existing and potential users and customers, our business, results of operations and financial condition may be materially and adversely affected.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business, reputation and competitive edge. Intellectual property is crucial to our competitiveness and success.

Unauthorized use of our intellectual property may adversely affect our business and reputation. We rely on a combination of contractual restrictions, confidentiality procedures, and intellectual property registrations to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain or use our intellectual property, including seeking court declaration that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken may not fully prevent misappropriation of our intellectual property. We may not be able to detect all such unauthorized use in a timely manner and, even if we could, technological measures may be insufficient to stop their operations, and could require us to expend significant financial or other resources. Furthermore, the practice of intellectual property rights enforcement action by Chinese regulatory authorities is at its early stage of development and is subject to significant uncertainty. We may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, and thus may adversely affect our business. In addition, there is no assurance that we will be able to enforce our intellectual property rights effectively or otherwise prevent others from the unauthorized use of our intellectual property. Failure to adequately protect our intellectual property could materially and adversely affect our brand name and reputation, and our business, results of operations and financial condition.

Third parties may claim that we infringed their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We have implemented operational protocols to use our best efforts to ensure compliance with intellectual property laws. However, there can be no assurance that third-party right holders will not assert intellectual property infringement or other related claims against us in the future. Defending against these claims is costly and can impose a significant burden on our management and resources. Such claims may harm our reputation. Any liability or expenses resulting from such claims, or necessary changes to our services to reduce the risk of future liability, may have a material adverse effect on our business, results of operations and financial condition.

Non-compliance with law on the part of any third parties with which we conduct business could disrupt our business and adversely affect our results of operations and financial condition.

Third parties with which we conduct business may be subject to regulatory penalties or punishments because of their regulatory compliance failures or may be infringing upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. Although we conduct review of legal formalities and certifications before entering into contractual relationships with third parties, and use our best efforts to take measures to reduce the risks that we may be exposed to in case of any non-compliance by third parties, we cannot be certain whether such third party has violated any regulatory requirements or infringed or will infringe any other parties’ legal rights. As a result, our business, results of operations and financial condition could be materially and adversely affected.

We cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. We cannot assure you that we will be able to identify irregularities or non-compliance in the business practices of third parties we conduct business with, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputations, and may in turn affect our business, results of operations and financial condition.

We may be involved in legal proceedings or arbitration claims, and the court ruling or arbitration award may not be favorable to us.

We were not and currently are not involved in any litigation or arbitration proceedings pending or, to our knowledge, threatened against us or any of our directors that could have a material and adverse effect on our reputation, business, financial condition or results of operations. Therefore, no provision was made for legal proceedings or arbitration claims. However, we cannot assure you that there will not be such proceedings or claims in the future or any proceedings or claims during the ordinary course of our business (including but not limited to those in relation to contract disputes between us and our customers). We may also bring legal proceedings against others. We may incur enormous legal costs and, if the outcomes of these legal proceedings or arbitration claims are unfavorable to us, we may be confronted with significant legal liabilities, waste enormous legal costs incurred, and/or suffer financial or reputational damages, which may materially and adversely affect our business, financial condition, and results of operations.

Immediate impact on global economy caused by the ongoing Russian invasion of Ukraine and any other conflicts could adversely affect our business and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets and supply and distribution chains for certain raw materials and goods and services on an unprecedented scale. The impact of the sanctions has also included disruptions to financial markets, an inability to complete financial or banking transactions, restrictions on travel and an inability to service existing or new customers in a timely manner in the affected areas of Europe. The Russian Federation could resort to cyberattacks and other action that impact businesses across the United States, the European Union and other nations across the globe including those without any direct business ties to the Russian Federation. The Russian invasion of Ukraine has continued to escalate without any resolution of the invasion foreseeable in the near future with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain.

The U.S. and the European Union responded to Russia’s invasion of Ukraine by imposing various economic sanctions on the Russian Federation to which the Russian Federation has responded in kind. The United Kingdom, Japan, South Korea, Australia and other countries across the globe have imposed their own sanctions on the Russian Federation. The United States, the European Union and such other countries acting together or separately could impose wider sanctions or take further actions against the Russian Federation if the conflict continues to escalate. Multinational corporations and other corporations and businesses with business and financial ties to the Russian Federation have either reduced or eliminated their ties to the Russian Federation in a manner that often exceeds what is required pursuant to sanctions by these countries. While we do not have any direct business or financial ties to the Russian Federation or Ukraine as part of our own business, the impact of higher energy prices and higher prices for certain goods and services resulting in higher inflation and disruptions to financial markets across the globe may impact our business in the future.

In addition, any deterioration in credit markets resulting directly or indirectly from the ongoing Russian invasion of Ukraine could limit our ability to obtain external financing to fund our operations and capital expenditures. Adverse economic conditions may also result in a higher rate of losses on accounts receivables that we accrue in the future due to credit defaults. As a result, a downturn in the worldwide economy resulting from the Russian invasion of Ukraine and other conflicts with a global impact that may arise from time to time could have a material adverse effect on our business, results of operations, and/or financial condition.

We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the recent COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or, most recently, COVID-19) or other outbreaks of epidemics or diseases.

The COVID-19 outbreak in early 2020 has already had an adverse and long-term impact on economic and social conditions worldwide and will likely continue, and the worsening, continuation or recurrence of the COVID-19 outbreak could have a negative impact on our business operations. In January and February 2020, in response to the COVID-19 outbreak, the Chinese government adopted a home quarantine to avoid the spread of the COVID-19 outbreak.

In addition, while we have closely monitored the health status of our employees, we cannot assure you that there will be no confirmed cases of COVID-19 among our employees and that, in the event of an infection, affected facilities may need to suspend operations and our employees may need to be quarantined.

In addition, an infectious disease outbreak on a global scale could affect the investment climate and lead to intermittent volatility in global capital markets, which could also adversely affect global economies. With the rapid rise in infections, many countries have issued travel advisories restricting travel to affected areas. These policies have severely damaged local and cross-border business activities worldwide. The impact has included a significant reduction in tourist arrivals, business exchanges and social functions in the affected countries and regions, as well as economic slowdowns. Global financial markets have become highly volatile and the risk of a global recession has increased significantly. Even if the COVID-19 outbreak is contained and the policies and recommendations implemented by the relevant governments to combat the virus are withdrawn, there is no assurance that the overall economic performance of the affected countries and regions will improve in a short period of time. The outbreak, worsening, continuation, recurrence, or variant of pandemic COVID-19 or any other infectious disease could have a continuing adverse effect on the global economy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

A severe or prolonged downturn in Chinese or global economy could materially and adversely affect our business, results of operations, financial condition and prospects.

The global macroeconomic environment is facing challenges, including the US-China trade war, the end of quantitative easing and start of interest rate hike by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the Russian Federation’s invasion of Ukraine. The Chinese economy has shown slower growth since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. Recent international trade disputes, including tariff actions announced by the United States, China and certain other countries, and the uncertainties created by such disputes may cause disruptions in the international flow of goods and services and may adversely affect the Chinese economy as well as global markets and economic conditions. In addition, the recent market panics over the global outbreak of COVID-19 and the drop in oil prices materially and negatively affected the global financial markets, which may cause slowdown of the global economy. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in Chinese or the global economy may materially and adversely affect our business, results of operations, financial condition and prospects.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

We may require additional capital beyond those generated by this offering from time to time to grow our business. Accordingly, we may need to sell additional equity or debt securities. Future issuances of equity or equity-linked securities could significantly dilute our existing shareholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Ordinary Shares. The incurrence of debt financing would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•        our market position and competitiveness in the machine vision industry;

•        our future profitability, overall financial condition, results of operations and cash flows;

•        general market conditions for fundraising activities by AI technology companies in China; and

•        economic, political and other conditions in China and internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth could be significantly impaired, and our business and prospects could be materially and adversely affected.

We will require additional financing to accomplish our business strategy.

As part of our growth strategies, we are currently implementing a plan for the mass production of the Nine-Axis Linkage Spray Painting Robot with an in-house production and assembly line, which is planned in four-stages to be completed by March 2028. By the end of 2025, we aim to complete Stage I and a portion of Stage II, to establish a preliminary in-house production and assembly line for the robot, which will enable the factory to launch production with an initial investment of approximately $10 million, to be covered partially with 45% of our proceeds from this Offering (approximately $3.4 million, assuming the over-allotment option is exercised in full), with the remaining portion of the $10 million (approximately $6.6 million, assuming the over-allotment option is exercised in full) to be supplemented by potential bank loans or other financial options. We expect to seek additional funding of the remaining Stage II by exploring potential private financings, bank loans, follow-on offerings, and other financing options available to the Company. As of the date of this prospectus, we have not secured such bank loans or other financial options. We expect by the end of March 2028, the new in-house production and assembly line will achieve an annual output of 4,000 to 8,000 sets of robots. To reach this annual output, in addition to net proceeds from sale of our Ordinary Shares in this offering, we will need additional funding to complete the installation. We currently have not secured a letter of intent or any agreement for such additional funding, but plan to explore private equity investment, follow-on offering, and bank finance options.

Given the substantial capital needed to implement such expansion plan, it is crucial to the Company’s overall strategy to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business goals. These additional funds will be raised through potential private financings, bank loans, follow-on offerings, and other financing options available. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to the Company. Specifically, if we are unable to raise these additional funds on terms acceptable to us, we may not be able to assemble and install the production equipment and machineries of an in-house production and assembly line to launch production of the Nine-Axis Linkage Spray Painting Robot. Any such incidents would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of the Company.

We currently do not maintain any insurance policies to cover our business operation, which could expose us to significant costs and business disruption.

We currently do not maintain any insurance policies to cover our business operations. We might, in the future, decide to maintain insurance policies to cover our business operations, including D&O insurance for our management and directors. However, insurance companies in China generally do not offer as extensive an array of insurance products as insurance companies do in countries with more developed economies. Consequently, we may not be able to maintain sufficient business interruption insurance, business liability insurance or key man life insurance, which are not mandatory under PRC laws. Any business disruption, litigation or natural disasters, or any significant damages to our equipment or facilities may cause to incur substantial costs and divert our resources, and we may have no insurance to cover such losses. As a result, our business, results of operations and financial condition could be materially and adversely affected.

Unexpected termination of leases, failure to renew the lease of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.

We lease premises for our principal executive offices of approximately 596 square meters (approximately 6,415 square feet) under a lease which will expire on April 20, 2025. We cannot assure you that we would be able to renew this lease agreement on favorable terms or at all. If a lease agreement is renewed at a rent substantially higher than the current rate, our business and results of operations may be adversely affected. If we are unable to negotiate for a renewal of the lease, we may be forced to relocate our offices and it may be difficult and costly to relocate on a timely basis, which could have an adverse effect on our ability to operate our business and on our results of operations.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley

Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to follow the extended transition period, and as a result, we will delay adoption of certain new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

We may undertake mergers, acquisition or investments to diversify or expand our business, which may pose risks to our business and dilute the ownership of our existing shareholders, and we may not realize the anticipated benefits of these mergers, acquisition or investments.

As part of our growth and service diversification strategy, we may evaluate opportunities to acquire or invest in other business in the industry. Mergers, investment or acquisitions that we may enter in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including, among others:

•        problems integrating the acquired operations, technologies or products into our existing business;

•        diversion of management’s time and attention from our core business;

•        adverse effect on our existing business relationships with customers;

•        need for financial resources above our planned investment levels;

•        failures in realizing anticipated synergies;

•        difficulties in retaining business relationships with suppliers and customers of the acquired company;

•        risks associated with entering markets in which we lack experience;

•        potential loss of key employees of the acquired company; and

•        potential write-offs of acquired assets.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition or investment will likely require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions; the value of your Ordinary Shares may be diluted. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that can, among other things, restrict us from distributing dividends.

Risks Related to Our Corporate Structure

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum of association and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States.

Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law” on page 133 of this prospectus.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 7 clear days is required for the convening of an annual general meeting and at least 7 clear days is required for the convening of any other general meeting. A quorum required for a general meeting is one or more holders holding shares that represent not less than one-third of the outstanding shares of the Company carrying the right to vote at such general meeting. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

The economic substance legislation of the Cayman Islands may impact the Company or its operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands, or the ES Act, that came into force on January 1, 2019, a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. Based on the current interpretation of the ES Act, we believe that our Company is a pure equity holding company since it only holds equity participation in other entities and only earns dividends and capital gains. Accordingly, for so long as our Company is a “pure equity holding company,” it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Companies Act; and (ii) has adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

Cayman Islands was added to the EU AML High-Risk Third Countries List.

On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes to add nine countries, including the Cayman Islands. The EC has noted it is committed to there being a greater alignment between the EU AML List and the FATF listing process. The addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Risks Related to Doing Business in China

Because substantially all of our operations are in China, our business is subject to the complex and rapidly evolving laws and regulations there. We operate under the guidance and in compliance with the regulatory oversight or influence of the PRC government.

As a business operating in the PRC, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        Delay or impede our development,

•        Result in negative publicity or increase our operating costs,

•        Require significant management time and attention, and

•        Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products and services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our Ordinary Shares.

Furthermore, if the PRC government determines that our corporate structure does not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our Ordinary Shares may decline significantly in value or become worthless if the determinations, changes or interpretations result in impermissibility of our corporate structure and our inability to assert control over the assets of our PRC subsidiaries that accordingly conduct all or substantially all of our operations.

Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to customer rights, taxation, employment, property and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. Such future administrative measure or actions may have material adverse effects on the offering of our securities to investors, our proposed listing in the U.S. or our business operation, for example in the event that it is required that we should obtain permission from the Chinese government to offer our securities to investors or list on U.S. exchanges, it is unpredictable whether such permission can be obtained by us, as the case may be, or, if permission is obtained, whether it could be later denied or rescinded. If we, including our subsidiaries, do not receive or maintain such permissions or approvals, or inadvertently conclude that such permissions or approvals are not required, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, list in the U.S. and cause the value of our securities to significantly decline or become worthless. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”), promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. In July 2021, the Chinese cybersecurity regulator launched the investigation on three Internet platforms.

On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments) (the “Data Security Management Regulations Draft”), to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.

On July 30, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On February 17, 2023, the CSRC issued the New Administrative Rules Regarding Overseas Listings, which came into effect on March 31, 2023. According to the new administrative rules, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement thereof. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. If an issuer offers securities in the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event. We have timely submitted the application to CSRC, and the CSRC published the notification on our completion of the required filing procedures on May 30, 2024. Further, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies. If an overseas securities company has entered into engagement agreements before the effectuation of the Trial Administrative Measures and is serving in practice as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies, it shall file with the CSRC within 30 working days after the Trial Administrative Measures take effect.

On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

See “Risk Factors — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 36 of this prospectus.

With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

On February 17, 2023, the CSRC issued the New Administrative Rules Regarding Overseas Listings, which came into force since March 31, 2023, and the Notice on the Arrangement for Filing-based Administration of Overseas Offering and Listing by Domestic Companies, pursuant to which, a domestic company shall file with the CSRC within 3 working days after the relevant application with initial public offerings or listings in overseas markets is submitted overseas. We have timely submitted the application to CSRC, and the CSRC published the notification on our completion of the required filing procedures on May 30, 2024. However, if the filing procedures with the CSRC under the Trial Administrative Measures are required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all, and our future offerings will be contingent upon the completion of the filing procedures.

Further, under the New Administrative Rules Regarding Overseas Listings, if an issuer offers securities in the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within

3 working days after the occurrence and public disclosure of such event. Moreover, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies. If an overseas securities company has entered into engagement agreements before the effectuation of the Trial Administrative Measures and is serving in practice as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies, it shall file with the CSRC within 30 working days after the Trial Administrative Measures take effect.

Pursuant to the New Administrative Rules Regarding Overseas Listings, a domestic company is prohibited from overseas offering and listing if any of the following circumstances is involved: (1) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (5) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. Moreover, a domestic company that seeks to offer and list securities in overseas markets shall abide by certain other regulatory requirements as set out in the New Administrative Rules Regarding Overseas Listings, including without limitation to, compliance with national secrecy, foreign investment, cybersecurity, data security, cross-border investment and financing, foreign exchange, and other laws and relevant provisions.

In addition, the Confidentiality and Archives Administration Provisions, promulgated by the CSRC on February 24, 2023 and came into effect on March 31, 2023, set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed. While we believe we do not involve leaking any state secret and working secret of government agencies, or harming national security and public interest in connection with provision of documents, materials and accounting archives, there is uncertainty how the new provisions will be interpreted and implemented in the future, and we may be required to perform additional procedures in connection with the provision of accounting archives. Moreover, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies.

Since these statements and regulatory actions are new, it is uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on PRC subsidiaries’ daily business operation, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. We were advised by our PRC counsel, Guangdong Zhuojian Law Firm, that except for the filling procedures with the CSRC and reporting of relevant information according to the Trial Administrative Measures, under existing PRC laws, we and our subsidiaries are not required to obtain regulatory approval for this offering of our Ordinary Shares to foreign investors from the CSRC or other PRC authorities, or to pass cybersecurity review of the CAC, and we, and our subsidiaries have received all requisite permissions and approvals from PRC authorities for current business operation in the PRC and this offering of our Ordinary Shares to foreign investors. As of the date of this prospectus, none of those permissions or approvals has been revoked or denied by PRC authorities.

On August 8, 2006, six Chinese regulatory agencies, including the MOFCOM, jointly issued the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules contain provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. As advised by our PRC counsel, Guangdong Zhuojian Law Firm, based on their understanding of the current PRC law, rules and regulations, and given that Sowell is not a special purpose vehicle which has acquired PRC domestic companies’ equities with its shares prior to the listing of its shares on the Nasdaq Stock Market, the CSRC approval is not required for the listing and trading of our Ordinary Shares on the Nasdaq Capital Market in the context of this offering. However, there remains uncertainty as to how the M&A Rules will be interpreted or implemented by the relevant PRC authorities, and the opinions summarized above will be subject to any new PRC laws, rules and regulations or detailed implementations and interpretations in any form relating to overseas listing of SPVs like the Company. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do.

Moreover, if any PRC regulatory approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the regulatory approval in the future, we may face regulatory actions or other sanctions from the relevant Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the market value of our Ordinary Shares. The Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

PRC laws and regulations governing our current business operations, which are evolving similarly to those in other nations, are sometimes vague and uncertain. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is based on written statutes. Prior court decisions are encouraged to be used for reference but it remains unclear to what extent the prior court decisions may impact the current court ruling as the encouragement policy is new and there is limited judicial practice in this regard.

We conduct our business primarily through Shenzhen Sowell and its subsidiaries. Shenzhen Sowell and its subsidiaries are subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China. The “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, jointly issued recently by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements, etc. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, customers and suppliers. In addition, such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other more developed countries and the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effects. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations.

Furthermore, if China adopts more stringent standards with respect to certain areas such as corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. We cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Recent oversight by the CAC, CSRC and other PRC regulatory authorities over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our proposed offering.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that critical information infrastructure operators and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Data Security Management Regulations Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Data Security Management Regulations Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Data Security Management Regulations Draft was December 13, 2021. On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Outbound Data Transfers, or the Measures, which will become effective from September 1, 2022. The Measures shall apply to the security assessment of the provision of important data and personal information collected and generated by data processors in the course of their operations within the territory of the PRC by such data processors to overseas recipients. The Measures stipulates the circumstances under which security assessment of outbound data transfers should be declared, including: (i) outbound transfer of important data by a data processor; (ii) outbound transfer of personal information by a critical information infrastructure operator or a personal information processor who has processed the personal information of more than one million people; (iii) outbound transfer of personal information by a personal information processor who has made outbound transfers of the personal information of one million people cumulatively or the sensitive personal information of 10,000 people cumulatively since January 1 of the previous year; or (iv) other circumstances where an application for the security assessment of an outbound data transfer is required as prescribed by the national cyberspace administration authority. Based on the relevant regulations relating to outbound data transfer in the Cybersecurity Law, the Data Security Law, and the Personal Information Protection Law, the Measures provide the scope, conditions and procedures of security assessment of outbound data transfer and thereby provide specific guidelines for security assessment of outbound data transfers.

We believe that we are in compliance with the current data security, cybersecurity, and other regulations and policies issued by the CAC, and we have not received any inquiry, notice, warning, or sanctions from the CAC or other PRC governmental authorities for violation of those regulations or policies to date. However, since many of those regulations or policies are relatively new, there remains significant uncertainty as to their interpretation and implementation. If PRC governmental authorities interpret or implement those regulations or policies in a way different from us and conclude that there are violations by us in the future, or new laws, regulations, rules, or detailed implementation and interpretation are adopted that result in noncompliance by us, we may be subject to fines, penalties or other sanctions, which may have a significant adverse impact on our financial position, operations and the value of our Ordinary Shares. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries as a critical information infrastructure operator or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that our proposed listing in the U.S. will not be affected by the Cybersecurity Review Measures, Data Security Management Regulations Draft or the Measures, and our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for this offering, because our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information. There remains uncertainty, however, as to how the Cybersecurity Review Measures, the Data Security Management Regulations Draft and the Measures will be interpreted or implemented, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures, the Data Security Management Regulations Draft and the Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review or network data security review in the future.

In addition, the Confidentiality and Archives Administration Provisions, promulgated by the CSRC on February 24, 2023 and came into effect on March 31, 2023, require that, before providing or publicly disclosing documents and materials involving state secrets or government work secrets to securities companies, securities service institutions, or overseas regulators, the domestic enterprises shall seek approval from the relevant government regulators, and make filings with the secret protection administration at the same level.

The Confidentiality and Archives Administration Provisions expand the scope of the regulations from “state secrets” to “state secrets and work secrets of government agencies.” However, the provisions do not define the scope of such secrets, but merely provide that in case where it is unclear or disputed as to whether state secrets are involved, the relevant state secret protection regulator shall make final the determination; in case where it is unclear or disputed as to whether government work secrets are involved, the relevant government regulator shall make final the determination.

The Confidentiality and Archives Administration Provisions mandates that domestic enterprises needs to follow due procedures in compliance with applicable national regulations before furnishing “accounting records or copies of accounting records to relevant securities companies, securities service institutions, and overseas regulators.

Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

Since the Confidentiality and Archives Administration Provisions are newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that whether we will be required to undergo any approval, filing or other procedures in relation to the provision of auditing records and other materials in connection with this offering or our list on the Nasdaq or we will be able to receive clearance of such regulatory requirements in a timely manner, or at all, in the future. If the CSRC, the state secret protection regulator or any other relevant government regulator requires that we obtain approval or complete relevant procedure prior to the completion of this offering, the offering will be delayed until we have obtained such approval or completed such procedure. There is also possibility that we may not be able to obtain or maintain such approval, complete such procedure or that we inadvertently conclude that such approval or procedure is not required. If prior approval or procedure is required while we inadvertently conclude that such approval or procedure is not required or if applicable laws and regulations or the interpretation of such are modified to require us to obtain such approval or procedure in the future, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the market value of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

Adjustments in China’s economic, political, social landscapes, and government policies may occur with little advance notice, which may significantly impact our business and operations.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese economy differs from the economies of other countries in many respects, including the level of government involvement, development, growth rate, control of foreign exchange, monetary and tax policies, allocation of resources, and regulation of the growth of the general or specific market and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in the PRC, in the policies of the PRC government or in the laws and regulations in the PRC, which may occur quickly with little advance notice, could have a material adverse effect on the overall economic growth of the PRC. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, which may adversely affect our business and operating results. In addition, although these government involvements have been instrumental in China’s significant growth, if the PRC government’s current or future policies fail to help the Chinese economy achieve further growth, our growth rate or strategy, our results of operations could also be adversely affected as a result.

Non-compliance with labor-related laws and regulations of the PRC and increases in labor costs in the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing provident fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and was last amended in December 2012 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses. We expect that our labor costs, including wages and employee benefits, will continue to increase. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and be subject to orders by competent labor authorities for rectification, and failure to comply with the orders may further subject us to administrative fines. We may also be subject to late fees and fines in relation to the under-withheld individual income tax. In any of such events, our business, financial condition and results of operations could be materially and adversely affected.

The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.

As a holding company, Sowell may rely on transfer of funds, dividends and other distributions on equity paid by our subsidiaries in mainland China and Hong Kong for our cash and financing requirements.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between Sowell and its subsidiaries. In the future, cash proceeds raised from overseas financing activities, including this offering, will be transferred by us to our subsidiaries via capital contributions or shareholder loans, as the case may be. Such cash proceeds will be transferred by the Company to Sowell BVI, Sowell HK, Sowell Hangzhou or Sowell International, and then transferred to the PRC operating entities, via capital contributions or shareholder loans, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future to our U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entities to the Hong Kong subsidiary. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by

Chinese companies to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident.

Foreign currency exchange regulation in the PRC is primarily governed by Foreign Exchange Administration Regulations, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration on Direct Investment issued by SAFE on February 13, 2015 and most recently amended on December 30, 2019, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by the People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions, interest and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of State Administration of Foreign Exchange, or the SAFE, or its local office has been obtained. Capital investments by foreign enterprises are also subject to the regulations of the National Development and Reform Commission of China (the “NDRC”), the MOFCOM and the SAFE.

Therefore, Sowell and its subsidiaries may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.

To the extent funds are generated in our PRC operating subsidiaries, and may need to be used to fund operations outside of mainland China, such funds may not be available due to limitations placed by the PRC government. Furthermore, to the extent assets (other than cash) in our business are located in mainland China or held by a mainland China entity, the assets may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on the ability of us and our subsidiaries to transfer assets by the PRC government. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent cash is generated in our Hong Kong subsidiary, and to the extent assets (other than cash) in our business are located in Hong Kong or held by a Hong Kong entity and may need to be used to fund operations outside of Hong Kong, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on the ability of us and our subsidiaries to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions or limitations on our ability to transfer or distribute cash, which could result in an inability or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong and adversely affect our business.

We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow our business until our PRC subsidiaries receives such proceeds in the PRC. Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiaries is required to be registered with China’s SAFE in its local branches and satisfy relevant requirements, and our PRC subsidiaries may not procure loans which exceed the difference between its respective total project investment amount and registered capital or three times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net assets of our PRC subsidiaries. According to the relevant PRC regulations on foreign-invested enterprises in

China, capital contributions to Shenzhen Sowell are subject to the registration with State Administration for Market Regulation in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

To remit the proceeds of the offering, we must take the steps legally required under the PRC laws, for example, we will open a special foreign exchange account for capital account transactions, remit the offering proceeds into such special foreign exchange account and apply for settlement of the foreign exchange. The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and the value of our Ordinary Shares.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our subsidiaries established in China. We may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiary, Shenzhen Sowell in China.

Any loans to our wholly foreign-owned subsidiary, Shenzhen Sowell, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly foreign-owned subsidiary in China to finance their activities must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our wholly foreign-owned subsidiary in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities.

We conduct substantially all of our business operations in China, and a majority of our directors and senior management are based in China, which is an emerging market. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate. While shareholder claims are common in the United States, including class action securities law and fraud claims, shareholders are generally difficult to pursue as a matter of law or practicality in many emerging markets, including China. For example, the SEC holds in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the Unities States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

Accordingly, as our company is registered in the Cayman Islands, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.

Other than our independent director nominee, [•], all of our directors and officers are nationals or residents of countries other than the United States whose assets are all located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons.

It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts, including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not nationals or residents of the United States, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Specifically, regarding judgment enforcement in the PRC, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocal arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest of the PRC. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We may rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur.

Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, Shenzhen Sowell is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to enterprises outside of mainland China unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the enterprises outside of mainland China are incorporated.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we may primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required, in principle, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules and Anti-Monopoly Law established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that State Administration for Market Regulation (the “SAMR”) be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations.

Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

As of the date of this prospectus, all of our PRC resident shareholders have completed foreign exchange registration under the SAFE Circular 37 and other related rules.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our future acquisition strategy and could adversely affect our business and prospects.

Our business may be negatively affected by the potential obligations due to the failure of the PRC subsidiaries to comply with social insurance and housing provident fund related laws and regulations.

Our PRC subsidiaries are required by PRC labor-related laws and regulations to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, to designated government agencies for the benefit of its employees and associates. In October 2010, SCNPC promulgated the Social Insurance Law of PRC, effective on July 1, 2011 and amended on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Provident Fund, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Social Insurance Law of PRC and the Regulations on the Administration of Housing Provident Fund to apply for social insurance registration and housing provident fund deposit registration within thirty (30) days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance as well as housing provident fund to the extent required by law. Our PRC subsidiaries could be subject to orders by competent labor authorities for rectification if it fails to comply with such social insurance and housing provident fund related laws and regulations, and failure to comply with the orders may further subject to administrative fines. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

Our PRC subsidiaries do not make contributions in full for the social insurance fund and housing provident fund for their employees as required under the relevant PRC laws and regulations. As of date of this offering, although we have not received any order or notice from the local authorities nor any claims or complaints from current and former employees regarding its non-compliance in this regard, we cannot assure you that it will not be subject to any order to rectify non-compliance in the future, nor can we assure you that there are no, or will not be any, employee complaints regarding social insurance payment or housing provident fund contributions against it, or that it will not receive any claims in respect of social insurance payment or housing provident fund contributions under the PRC laws and regulation. In addition, our PRC subsidiaries may incur additional costs to comply with such laws and regulations by the PRC Government or relevant local authorities. Any such development could materially and adversely affect its business, financial condition and results of operations.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, or SAFE Notices No. 7, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering.

Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the State Administration of Taxation, or SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

If we become directly subject to the recent scrutiny involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and or defend the matter, which could harm our business operations, stock price and reputation and could result in a complete loss of your investment in us.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and or SEC enforcement actions that are conducting internal and or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC;

(ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common shareholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common shareholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer,” the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are enterprises outside of mainland China, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We intend to list our Ordinary Shares on the Nasdaq Capital Market. If an active trading market for our Ordinary Shares does not develop after this offering, the market price and liquidity of our Ordinary Shares will be materially and adversely affected. Negotiations with the underwriters will determine the initial public offering price for our Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Ordinary Shares will develop or that the market price of our Ordinary Shares will not decline below the initial public offering price.

The price of the Ordinary Shares and other terms of this Offering have been determined by us along with our underwriters.

If you purchase our Ordinary Shares in this Offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our underwriters. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

Shares eligible for future sale may adversely affect the market price of our Ordinary Shares if the shares are successfully listed on Nasdaq or other stock markets, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our Ordinary Shares could decline as a result of sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 50,000,000 Ordinary Shares are outstanding before the consummation of this offering. All of the Ordinary Shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Ordinary Shares will be “restricted securities” as defined in Rule 144. These Ordinary Shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

We, each of our directors and officers, holders of 5% or more of our outstanding Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part, and certain minority shareholders as set forth in the underwriting agreement, have agreed or are otherwise contractually restricted for a period of 12 months after closing of this offering, without the prior written consent of the Representative, not to sell, transfer, or otherwise dispose of any Ordinary Shares or similar securities. Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our Ordinary Shares are listed on the Nasdaq Capital Market but are delisted from the Nasdaq Capital Market at some later date, our shareholders could find it difficult to sell our Ordinary Shares. In addition, if our Ordinary Shares are delisted from the Nasdaq Capital Market at some later date, we may apply to have our Ordinary Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The

Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the Nasdaq Capital Market. In addition, if our Ordinary Shares are not so listed or are delisted at some later date, our Ordinary Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established clients and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Ordinary Shares might decline. If our Ordinary Shares are not so listed or are delisted from the Nasdaq Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our Ordinary Shares would decline and that our shareholders would find it difficult to sell their shares.

Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, or Non-Cooperating Jurisdictions (“NCJs”), the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. After we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the NASDAQ Capital Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our Ordinary Shares trading in the United States.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

In addition, on June 22, 2021, the U.S. Senate passed the AHFCAA, which would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. On December 29, 2022, the CAA was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Our auditor, WWC, P.C., an independent registered public accounting firm, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. WWC, P.C., is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis.

WWC, P.C. are not identified in the report issued by PCAOB on December 16, 2021 as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit WWC, P.C.to provide audit workpapers to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national exchange or “over-the-counter” markets may be prohibited under the HFCA Act. In addition, under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the AHFCAA, passed by the U.S. Senate on June 22, 2021, is signed into law, and this ultimately could result in our Ordinary Shares being delisted by the exchange. Furthermore, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Ordinary Shares may be volatile.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our Ordinary Shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

The market price for the Ordinary Shares may be volatile.

The trading prices of the Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Ordinary Shares, regardless of our actual operating performance. Any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material adverse effect on the market price of the Ordinary Shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the Ordinary Shares they hold or may not be able to sell their Ordinary Shares at all.

Furthermore, the stock market in general, and the market prices for companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards China-based companies listed in the United States in general, which consequently may impact the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities.

In addition to the above factors, the price and trading volume of the Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us, our customers or our industry;

•        conditions in the financing advisory industry in China;

•        announcements of studies and reports relating to the quality of our service offerings or those of our competitors;

•        investor perceptions about us, our business and in general companies with operations in China;

•        changes in the economic performance or market valuations of other financing advisory companies;

•        general economic and securities market conditions;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        the absence of cash dividends on our Ordinary Shares;

•        changes in financial estimates by securities research analysts;

•        announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

•        additions to or departures of our senior management;

•        detrimental negative publicity about us, our management or our industry;

•        fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares;

•        the development and sustainability of an active trading market for our Ordinary Shares;

•        sales or perceived potential sales of additional Ordinary Shares; and

•        The COVID-19 pandemic, the ensuing economic recessions and deterioration in the credit market in many countries.

Other than the aforementioned potential factors that may affect the price and trading volume of our Ordinary Shares, there are no known factors particular to our offering that may add to this risk.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Ordinary Shares, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Ordinary Shares to decline.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds” on page 60 of this prospectus.

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. There is no formal requirement under the Company’s memorandum and articles of association mandating that we hold an annual meeting of our shareholders. However, notwithstanding the foregoing, we intend to hold such meetings on our annual meeting to, among other things, elect our directors. As a result, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter. We would lose our foreign private issuer status if (1) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and (2) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•        the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•        the last day of the fiscal year following the fifth anniversary of this offering;

•        the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•        the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and the market value of our Ordinary Shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

Based on the anticipated market price of our Ordinary Shares in this offering and expected price of our Ordinary Shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder, including increased U.S. federal income tax liability and additional reporting requirements. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. holders who own our Ordinary Shares if we were determined to be a PFIC, see “United States Federal Income Taxation Considerations — Passive Foreign Investment Company (“PFIC”).”

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid per share by our existing shareholders for their Ordinary Shares. As a result, you will experience immediate and substantial dilution of approximately $4.21 per Ordinary Share (or $4.18 per Ordinary Share if the over-allotment option is exercised in full), representing the difference between the initial public offering price of $4.50 per Ordinary Share (midpoint of the price range set forth on the cover page of this prospectus) and our net tangible book value per Ordinary Share as of September 30, 2024 after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Ordinary Shares are issued upon the exercise of any share options. See “Dilution” on page 64 for a more complete description of how the value of your investment in the Ordinary Shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our Company’s internal controls and procedures. Our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Ordinary Shares.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our second annual report on Form 20-F after becoming a public company. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from the Nasdaq Capital Market to regulatory investigations and to civil or criminal sanctions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our Ordinary Shares of approximately $6.3 million, (or up to approximately $7.5 million if the underwriters exercise the over-allotment option) based upon an assumed initial public offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We plan to use the net proceeds we receive from this offering for the following purposes:

•        To utilize 35% of the offering proceeds to invest in our machine vision business (including industrial machine vision, face recognition and AI behavior analysis, weak current intelligence, and electronic customs clearance), to fund the research and development for new products and relevant market expansion;

•        To utilize 45% of the offering proceeds to expand our spray painting robot business, including the preliminary installation of production equipment and machineries of an in-house production and assembly line for production of Nine-Axis Linkage Spray Painting Robots; See “Business — Manufacturing” for details of our plan for installation of the new factory; and

•        To reserve 20% of the offering proceeds for general corporate purposes and working capital.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. The above expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly from the above depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If any unforeseen event occurs or the business conditions change, we may use the proceeds of this offering differently from that described in this prospectus.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. For those proceeds of this offering to be used in China, we will need to convert the proceeds from U.S. dollars to RMB by way of capital contributions or loans to our PRC subsidiaries. None of the proceeds of this offering can be loaned or contributed to our PRC subsidiaries without additional government registration or approval. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. The relevant registration or approval processes for capital contributions typically take around eight weeks to complete. The registration or approval processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the registration or approval procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there are no statutory limits on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for its initial registered capital and increased registered capital, provided that our PRC subsidiaries complete the relevant necessary filing and registration procedures in accordance with the applicable laws and regulations. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiary is permitted by the competent governmental authorities to adopt the traditional foreign exchange administration mechanism, or the current foreign debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiary; and (ii) if the relevant PRC subsidiary adopts the foreign exchange administration mechanism as provided in the Notice of the People’s Bank of China (“PBOC”) on Full-coverage Macro-prudent Management of Cross-border Financing (the “PBOC Notice No. 9”), the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. Therefore, we will adopt capital contributions or loans to our PRC subsidiaries in consideration of the available statutory limits set out above and other factors such as usage of the fund when using the proceeds to finance our business operations in the PRC.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely principally on transfer of funds, dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors — Risk Factors Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is subject to restriction.” on page 42 of this prospectus; “We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.” on page 46 of this prospectus; and “Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” on page 46 of this prospectus.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Taxation” beginning on page 139 of this prospectus for information on potential tax consequences of any cash dividends declared.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024:

•        on an actual basis;

•        on a pro forma as-adjusted basis to reflect the issuance and sale of 2,000,000 shares (without full exercise of the underwriters’ over-allotment option) at an assumed initial public offering price of $4.50 per share, the midpoint of the estimated public offering price range, after deducting the estimated underwriting discounts and commissions, accountable and non-accountable expenses reimbursable to the underwriters, and estimated offering expenses; and

•        on a pro forma as-adjusted basis to reflect the issuance and sale of 2,300,000 shares (with full exercise of the underwriters’ over-allotment option) at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated initial public offering price range, after deducting the estimated underwriting discounts and commissions, accountable and non-accountable expenses reimbursable to the underwriters, and estimated offering expenses.

The pro forma and pro forma as adjusted information below are illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our Ordinary Shares. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2024
	Actual	As adjusted (Over-allotment option not exercised)(1)	As adjusted (Over-allotment option exercised in full)(2)
	(Presented in US$)
Debt
Short-term bank loans	$1,759,861	$1,759,861	$1,759,861
Current portion of long-term bank loans	48,857	48,857	48,857
Non-current portion of long-term bank loans	322,108	322,108	322,108
Total shareholders’ equity
Ordinary shares, par value $0.0001; 500,000,000 shares authorized, 50,000,000 shares issued and outstanding	5,000	5,200	5,230
Subscription receivable	(4,875)	(4,875)	(4,875)
Additional paid-in capital	4,115,687	10,409,215	11,644,435
Statutory reserve	159,109	159,109	159,109
Retained earnings	5,256,130	5,256,130	5,256,130
Accumulated other comprehensive income	273,885	273,885	273,885
Equity attributable to the shareholders of the Company	9,804,936	16,098,664	17,333,914
Non-controlling interests	(2,858)	(2,858)	(2,858)
Total shareholders’ equity	9,802,078	16,095,806	17,331,056
Total capitalization	$11,932,904	$18,226,632	$19,461,882

____________

(1)      Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $4.50 per share, and after deducting the estimated underwriting discounts and commissions, accountable and non-accountable expenses reimbursable to the underwriters, and estimated offering expenses payable by us, assuming the underwriters’ over-allotment option has not been exercised. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the estimated underwriting discounts and commissions, accountable and non-accountable expenses reimbursable to the underwriters, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $6.3 million, assuming the underwriters have not exercised the over-allotment option. The net proceeds of approximately $6.3 million are calculated as follows: $9,000,000 gross offering proceeds, less underwriting discounts and commissions of $675,000, underwriter non-accountable expense allowance of $90,000, accountable expense of $200,000 and estimated offering expenses of $1,741,272. The pro forma as adjusted total equity of $16,095,806 is the sum of the net proceeds of $6,293,728 and the actual equity of $9,802,078.

(2)      Assuming the underwriters’ over-allotment option has been exercised in full, the net proceeds will be approximately $7.5 million, which are calculated as follows: $10,350,000 gross offering proceeds, less underwriting discounts and commissions of $776,250, underwriter non-accountable expense allowance of $103,500, accountable expense of $200,000 and estimated offering expenses of $1,741,272.

DILUTION

Our net tangible book value as of September 30, 2024 was $8,969,040, or approximately $0.18 per Ordinary Share based on 50,000,000 Ordinary Shares outstanding. Net tangible book value per Ordinary Share represents the amount of our total consolidated assets, less the amount of our intangible assets, net, deferred offering costs and total consolidated liabilities, divided by the number of Ordinary Shares outstanding.

Our pro forma as adjusted net tangible book value as of September 30, 2024 was $15,262,768 (or $16,498,018 if the over-allotment option is exercised in full), or approximately $0.29 per Ordinary Share (or $0.32 per Ordinary Share if the over-allotment option is exercised in full). Pro forma as adjusted net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, net, deferred offering costs, and total consolidated liabilities, divided by 52,000,000 Ordinary Shares (or 52,300,000 if the over-allotment option is exercised in full) outstanding as of such date, after giving effect to (i) the issuance and sale of 2,000,000 Ordinary Shares (or 2,300,000 if the over-allotment option is exercised in full) in this offering at an assumed initial public offering price of $4.50 per Ordinary Share, the midpoint of the estimated public offering price range, (ii) the deduction of the estimated underwriting discounts and commissions, accountable and non-accountable expenses reimbursable to the underwriters, and estimated offering expenses payable by us.

Dilution is determined by subtracting pro forma as adjusted net tangible book value per Ordinary Share from the assumed public offering price per Ordinary Share. Our pro forma as adjusted net tangible book value as of September 30, 2024 would have been $0.29 per Ordinary Share (or $0.32 per Ordinary Share if the underwriters’ over-allotment option is exercised in full). This represents an immediate increase in net tangible book value of $0.11 per Ordinary Share (or $0.14 per Ordinary Share if the over-allotment option is exercised in full) to existing shareholders and an immediate dilution in net tangible book value of $4.21 per Ordinary Share (or $4.18 per Ordinary Share if the over-allotment option is exercised in full) to purchasers of Ordinary Shares in this offering. The following table illustrates such dilution:

	Offering without Over-allotment Option	Offering with Full Exercise of Over-allotment Option
Assumed initial public offering price per ordinary share	$4.50	$4.50
Net tangible book value per Ordinary Share as of September 30, 2024	$0.18	$0.18
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Ordinary Shares in this offering	$0.11	$0.14
Pro forma as adjusted net tangible book value per ordinary share after this offering	$0.29	$0.32
Dilution per Ordinary Share to new investors in this offering	$4.21	$4.18

A $1.00 change in the assumed public offering price of $4.50 per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value after giving effect to the offering by $1.83 million, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.04 per Ordinary Share and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by $0.96 per Ordinary Share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of September 30, 2024, the differences between the existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share paid at an assumed initial public offering price of $4.50 per Ordinary Share before deducting estimated underwriting discounts and commissions and estimated offering expenses.

Over-allotment not exercised	Ordinary Shares		Total Consideration		Average Price Per Ordinary Share
	Purchased
	Number	Percent	Amount	Percent
Existing shareholders	50,000,000	96.2%	$5,000	0.06%	$0.00
New investors	2,000,000	3.8%	$9,000,000	99.94%	$4.50
Total	52,000,000	100%	$9,005,000	100%	$0.17
Over-allotment exercised in full	Ordinary Shares		Total Consideration		Average Price Per Ordinary Share
	Purchased
	Number	Percent	Amount	Percent
Existing shareholders	50,000,000	95.6%	$5,000	0.05%	$0.00
New investors	2,300,000	4.4%	$10,350,000	99.95%	$4.50
Total	52,300,000	100%	$10,355,000	100%	$0.20

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.” All amounts in annual financial statements included in the fiscal years ended March 31, 2024 and 2023 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

We are a provider of machine vision products and solutions in China, and our products improve efficiency and quality for customers in a wide range of businesses across industries. We invent and integrate technologies and solutions that address some of the most critical manufacturing and distribution challenges, such as precision and accuracy required in manufacturing of electronic products. Based on nine foundational technologies, our solutions integrate physical products with software to capture and analyze visual information, allowing for manufacturing automation and improvement of distribution process for customers across China.

We apply machine vision technology across diverse industries, ranging from manufacturing, transportation, security, and building management. We offer a variety of machine vision products that have similar technological foundation, production processes, and sales distribution channels, with customized settings to accommodate various needs of our customers in different industries. Our machine vision products are categorized based on their application settings: industrial machine vision, artificial intelligence (face recognition and AI behavior analysis), intelligent weak current (building intelligence and intelligent transportation), and electronic customs clearance. In 2023, we also successfully developed Nine-Axis Linkage Spray Painting Robot, which is a vehicle painting robot composed of a robot body, a computer, and corresponding control system to achieve automatic painting of vehicle body.

Our total revenues increased by $0.1 million or 0.7%, from $16.8 million for the six months ended September 30, 2023, to $16.9 million for the six months ended September 30, 2024. Our total revenues increased by $23.5 million or 180.0%, from $13.1 million for the year ended March 31, 2023 to $36.6 million for the year ended March 31, 2024. Our gross profit decreased by $0.3 million or 6.8%, from $3.9 million for the six months ended September 30, 2023, to $3.6 million for the six months ended September 30, 2024. Our gross profit increased by $4.6 million or 137.3%, from $3.4 million for the year ended March 31, 2023, to $8.0 million for the year ended March 31, 2024.

Results of Operations

Comparison of Results of Operations for the Six Months Ended September 30, 2024 and 2023

The following table summarizes the results of our operations for the six months ended September 30, 2024 and 2023, respectively, and provides information regarding the dollar and percentage of revenue during such periods.

	For the Six Months Ended September 30,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues
REVENUES	$16,918,107	100%	$16,798,757	100%
COST OF REVENUES	(13,327,901)	(79)%	(12,948,658)	(77)%
GROSS PROFIT	3,590,206	21%	3,850,099	23%
OPERATING EXPENSES
Selling expenses	(292,399)	(2)%	(91,205)	(1)%
General and administrative expenses	(652,843)	(4)%	(803,609)	(5)%
Research and development expenses	(1,477,688)	(9)%	(1,249,609)	(7)%
Total operating expenses	(2,422,930)	(15)%	(2,144,423)	(13)%
OPERATING INCOME (LOSS)	1,167,276	6%	1,705,676	10%
	For the Six Months Ended September 30,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues
OTHER INCOME (EXPENSES), NET
Interest income	144	—	609	—
Interest expense	(50,388)	—	(24,391)	—
Other income	110,569	1%	131,004	1%
Other expense	(4,092)	—	(116,935)	(1)%
Total other income (expenses), net	56,233	1%	(9,713)	—
INCOME BEFORE INCOME TAXES	1,223,509	7%	1,695,963	10%
Benefit from (provision for) income taxes	21,583	—	(115,389)	(1)%
NET INCOME	$1,245,092	7%	$1,580,574	9%

Revenues

The following table presents revenues by revenue categories for the six months ended September 30, 2024 and 2023, respectively:

Revenue Category	For the Six Months ended September 30,
	2024		2023		Variance
	Amount	% of revenues	Amount	% of revenues	Amount	%
Electronic products	$13,174,025	78%	$13,577,249	81%	$(403,224)	(3)%
Software	3,744,082	22%	3,221,508	19%	522,574	16%
Engineering project	—	—	—	—	—	—
Total revenues	$16,918,107	100%	$16,798,757	100%	$119,350	1%

Our total revenues increased by $119,350 or 1%, from $16,798,757 for the six months ended September 30, 2023, to $16,918,107 for the six months ended September 30, 2024, mainly because the Company’s revenue from sales of software increased by $522,574 or 16% from $3,221,508 for the six months ended September 30, 2023, to $3,744,082 for the six months ended September 30, 2024 partially offset by the decrease of revenue from sales of electronic products by $403,224 or 3% from $13,577,249 for the six months ended September 30, 2023, to $13,174,025 for the six months ended September 30, 2024. The decrease of the sales of electronic products was due to the Company switching the sales focus to the products with higher gross margins and cutting down the electronic products sales with lower gross margins. The increase of the sales of software was due to the Company enhancing its marketing efforts, such as increasing spending in advertising and promotion, which resulted in rapid growth of customers for software during the six months ended September 30, 2024.

Cost of Revenues

The following table presents cost of revenues by revenue categories for the six months ended September 30, 2024 and 2023, respectively:

Revenue Category	For the Six Months Ended September 30,				Variance
	2024		2023
	Amount	% of cost	Amount	%of cost	Amount	%
Electronic products	$10,635,067	80%	$12,948,658	100%	$(2,313,591)	(18)%
Software	2,692,834	20%	—	—	2,692,834	100%
Engineering project	—	—	—	—	—	—
Total cost	$13,327,901	100%	$12,948,658	100%	$379,243	3%

Our cost of revenues primarily includes (i) related costs of materials and equipment, and (ii) subcontracting cost for software development. Cost of revenues for the six months ended September 30, 2024 was $13,327,901, an increase of $379,243, or 3%, from $12,948,658 for the six months ended September 30, 2023. The increase was mainly due to the increase in sales of software during the business expansion during the six months ended September 30, 2024.

As a result of the foregoing, we had gross profits of $3,590,206 and $3,850,099 with gross margins of 21% and 23% for the six months ended September 30, 2024 and 2023 respectively. The overall gross margin decreased by 2%, mainly due to the business expansion on the sales of software, for which we lowered the gross margin to obtain more customers during the six months ended September 30, 2024 compared to 2023.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the six months ended September 30, 2024 and 2023:

	For the Six Months ended September 30,				Change
	2024	%	2023	%	Amount	%
Selling expenses	$292,399	12%	$91,205	4%	$201,194	221%
General and administrative expenses	652,843	27%	803,609	37%	(150,766)	(19)%
Research and development expenses	1,477,688	61%	1,249,609	59%	228,079	18%
Total operating expenses	$2,422,930	100%	$2,144,423	100%	$278,507	13%

Selling Expenses

Our selling expenses increased by $201,194 or 221% from $91,205 for the six months ended September 30, 2023 to $292,399 for the six months ended September 30, 2024. The increase was mainly due to the increases in salaries and welfare and the increase in commission fee.

The increase in salary and welfare of $103,657 or 175% was due to the increasing effort to promote the business in 2024 by hiring additional staff for sales department. The increase in commission fee of $63,800 or 5,616% was due to the commission Company paid in acquiring several new key customers for the six months ended September 30, 2024.

General and Administrative Expenses

Our general and administrative expenses decreased by $150,766 or 19%, from $803,609 for the six months ended September 30, 2023 to $652,843 for the six months ended September 30, 2024.

The decrease was primarily due to a decrease of $344,186 or 75% in professional fees for the six months ended September 30, 2024, compared to the same period in 2023, which was mainly resulted from the less fee due to the Company’s independent auditor during the period. Provision for doubtful accounts increased by $130,005 or 75% based on the valuation of collectability for accounts receivable and other receivables, which is in proportion to the larger amount of accounts receivable resulted from the significant increase of revenue during the six months ended September 30, 2024.

Research and Development Expenses

Research and development expenses for the six months ended September 30, 2024 was $1,477,688, which increased by $228,079 or 18% compared to $1,249,609 for the six months ended September 30, 2023. The increase was primarily attributed to the increasing spending on hiring third parties to provide research and development related services, which increased by $222,043 or 24% for the six months ended September 30, 2024 as compared to the six months ended September 30, 2023.

Other Income (Expense), net

Total net other income was $56,233 for the six months ended September 30, 2024, compared to net other expense was $9,713 for the six months ended September 30, 2023. The increase was primarily due to a decrease in lawsuit loss with a third party by $28,056, which was completed during the six months ended September 30, 2023.

Benefit from (provision for) Income Taxes

Benefit from income taxes was $21,583 and provision for income taxes was $115,389 for the six months ended September 30, 2024 and 2023, respectively, due to a net income before taxes of $1,223,509 for the six months ended September 30, 2024, compared to a net income before taxes of $1,695,963 for the six months ended September 30, 2023.

Net Income

As a result of the foregoing, we reported a net income of $1,245,092 for the six months ended September 30, 2024, compared to a net income of $1,580,574 for the six months ended September 30, 2023.

Comparison of Results of Operations for the Years Ended March 31, 2024 and 2023

The following table summarizes the results of our operations for the years ended March 31, 2024 and 2023, respectively, and provides information regarding the dollar and percentage of revenue during such periods.

	For the Years Ended March 31,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues
REVENUES	$36,598,667	100%	$13,070,586	100%
COST OF REVENUES	(28,636,850)	(78)%	(9,715,604)	(74)%
GROSS PROFIT	7,961,817	22%	3,354,982	26%
OPERATING EXPENSES
Selling expenses	(322,961)	(1)%	(251,422)	(2)%
General and administrative expenses	(2,369,855)	(7)%	(821,432)	(6)%
Research and development expenses	(2,286,141)	(6)%	(449,828)	(4)%
Total operating expenses	(4,978,957)	(14)%	(1,522,682)	(12)%
OPERATING INCOME	2,982,860	8%	1,832,300	14%

	For the Years Ended March 31,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues
OTHER INCOME (EXPENSES), NET
Interest income	696	—	347	—
Interest expense	(57,941)	—	(60,242)	(1)%
Other income	203,461	1%	71,586	1%
Other expense	(201,629)	(1)%	(3,639)	—
Total other (expenses) income, net	(55,413)	—	8,052	—
INCOME BEFORE INCOME TAXES	2,927,447	8%	1,840,352	14%
Provision for income taxes	(109,622)	—	(230,297)	(2)%
NET INCOME	$2,817,825	8%	$1,610,055	12%

Revenues

The following table presents revenues by revenue categories for the years ended March 31, 2024 and 2023, respectively:

Revenue Category	For the Years Ended March 31,				Variance
	2024		2023
	Amount	% of revenues	Amount	% of revenues	Amount	%
Electronic products	$31,332,376	86%	$10,617,771	81%	$20,714,605	195%
Software	5,266,291	14%	1,691,547	13%	3,574,744	211%
Engineering project	—	—	761,268	6%	(761,268)	(100)%
Total revenues	$36,598,667	100%	$13,070,586	100%	$23,528,081	180%

Our total revenues increased by $23,528,081 or 180%, from $13,070,586 for the year ended March 31, 2023, to $36,598,667 for the year ended March 31, 2024, mainly because the Company’s revenue from sales of electronic products increased by $20,714,605 or 195% from $10,617,771 for the year ended March 31, 2023, to $31,332,376 for the year ended March 31, 2024. Revenue from sales of software increased by $3,574,744 or 211% from $1,691,547 for the year ended March 31, 2023, to $5,266,291 for the year ended March 31, 2024. The increase was due to the recovering of the economy after the lifting of quarantine and lockdown measures by the PRC government in connection with the COVID-19 pandemic. The Company also enhanced its marketing efforts, such as increasing spending in advertising and promotion, which resulted in rapid growth of customers for electronic products and software during the year ended March 31, 2024. Since the cooperation of the engineering project was suspension, there was no revenue generated for the year ended March 31, 2024.

Cost of Revenues

The following table presents cost of revenues by revenue categories for the years ended March 31, 2024 and 2023, respectively:

	For the Years Ended March 31,				Variance
	2024		2023
Revenue Category	Amount	% of cost	Amount	% of cost	Amount	%
Electronic products	$27,765,707	97%	$9,254,871	95%	$18,510,836	200%
Software	871,143	3%	—	—	871,143	100%
Engineering project	—	—	460,733	5%	(460,733)	(100)%
Total cost	$28,636,850	100%	$9,715,604	100%	$18,921,246	195%

Our cost of revenues primarily includes (i) labor costs (including salaries, social insurance and benefits) for employees involved in the Company’s operations and product support, and (ii) related costs of materials and equipment. Cost of revenues for the year ended March 31, 2024 was $28,636,850, an increase of $18,921,246, or 195%, from $9,715,604 for the year ended March 31, 2023. The increase was mainly due to the significant increase in sales volume of electronic products during the business expansion during the year ended March 31, 2024.

As a result of the foregoing, we had gross profits of $7,961,817 and $3,354,982 with gross margins of 22% and 26% for the year ended March 31, 2024 and 2023, respectively. The overall gross margin decreased by 4%, mainly due to the sales of more electronic products with lower gross margin than engineering projects during the year ended March 31, 2024 compared to 2023.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the years ended March 31, 2024 and 2023:

	For the Years Ended March 31,				Change
	2024	%	2023	%	Amount	%
Selling expenses	$322,961	6%	$251,422	16%	$71,539	28%
General and administrative expenses	2,369,855	48%	821,432	54%	1,548,423	189%
Research and development expenses	2,286,141	46%	449,828	30%	1,836,313	408%
Total operating expenses	$4,978,957	100%	$1,522,682	100%	$3,456,275	227%

Selling Expenses

Our selling expenses increased by $71,539 or 28% from $251,422 for the year ended March 31, 2023 to $322,961 for the year ended March 31, 2024. The increase was mainly due to increases in salary and welfare partially offset by the decrease of professional fees, travel and transportation and office expenses.

The increase in salary and welfare of $85,689 or 145% was due to the increasing effort to promote the business in 2024 by hiring additional staff for sales department.

General and Administrative Expenses

Our general and administrative expenses increased by $1,548,423 or 189%, from $821,432 for the year ended March 31, 2023 to $2,369,855 for the year ended March 31, 2024.

The increase for the year ended March 31, 2024 was primarily due to an increase of $502,388 or 240% in professional fees for the year ended March 31, 2024, compared to the same period in 2023, resulting from the engagement of more professional service providers for the Company’s initial public offering. Provision for allowance for expected credit losses and impairment for contract cost increased by $848,007 or 210% based on the valuation of collectability for accounts receivable, other receivables and amount due from a related party as well as the valuation of contract cost, which is in proportion to the larger amount of accounts receivable resulted from the significant increase of revenue during the year ended March 31, 2024.

Research and Development Expenses

Research and development expenses for the year ended March 31, 2024 was $2,286,141, which increased by $1,836,313 or 408% compared to $449,828 for the year ended March 31, 2023. The increase was primarily attributed to the increasing spending on hiring third parties to provide research and development related services, which increased by $1,432,680 or 759% for the year ended March 31, 2024.

Other Income (Expense), net

Total net other expense was $55,413 for the year ended March 31, 2024, compared to net other income of $8,052 for the year ended March 31, 2023. The decrease was primarily due to the financing expenses for the newly acquired loans of $163,120 for the year ended March 31, 2024.

Provision for Income Taxes

Provision for income taxes were $109,622 and $230,297 for the years ended March 31, 2024 and 2023, respectively, due to a net income before taxes of $2,927,447 for the year ended March 31, 2024, compared to a net income before tax of $1,840,352 for the year ended March 31, 2023.

Net Income

As a result of the foregoing, we reported a net income of $2,817,825 for the year ended March 31, 2024, compared to a net income of $1,610,055 for the year ended March 31, 2023.

Liquidity and Capital Resources

Cash Flows and Working Capital

As of September 30, 2024, our cash was $126,300 compared to $ 206,187 as of March 31, 2024. As of September 30 and March 31, 2024, our working capital was $4,978,279 and $ 4,597,664, respectively. As of March 31, 2024, our cash was $206,187 compared to $752,007 as of March 31, 2023. As of March 31, 2024 and 2023, our working capital was $4,597,664 and $3,190,752, respectively.

Substantially all of our operations are conducted in the PRC, and all of our revenues and the vast majority of our expenses, cash are denominated in RMB. As of September 30, 2024, 100% of our cash was held in China.

Cash Flows for the Six Months ended September 30, 2024, Compared to the Six Months ended September 30, 2023

The following table summarizes our cash flows for the six months ended September 30, 2024 and 2023:

	For the Six Months September 30,
	2024	2023
Net cash used in operating activities	$(861,868)	$(376,257)
Net cash used in investing activities	(19,436)	(2,928)
Net cash provided by (used in) financing activities	788,484	(187,861)
Net decrease in cash and cash equivalents	(92,820)	(567,046)
Effect of foreign currency translation on cash and cash equivalents	$12,933	$(471)

Operating Activities

Net cash used in operating activities was $861,868 for the six months ended September 30, 2024, as compared to $376,257 net cash used in operating activities for the six months ended September 30, 2023. The net cash used in operating activities for the six months ended September 30, 2024, reflects an increase in accounts receivable of $1,721,754 and an increase in prepayments of $1,328,983, partially offset by our net profit of $ 1,245,092 and repayment from related parties of $872,631. The net cash used in operating activities for the six months ended September 30, 2023, reflects an increase in accounts receivable of $4,417,001 and an increase in prepayments of $869,659, partially offset by our net profit of $1,580,574 and an increase in accounts payable of $3,132,878.

Investing Activities

Net cash used in investing activities was $19,436 for the six months ended September 30, 2024, as compared to $2,928 net cash used in investing activities for the six months ended September 30, 2023. The net cash used in investing activities for the six months ended September 30, 2024 and 2023, was mainly attributable the purchase of property and equipment and intangible assets.

Financing Activities

Net cash provided by financing for the six months ended September 30, 2024, was $788,484, as compared to $188,861 net cash used in financing activities for the six months ended September 30, 2023. For the six months ended September 30, 2024, we obtained interest-free and unsecured loans from shareholders of $265,559, and capital contribution from shareholders of $427,634. For the six months ended September 30, 2023, we repaid $1,758,120 to shareholders, other borrowings of $160,834, long-term loan from a related party of $91,800, long-term bank loans of $64,043 and deferred IPO costs of $274,806, partly offset by obtaining a short-term bank loan of $203,402, a long-term bank loan of $293,039 and capital contribution from shareholders of $1,666,722.

Cash Flows for the Year Ended March 31, 2024, Compared to the Year Ended March 31, 2023

The following table summarizes our cash flows for the years ended March 31, 2024 and 2023:

	For the Years Ended March 31
	2024	2023
Net cash used in operating activities	$(2,705,626)	$(1,469,694)
Net cash used in investing activities	(72,126)	(5,257)
Net cash provided by financing activities	1,616,038	2,083,292
Net (decrease) increase in cash and cash equivalents	(531,714)	608,341
Effect of foreign currency translation on cash and cash equivalents	$(14,106)	$(6,651)

Operating Activities

Net cash used in operating activities was $2,705,626 for the year ended March 31, 2024, as compared to $1,469,694 net cash used in operating activities for the year ended March 31, 2023. The net cash used in operating activities for the year ended March 31, 2024, reflects an increase in accounts receivable of $7,082,779, partially offset by allowance for expected credit losses of $1,118,634 and an increase in accounts payable and accrued expenses and other payables of $1,757,876 and $2,071,014, respectively. The net cash used in operating activities for the year ended March 31, 2023, reflects an increase in accounts receivable of $7,369,028 partially offset by our net profit of $1,610,055, an increase in accounts payable and accrued expenses and other payables of $3,022,946 and 513,283, and a decrease in contract costs of $421,034 and repayment from a shareholder of $426,578, respectively.

Investing Activities

Net cash used in investing activities was $72,126 for the year ended March 31, 2024, as compared to $5,257 net cash used in investing activities for the year ended March 31, 2023. The net cash used in investing activities for the years ended March 31, 2024 and 2023, was mainly attributable the purchase of property and equipment and intangible assets.

Financing Activities

Net cash provided by financing for the year ended March 31, 2024, was $1,616,038, as compared to $2,083,292 net cash provided by financing activities for the year ended March 31, 2023. For the year ended March 31, 2024, we obtained short-term bank loans of $1,841,745 and capital contribution from shareholders of $1,970,098, partly offset by repaying $926,771 to shareholders, and short-term bank loans of $725,536, and deferred IPO costs of $707,233. For the year ended March 31, 2023, we obtained short-term bank loans of $583,801, capital contribution of $416,913, and advance from shareholders with $1,036,247.

Contractual Obligations

Loan agreements

The following table sets forth our contractual obligations as of September 30, 2024.

	Payment due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Contractual Obligations
Rental expense	$278,325	$278,325	$—	$—	$—
Short-term bank loans	1,759,861	1,759,861	—	—	—
Long-term bank loans	370,965	48,857	322,108	—	—
Total	$2,409,151	$2,087,043	$322,108	$—	$—

We believe that our current cash and financing from our existing shareholders are adequate to support operations for at least the next 12 months, not including the $10 million cash required to complete the preliminary assembling and installation of production equipment and machineries of an in-house production and assembly line for our

Nine-Axis Linkage Spray Painting Robot, which we expect to be covered partially with 45% of our proceeds from this Offering, with the remaining portion of the $10 million (approximately 4.1 million, assuming the over-allotment option is exercised in full) to be supplemented by potential bank loans or other financial options. See “Business — Manufacturing” for details of our plan for installation of an in-house production and assembly line for our Nine-Axis Linkage Spray Painting Robot. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of September 30, 2024.

Concentrations

(a) Customer concentrations

The following table sets forth information as to each customer that accounted for top 5 of the Company’s revenue for the six months ended September 30, 2024 and 2023.

Customer	For The Six Months Ended September 30,
	2024		2023
	Amount	% of Total	Amount	% of Total
Customer A	$5,940,853	35.1%	$—	—
Customer B	3,612,039	21.5%	3,924,170	23.4%
Customer C	2,340,980	13.8%	—	—
Customer D	1,293,426	7.6%	—	—
Customer E	882,599	5.2%	—	—
Customer F	358,296	2.1%	2,895,441	17.2%
Customer G	—	—	2,195,361	13.1%
Customer H	—	—	995,396	5.9%
Customer I	—	—	952,827	5.7%
Total	$14,428,193	85.3%	$10,963,195	65.3%

The following table sets forth information as to each customer that accounted for top 5 of the Company’s accounts receivable as of September 30 and March 31, 2024.

	September 30, 2024		March 31, 2024
Customer	Amount	% of Total	Amount	% of Total
Customer A	$6,036,033	39.9%	$2,715,963	20.4%
Customer C	2,521,070	16.7%	—	—
Customer D	1,484,915	9.8%	—	—
Customer B	1,386,912	9.2%	205,654	1.6%
Customer J	944,539	6.2%	1,006,753	7.6%
Customer G	—	—	2,768,973	20.9%
Customer K	273,505	1.8%	1,343,604	10.1%
Customer H	—	—	906,795	6.8%
Total	$12,646,974	83.6%	$8,947,742	67.4%

The following table sets forth information as to each customer that accounted for top 5 of the Company’s revenue for the years ended March 31, 2024 and 2023.

	For The Years Ended March 31,
	2024		2023
Customer	Amount	% of Total	Amount	% of Total
Customer A	$5,916,155	16.1%	$2,304,418	17.6%
Customer B	4,677,343	12.8%	656,407	5.0%
Customer C	3,249,921	8.9%	—	—
Customer D	2,879,936	7.9%	2,145,998	16.4%
Customer E	1,679,430	4.6%	—	—
Customer F	—	—	1,872,624	14.3%
Customer G	—	—	1,649,313	12.6%
Customer H	—	—	761,268	5.9%
Total	$18,402,785	50.3%	$9,390,028	71.8%

The following table sets forth information as to each customer that accounted for top 5 of the Company’s accounts receivable as of March 31, 2024 and 2023.

	March 31, 2024		March 31, 2023
Customer	Amount	% of Total	Amount	% of Total
Customer B	$2,768,973	20.9%	$732,354	9.6%
Customer C	2,715,963	20.4%	—	—
Customer I	1,343,604	10.1%	—	—
Customer H	1,006,753	7.6%	1,072,716	14.1%
Customer J	906,795	6.8%	—	—
Customer A	209,842	1.6%	1,059,299	14.0%
Customer D	131,308	1.0%	2,394,159	31.5%
Customer G	—	—	667,869	8.8%
Total	$9,083,238	68.4%	$5,926,397	78.0%

(b) Supplier concentrations

The following table sets forth information as to each supplier that accounted for top 5 of the Company’s purchase for the six months ended September 30, 2024 and 2023.

Supplier	For The Six Months Ended September 30,
	2024		2023
	Amount	% of Total	Amount	% of Total
Supplier A	$2,626,371	19.7%	$3,440,272	26.6%
Supplier B	1,825,943	13.8%	—	—
Supplier C	1,228,745	9.2%	—	—
Supplier D	1,057,212	7.9%	—	—
Supplier E	1,029,168	7.7%	—	—
Supplier F	—	—	4,347,156	33.6%
Supplier G	—	—	1,699,362	13.1%
Supplier H	—	—	1,691,397	13.0%
Supplier I	—	—	863,264	6.7%
Total	$7,767,439	58.3%	$12,041,451	93.0%

The following table sets forth information as to each supplier that accounted for top 5 of the Company’s purchase for the years ended March 31, 2024 and 2023.

Supplier	For The Years Ended March 31,
	2024		2023
	Amount	% of Total	Amount	% of Total
Supplier A	$6,792,896	23.7%	$649,908	6.7%
Supplier B	4,750,572	16.6%	4,030,149	41.5%
Supplier C	2,748,777	9.6%	131,013	1.3%
Supplier D	2,570,880	9.0%	—	—
Supplier E	1,682,340	5.9%	516,638	5.3%
Supplier F	—	—	1,448,492	14.9%
Supplier G	—	—	728,847	7.5%
Supplier H	—	—	715,380	7.4%
Total	$18,545,465	64.8%	$8,220,427	84.6%

Contingencies

We may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. We determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. As of September 30 and March 31, 2024 we were not aware of any litigations or lawsuits against us.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates and assumptions on our own historical data and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates and assumptions on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable and accurate, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The critical accounting policies, judgments and estimates that we believe to have the most significant impact on our consolidated financial statements are described below, which should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider:

•        our selection of critical accounting policies;

•        the judgments and other uncertainties affecting the application of such policies;

•        the sensitivity of reported results to changes in conditions and assumptions.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial results of operations. We consider our critical accounting estimates include (i) allowance for expected credit losses for accounts receivable, (ii) impairment of long-lived assets, and (iii) valuation allowance of deferred tax assets.

Allowance of Expected Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) to replace the incurred loss impairment methodology under U.S. GAAP. This ASU introduces a new accounting model, the Current Expected Credit Losses model (“CECL”), which could result in earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model will require the Company to use a forward-looking expected credit loss impairment methodology for the recognition of credit losses for financial instruments at the time the financial asset is originated or acquired, and require a loss be incurred before it is recognized. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The new standard will apply to account receivable, contract assets and other financial instruments. This standard is effective for the Company for its fiscal year beginning after December 15, 2019. Adoption of ASU 2016-13 will be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. The Company adopted ASU 326 effective April 1, 2021, the first day of the Company’s fiscal year. The adoption of ASU 326 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Impairment of Long-lived Assets

For the long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows generated from the assets and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

Valuation Allowance for deferred tax asset

Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Sowell was incorporated in the Cayman Islands on July 26, 2023, with limited liability under the Companies Act. Upon incorporation, the authorized share capital of our company was US$50,000 divided into 500,000,000 shares, par value of US$0.0001 each. Sowell is a holding company with no material operations of its own, and conducts substantially all of its operations through Shenzhen Sowell and its subsidiaries. Shenzhen Sowell was incorporated on April 6, 2007 with Yue Zhu being the sole shareholder of all outstanding equity interest. Among Shenzhen Sowell’s subsidiaries, (i) Wuxi Sowell was incorporated on November 23, 2021 with Shenzhen Sowell being the sole shareholder, (ii) Suzhou Sowell was incorporated on August 24, 2022 with Shenzhen Sowell being the sole shareholder, (iii) Shenzhen Sowell Digital was incorporated on October 15, 2021 with Shenzhen Sowell holding 80% of all outstanding equity interest, (iv) Shenzhen Aiyin was incorporated on July 5, 2022 with Shenzhen Sowell holding 51% of all outstanding equity interest, (v) Hezhi Rongtong was incorporated on August 13, 2021 with Shenzhen Sowell holding 51% of all outstanding equity interest, and (vi) Anhui Sowell was incorporated on October 10, 2024 with Shenzhen Sowell being the sole shareholder.

On December 23, 2018, Yue Zhu transferred to Bin Huang 30% of outstanding equity interest of Shenzhen Sowell and to Xu Yang 5% outstanding equity interest of Shenzhen Sowell. On October 18, 2022, Bin Huang transferred to Yue Zhu 30% of outstanding equity interest of Shenzhen Sowell. On December 9, 2022, Hainan Lianhe Enterprise Management Group Co., Ltd. subscribed for newly issued equity interest in Shenzhen Sowell, accounting for 30% of outstanding equity interest of Shenzhen Sowell post the transaction. From May to August, 2023, Hainan Lianhe Enterprise Management Group Co., Ltd., Dengyao Jia, Wanlong Xiao, Shenzhen Lianyu Holding LLP (Limited Partnership), and Liqing Yu made further investment into Shenzhen Sowell. Prior to the series restructure actions described below, Yue Zhu, Xu Yang, Hainan Lianhe Enterprise Management Group Co., Ltd., Dengyao Jia, Wanlong Xiao, Shenzhen Lianyu Holding LLP (Limited Partnership), and Liqing Yu each held 36.5%, 5.0%, 30.0%, 19.0%, 4.8%, 3.7%, and 1.0% of outstanding equity interest in Shenzhen Sowell respectively. Since its inception on April 6, 2007, Shenzhen Sowell has been engaged in the business of providing machine vision products and solutions in China.

In order to prepare for this offering, a series of restructuring actions were taken. On July 18, 2023, Chit Chan formed Lianhe Sowell International Holding Group Limited (“Sowell BVI”), under the law of British Virgin Islands. On August 18, 2023, Chit Chan transferred all shares of Sowell BVI to Sowell, upon which Sowell BVI became our wholly-owned subsidiary. Sowell BVI, as our intermediate holding company, then formed its wholly-owned subsidiary, Lianhe Sowell International Group Limited (“Sowell HK”) under the law of Hong Kong, which in turn formed a wholly-owned PRC subsidiary, Lianhe Sowell International Holdings (Hangzhou) Co., Ltd. (“Sowell Hangzhou”), on October 26, 2023. Subsequently, on December 1, 2023, Sowell Hangzhou purchased all outstanding equity interest of Shenzhen Sowell from its then shareholders. On August 6, 2024, Sowell HK formed another wholly-owned PRC subsidiary, Lianhe Sowell International Holdings (Shenzhen) Co., Ltd (“Sowell International”). On August 26, 2024, Sowell International formed a PRC subsidiary, Lianhe Sowell Precision Machine (Shenzhen) Co., Ltd. (“Sowell Precision Shenzhen”) with Sowell International holding 83% of all outstanding equity interest. On December 30, 2024, Sowell Hangzhou formed a PRC subsidiary, Lianhe Sowell Precision Machine (Hangzhou) Co., Ltd. (“Sowell Precision Hangzhou”), which is wholly-owned by Sowell Hangzhou.

As of the date of this prospectus, Sowell BVI, Sowell HK, Sowell Hangzhou, Sowell International, and Sowell Precision Shenzhen, and Sowell Precision Hangzhou do not have any substantive business operations. We treat the PRC operating entities as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

INDUSTRY

The information that appears in this Industry Overview contains information and statistics on the industry in which we operate. Certain information and statistics set forth in this section have been extracted from a market research report by Moore Transaction Services Limited (“Moore”, and the report, the “Moore Report”), an independent third party which we commissioned. We believe that the sources of information contained in this section are appropriate sources for such information and have taken reasonable care in reproducing such information.

Overview of China’s Artificial Intelligence Market

Definition of Artificial Intelligence

Artificial Intelligence (“AI”) refers to the intelligence demonstrated by machines, which is distinct from natural intelligence in living organisms. AI is a new technological science that involves the study, development, theory, methods, techniques, and application systems for simulating, extending, and expanding human intelligence. In essence, it involves computer systems that use extensive data to simulate various functions of the human brain, such as reasoning, visual recognition, semantic understanding, learning, planning, and decision-making.

The Universality of Artificial Intelligence

Based on various forms, including software services, cloud services, hardware infrastructure, and encompassing diverse application scenarios such as consumer, manufacturing, internet, finance, digital twins, the utilization of artificial intelligence to drive industrial development has become a prevailing trend. In 2022, the field of artificial intelligence witnessed notable breakthroughs in academia, industry, and research, enhancing the ubiquity and efficiency of technology, particularly in the development of general large models and industry-specific large models. Artificial intelligence technology holds significance in the realms of industrial progress, societal advancement, and its own evolution. The essence of AI development is enhancement of business value, broadened applicability, and improvement of operational efficiency. By achieving these three fundamental aspects, AI technology will continue to play a pivotal role in shaping the future of development.

China’s Artificial Intelligence Market

China’s AI sector encompasses a wide spectrum of components, including AI application software, hardware, and associated services. This comprehensive landscape further includes AI chips, commercial intelligent robots, fundamental AI data services, AI-focused data governance, machine vision, intelligent speech, human-computer interaction, machine learning, knowledge graphs, and natural language processing.

The size of China’s AI industry stood at approximately RMB49.4 billion (approximately $7.2 billion) in 2016. In 2022, the industry had experienced substantial growth, reaching a scale of RMB195.8 billion (approximately $28.5 billion), representing a CAGR of 7.8%.

Currently, a significant number of leading Chinese enterprises are actively strategizing and executing AI initiatives. With small businesses increasingly exploring AI adoption, and the recognition of AI as a foundational element for productivity in the digital economy era, key segments including AI chips, autonomous driving technologies, vehicle-to-vehicle visual solutions, intelligent robotics, advanced manufacturing, and decision intelligence applications, are witnessing robust expansion. It is anticipated that by the year 2025, China’s AI industry will achieve an impressive scale of RMB396.2 billion (approximately $57.7 billion).

Overview of Machine Vision Market

Definition of Machine Vision

Machine vision represents a dynamically advancing branch of artificial intelligence. It entails the utilization of automated systems to replace human vision for measurement and judgment. It entails the automatic capture and analysis of images to acquire the data necessary for controlling or assessing specific components and activities. Machine vision is a comprehensive technology that encompasses disciplines including image processing, mechanical engineering, control systems, electro-optical illumination, optical imaging, sensor technology, analog and digital video technology, as well as computer software and hardware proficiency (including image enhancement and analysis algorithms, and image processing hardware). When compared to human vision, machine vision offers several distinct advantages, such as color recognition, grayscale resolution, spatial resolution, processing speed, sensitivity to varying lighting conditions, adaptability to diverse environments, and precision of observation.

Machine Vision Market (Global and China)

The global machine vision market surged to RMB87.9 billion (approximately $12.8 billion) in 2022, representing a CAGR of 9.4% from 2021 to 2022. The resurgence of traditional industries on a global scale and the rapid expansion of the new energy sector propelled increased production requirements for manufacturers. Consequently, there has been a heightened demand for visual inspection products, particularly in the domains of industrial testing and lithium batteries. The convergence with AI is expected to significantly expand the utility of machine vision technology. The market is expected to achieve a substantial size of RMB127.6 billion (approximately $18.6 billion) by 2025, representing a CAGR of 13.22% from 2022 to 2025.

Size of the Global Machine Vision Market
1400
1200
1000
800
600
400
200
0
30%
25%
20%
15%
10%
5%
0%
28.41%
11.46%
10.46%
10.00%
12.50%
8.08%
12.15%
9.35%
12.66%
13.01%
14.00%
377.88
417.41
536
589.6
663.3
716.9
804
879.17
990.48
1119.34
1276.05
2015
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
Market Size (100 million RMB)
Year on Year Growth (%)

Source: Moore Report

In China, the dynamic growth of logistics warehousing and the emerging new energy sector have stimulated increased production demands among related companies, resulting in a notable surge in the demand for visual inspection products. China’s machine vision market (excluding automated integration equipment) achieved a remarkable scale of RMB16.9 billion (approximately $2.5 billion) in 2022, delivering year-on-year growth rate of 22.2% as compared to 2021, substantially surpassing the global average CAGR during the same period.

Several factors, including the post-pandemic macroeconomic recovery, the ongoing evolution of manufacturing automation, and supportive government policies, are expected to further propel the expansion of China’s machine vision industry. Specifically, in 2022, the 2D machine vision market reached approximately RMB15.1 billion (approximately $2.2), while the 3D machine vision market reached approximately RMB1.8 billion (approximately $0.3 billion).

It is anticipated that by 2025, China’s machine vision market will attain a substantial size of RMB34.9 billion (approximately $5.1 billion) in 2025, within which the 2D vision market is expected to exceed RMB29.2 billion (approximately $4.3 billion), while the 3D vision market is expected to surpass RMB5.8 billion (approximately $0.8 billion).

China's Machine Vision Market Size
350
300
250
200
150
100
50
0
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
1.15
45.72
1.98
53.52
18.41%
3.04
65.59
23.66%
3.84
76.22
16.65%
5.68
88.44
17.56%
11.51
126.65
46.79%
17.75
151.13
22.23%
28.29
197.27
33.57%
40.62
242.02
25.31%
57.72
291.51
23.49%
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
3D Vision market size (100 million RMB)
2D Vision market Size (100 million RMB)
Growth rate (%)

Source: Moore Report

Value Chain of the Machine Vision Industry

The value chain of the machine vision industry comprises three segments: upstream, midstream, and downstream. In the upstream segment, various component providers offer critical elements such as light sources, lenses, industrial cameras, image acquisition cards, and machine vision software. In the midstream segment, there is a range of equipment manufacturers and system integrators. The downstream applications of the machine vision industry span diverse sectors, with a primary focus on serving the semiconductor and electronics manufacturing industries. Moreover, it extends its reach to sectors including automotive, printing and packaging, agriculture, medical equipment, and metal processing. The nucleus of machine vision’s value resides predominantly in the upstream section of the industry chain, where hardware processes and software algorithms decisively shape the technological prowess of the product.

Upstream components
Light source
LED Lightsource
Light source controller
Industrial lens
Optical material
Optical Devices
Industrial camera
Linear array camera
Area array camera
Image acquisition card
Digital acquisition card
Analog acquisition card
Software and Algorithm Platform
Development tool
Algorithm platform
Midstream equipment
Visual guidance equipment
Visual guidance
Visual guidance equipment
Calculation
Sorting
Visual inspection equipment
Quality inspection of spare parts
Factory quality inspection
Visual measuring instruments
Three coordinate measurement
Downstream applications
Consumer Electronics
Flat panel display
Automobile
Printing
Battery
Robot
Semiconductor
Food and Beverage
Packaging
Universal parts
Medical equipment

Source: Moore Report

Application of Machine Vision in China

In China, key application sectors for machine vision are consumer electronics, semiconductors, and the automotive industry. While precision requirements may vary across these downstream industries in the realm of machine vision, an overarching trend is the growing demand for heightened precision due to the ongoing advancements and evolutions within these major application sectors, including 3C (computer, communication, and consumer) electronics, semiconductors, automotive, and new energy. Notably, there is a robust demand for the seamless integration of machine vision technology with deep learning to align with the evolving needs of downstream applications.

Downstream Application Scenarios in China 2022
25.00%
10.00%
10.90%
10.30%
8.20%
5.80%
5.10%
24.70%
3C electronic
Semi conductor
Automobile
Li Battery
Medical
Food Packaging
Logistics
Others

Source: Moore Report

3C Electronics

China’s machine vision market within the 3C electronics industry surged to RMB4.3 billion (approximately $0.6 billion) in 2022, representing a year-on-year growth of 5.23% from 2021. The projected CAGR from 2020 to 2025 is 14.80%, primarily fueled by the substantial growth observed within the 3C electronics product sector. Although electronics industry entered a phase of deceleration starting in 2021, resulting in a noticeable slowdown in the related sector in machine vision market, given its solid foundational presence, the consumer electronics industry is anticipated to remain the largest downstream market for the machine vision industry in the near to medium term.

Source: Moore Report

Semiconductor

The semiconductor industry has emerged as one of the earliest and most extensive application domains for machine vision technology, owing to its exceptional precision and integration demands. The share of machine vision applications within the semiconductor sector witnessed expansion from 2021 to 2022. The machine vision market within the semiconductor industry reached RMB1.7 billion (approximately $0.2 billion) in 2022, reflecting a remarkable year-on-year growth rate of 30.32% from 2021. This surge can be attributed to the strategic expansion initiatives undertaken by major semiconductor companies in China in recent years, directly contributing to the increased utilization of machine vision technology in wafer inspection. The ongoing semiconductor shortage in China spurred a wave of production expansions, with new wafer production lines gradually becoming operational, further bolstering the short-term prospects of the machine vision industry.

The machine vision market size within the semiconductor industry is expected to reach RMB4.3 billion (approximately $0.6 billion) by 2025, representing a CAGR of 36.0% from 2020 to 2025.

Source: Moore Report

Automotive

The automotive sector has long been a leader in the sustained development of machine vision applications. The machine vision market within the automotive industry is projected to reach RMB1.8 billion (approximately $0.3 billion) in 2022, marking a substantial year-on-year increase of 30.8% from 2021. During the same period, national passenger car sales rose by 2.1%, while new energy vehicle sales surged by an impressive 93.4% year-on-year from 2021. The growth rate of machine vision in the automotive sector from 2021 to 2022 was 30.8%, which although commendable, lags behind the remarkable growth witnessed in the new energy vehicle segment in China. This discrepancy can be attributed to the fact that machine vision was predominantly applied in traditional automotive manufacturing. As the demand for machine vision in the new energy vehicle field continues to evolve, it is expected to emerge as a significant growth catalyst for the machine vision industry. The machine vision application within automotive industry is anticipated to approach a market size of nearly RMB4.0 billion (approximately $0.6) by 2025, with an estimated CAGR of 30.0% spanning from 2020 to 2025.

Source: Moore Report

Lithium Battery

New energy is poised to emerge as the most substantial growth market within the machine vision industry in the foreseeable future. The new energy sector in machine vision industry experienced the most rapid sales growth during 2022, boasting an impressive year-on-year growth rate of 53.6% from 2021. This rate far surpasses the industry’s average level.

Source: Moore Report

Industry Competition Analysis

Competitive Landscape

In its initial developmental phases, China’s machine vision market primarily featured foreign brands, with multinational corporations showcasing formidable capabilities and competitiveness. These entities excelled in key domains such as technological innovation, product development, and market expansion. However, in recent years, a shift has occurred. With an increasing number of manufacturing enterprises undergoing upgrades and transformations, coupled with rising labor costs and the broadening scope of applications, machine vision technology has taken on heightened significance for domestic manufacturers in China. Consequently, this has spurred a notable uptick in market demand.

China’s machine vision market is experiencing rapid growth. Several formidable domestic manufacturers are proactively exploring the high-end market segment and have successfully established solid market positions within it. Machine vision is finding applications across diverse sectors, including electronics and information manufacturing, automotive, pharmaceuticals, food and packaging machinery, and printing machinery, among others. Most manufacturers are concentrating their efforts on developing machine vision products tailored to their specific application domains.

As the momentum for import substitution gains pace, domestic manufacturers are becoming increasingly competitive. In 2022, domestic machine vision products accounted for a 60% market share, while international brand machine vision products constituted the remaining 40%. The import substitution in machine vision products has accelerated, and in certain segments of the industry chain, such as lenses, lighting, and cameras, domestic manufacturers have surpassed their foreign counterparts in terms of market share. It is anticipated that by 2023, the market share of domestic brand machine vision products in China will further rise to 63%.

Increase in the Number of Enterprises

There were only 152 newly established machine vision enterprises in China in 2013. However, due to domestic efforts in independent technological research and exploration in areas such as lighting and cameras, the number of new machine vision enterprises surged to its zenith at 891 in 2019. Nevertheless, in 2020, this figure experienced a decline to 637. As machine vision technology continues to mature, and market demand grows, less-established companies are encountering challenges in carving out their niche within this sector. This trend underscores the competitive edge enjoyed by industry-leading enterprises.

Source: Moore Report

Industry Concentration Ratio Overview

When assessing the geographical distribution of China’s machine vision industry, it becomes evident that a substantial portion of machine vision companies in China are concentrated in the Pearl River Delta and Yangtze River Delta regions, with Guangdong and Jiangsu provinces serving as prominent hubs. Guangdong province notably stands out as a focal point, housing publicly listed enterprises like Hikrobot and Shenzhen JT, both headquartered in Shenzhen. Regions such as Beijing and Zhejiang also exhibit a noteworthy concentration of machine vision companies, featuring prominent representatives like Hikvision and Lingyun Photonics. As of the end of 2022, Guangdong province boasts a total of 2,837 machine vision companies, while Jiangsu province hosts 736 such enterprises.

Entry Barriers

High Technical Demands:    The machine vision industry necessitates proficiency across a spectrum of academic disciplines, including computer science, artificial intelligence, image processing, pattern recognition, neurobiology, mechanics, and automation. Given the substantial technical complexity, enterprises in this sector must commit to extensive research and development to master the core technology and production processes required for machine vision equipment.

Brand Influence:    Following years of development, the domestic machine vision market has solidified a relatively stable competitive landscape. Leading machine vision equipment suppliers boast adept and experienced professional R&D teams and have established strong brand positions within their respective domains, resulting in significant brand influence.

Talent Shortage:    Machine vision technology draws from multiple cutting-edge fields, demanding a pool of highly skilled multidisciplinary professionals. Companies must maintain talent reserves and foster talent development capabilities. With the industry’s rapid growth, talent shortages are anticipated to persist.

Rigorous Evaluation:    Downstream customers approach supplier selection with caution, typically requiring comprehensive evaluations of factors such as product quality and stability, R&D capabilities, brand reputation, management systems, production processes, and more. Consequently, becoming an approved supplier within downstream customer procurement systems entails enduring a substantial evaluation period.

Company Scale:    Machine vision demands a specific level of production capacity, operational capability, and resource integration, creating barriers for new entrants to the market. Brand recognition and reputation also play pivotal roles in a company’s competitiveness. A well-established brand presence can significantly enhance a company’s market position and industry standing.

Market Driver Analysis

The Demographic Shift and Ongoing Demand for Automation

The demographic structure in China is changing, and as birth rate drops, there persists a long-term gap in the need for machine replacement. As of the end of 2022, individuals under the age of 60 constituted 80.20% of the population, with the birth rate declining from 13.27% in 2011 to 6.77% in 2022. It is anticipated that by 2030, China’s population under 60 may decrease to 75%. Concurrently, the workforce in manufacturing has dwindled from 40.88 million in 2011 to 38.28 million in 2021, while manufacturing labor cost per person per year has surged from RMB36,665 (approximately $5,351.3) to RMB92,459 (approximately $13,494.5). The aging population and reduced birth rates are expected to perpetuate labor supply constraints and escalating labor costs, compelling manufacturing enterprises to seek greater automation. Machine vision, offering advantages of heightened efficiency, precision, and cost-effectiveness, is poised to witness increased adoption rates as a viable alternative.

Unlocking the Penetration for Industrial Machine Vision in China

The adoption of industrial machine vision applications in China remains notably low, leaving ample room for improvement. The added value of China’s manufacturing industry reached RMB33.5 trillion (approximately $4.9 trillion) in 2022, constituting approximately 30% of the global total. In contrast, as of 2021, China’s machine vision output value accounted for merely 17.18% of this significant global industry. Driven by the ongoing transformation and upgrading of the manufacturing sector, the penetration rate of machine vision is poised for continuous growth. The substantial domestic manufacturing base presents a substantial market expansion opportunity. Furthermore, the escalating growth witnessed in China’s manufacturing AI application market underscores the inherent potential of machine vision. China’s manufacturing AI application market surged from RMB1.2 billion (approximately $0.2 billion) in 2019 to RMB3.7 billion (approximately $0.5 billion) in 2022, with projections indicating that it will exceed RMB10 billion (approximately $1.5 billion) by 2025.

The Intelligent Manufacturing Trend Driving Machine Vision Demand

Substituting human labor with automation stands as a pivotal strategy in enabling the manufacturing industry to achieve automation and intelligence. This shift serves as a driving force for modern manufacturing, enhancing quality, efficiency, cost-effectiveness, and environmental sustainability. With China’s comprehensive push toward intelligent manufacturing, machine vision is expected to permeate every facet of the industry, propelling rapid expansion in the application market. This represents a significant strategic opportunity for the machine vision sector. For the years from 2016 to 2021, domestic machine vision sales volumes displayed a consistent upward trajectory, reaching RMB46.9 billion (approximately $6.8 billion), RMB55.5 billion (approximately $8.1 billion), RMB68.6 billion (approximately $10.0 billion), RMB80.1 billion (approximately $11.7 billion), RMB94.1 billion (approximately $13.7 billion), and RMB13.8 billion (approximately $2.0 billion), respectively. Despite some gradual increase, the size of China’s domestic machine vision industry accounted only 2% to 3% in the investment expenditure by national industrial enterprises, accordingly, it is evident that the penetration rate of domestic machine vision in industrial technical transformations remains relatively modest. It is believed that there exists ample room for future growth and expansion.

BUSINESS

Overview

Sowell is a holding company incorporated in Cayman Islands. As a holding company with no material operation of its own, Sowell conducts its operations through its PRC subsidiary, Shenzhen Sowell and Shenzhen Sowell’s subsidiaries in China. Shenzhen Sowell was founded in 2007, and through our PRC Subsidiaries, we invent and integrate technologies and solutions that address some of the most critical manufacturing and distribution challenges, such as precision and accuracy required in manufacturing of electronic products. We are a provider of machine vision products and solutions in China, and our products improve efficiency and quality for customers in a wide range of businesses across industries. Based on nine foundational technologies, our solutions integrate physical products with software to capture and analyze visual information, allowing for manufacturing automation and improvement of distribution process for customers across China.

Machine vision technology is the foundation of our business. As a transformative subset of artificial intelligence, machine vision technology revolutionizes the way machines perceive and interpret visual information, and is particularly valuable in areas where human vision is inadequate to meet requirements for size, accuracy, or speed. Leveraging advanced algorithms and image processing techniques, machine vision enables computers to comprehend, analyze, and respond to visual data with unparalleled precision. We found application of machine vision technology across diverse industries, ranging from manufacturing, transportation, security, and building management. We offer a variety of machine vision products that have similar technological foundation, production processes, and sales distribution channels, with customized settings to accommodate various needs of our customers in different industries. As of the date of this prospectus, we categorize our machine vision products in four categories based on their application settings: industrial machine vision, artificial intelligence (face recognition and AI behavior analysis), intelligent weak current (building intelligence and intelligent transportation), and electronic customs clearance. In 2022, we also successfully developed Nine-Axis Linkage Spray Painting Robots, which we believe are one of the advanced robotic systems in China’s vehicle repair and maintenance industry.

Our Competitive Advantages

We possess independent research and development capabilities and strong brand identity, which together have fostered a high-quality customer base that in turn foster innovation powering our products.

Through extensive independent R&D and relentless technological innovation, we continuously enhance technological advancement, performance stability, and quality reliability of our products, while prioritizing substantial investments in brand cultivation. Our machine vision products have been the focal point of our research and development efforts. Over years of dedicated work, we have independently crafted the core software of our machine vision products, achieving noteworthy milestones in software and hardware development, including image processing algorithms and photoelectric imaging systems. Our commitment to innovation has led us to develop a series of products with self-owned intellectual property rights and proprietary brands. Notably, we believe our technological metrics, including detection speed, detection accuracy, and error statistics, position us as a strong competitor in China’s machine vision industry.

Our close customer relationships drive our R&D efforts, and we align our R&D efforts with our customers’ specific requirements. With our deep understanding of our nine foundational technologies, we possess the agility to swiftly conduct research, design, and development tailored to customer needs, delivering practical machine vision solutions. Our integrated services encompass project plan evaluation, project design, equipment manufacturing commissioning, and training to utilize our products. For instance, customers seeking specialized solutions such as identifying small defects in QR codes, printed characters on product packaging, or radium marks on mobile phone cases, turn to us for custom-tailored products and services, addressing unique challenges beyond standard machine vision capabilities.

We leverage experience in machine vision industry, powering our R&D capability that supports our continuous upgrade of existing products and creation of new products.

Our dedicated senior management team possesses over a decade of technology and managerial acumen. Mr. Yue Zhu, our founder and CEO, is an expert in software engineering, and has over 20 years of experience in the technological development in machine vision industry. Mr. Zhu had been focusing on AI neural network and image recognition algorithm since the very early years of his career before founding of Shenzhen Sowell. With his profound experience in the area, Mr. Zhu led our R&D team to develop a wide spectrum of machine vision powered products for diversified settings.

We also maintain close collaborations with esteemed domestic universities, including the University of Science and Technology of China, Beijing University of Posts and Technology, and Shenzhen Higher Education Institute, fostering ongoing technical breakthroughs and product innovation. These experiences and connections position us at the forefront of the market in terms of product research and development. We take pride in our contributions to industry standards: in 2023, we authored the “General Specification for Machine Vision Defect Detection,” a general product standard specification that is applied across China’s machine vision industry. The fact that the industrial standard association commissioned the drafting work to us confirmed our exceptional understanding of technology.

We provide dedicated customer service demonstrating our commitment to our customers’ unique needs.

Customer service is the cornerstone of our success. We offer tailored development support to our customers, addressing their specific requirements. By understanding their unique needs and circumstances, we provide customized development docking documents to enhance alignment. For instance, we extend the option to customers that they could purchase our software development kit (SDK) to adjust setting of our face recognition products themselves based on their specific application settings.

Our commitment to exceptional service encompasses pre-sales, in-sales, and after-sales support. Through our experienced and professional service personnel, we aim to ensure that customers can receive timely, accurate, and reliable assistance. Throughout project implementation, we dispatch skilled technicians to provide on-site technical support. We also offer remote technical guidance: our dedicated customer support team is accessible via text messages, mobile phones, telephones, emails, and more, ensuring prompt and effective issue resolution to cultivate customer satisfaction and loyalty.

Challenges and Opportunities

The resilience of the electronic information manufacturing industry and evolving manufacturing landscape in China drives the growing need for customized machine vision solutions.

In recent years, despite a slowdown in the growth of the electronic information manufacturing industry in China, it remains a robust pillar of the domestic economy, bolstered by strong domestic demand in China. Simultaneously, persistent consumer demand for upgraded consumer electronics products, coupled with rapid market expansion in sub-sectors like smartphones, tablet computers, and smart devices, continues to drive industry growth. Notably, according to forecasts from the Internet Data Center (IDC), global smartphone shipments are projected to reach approximately 1.485 billion units, with a compound annual growth rate of over 1.1% by 2023, indicating a promising market outlook. Machine vision technology is crucial in the manufacturing process in the electronic information manufacturing industry. As the industry evolves with advancing production technology and increasingly stringent quality requirements, we recognize the imperative of heightened technical investments to enhance the precision, inspection efficiency, and other vital parameters of machine vision systems.

In China’s evolving manufacturing landscape, there is also a distinct shift towards a quality-centric approach over quantity. Electronic applications are increasingly characterized by attributes like slimness, compactness, convenience, and intelligence, driving the core components and manufacturing processes towards greater precision. Our customers are increasingly seeking automation, often with very different technical requirements, which underscore the indispensability of customized machine vision product in the realm of smart production. As the manufacturing industry undergoes structural adjustments and upgrades, the demand for machine vision products is poised for sustained growth.

China’s demographic shift posts opportunity for machine vision industry, which is powered by lowered component costs.

As China’s aging population reduces the demographic dividend and labor costs rise, operational costs of production lines continue to climb, driving a growing need for automation equipment in most factories. Currently, a single machine vision inspection system can match the productivity and efficiency of dozens of manual inspection workers in traditional production lines. With the ongoing enhancements in inspection equipment efficiency and accuracy, machine visual inspection is becoming increasingly cost-effective compared to manual methods, further stimulating demand for related equipment.

The manufacture of machine vision equipment encompasses hardware, software, and their seamless integration. In recent years, significant advancements have been achieved in hardware components (such as light source, industrial camera, lens, video capture card), software systems (including integrated software), resulting in a consistent reduction in the overall cost of machine vision equipment. This has led to an expansion of its application domains and functionalities. The fundamental objective of machine vision equipment is to offer cost-effective and highly reliable solutions to end users. Accordingly, the incremental improvement in cost-effectiveness has a favorable impact on increasing the equipment’s adoption across various industries.

China’s favorable industrial policy powers strong support for development of the machine vision industry.

In recent years, China has consistently championed initiatives like “Industry 4.0” and “China’s Intelligent Manufacturing” in alignment with national strategic plans. Key policy documents, including the “Intelligent Manufacturing Development Plan (2016-2020),” “The ‘Thirteenth Five-Year Plan’ National Strategic Emerging Industries Development Plan,” “Strategic Emerging Industry Classification (2018),” and “Industrial Technology Innovation Capability Development Plan (2016-2020),” underscore the importance of intelligent manufacturing and technology integration. Notably, the introduction of the “14th Five-Year” Development Plan for Promoting Intelligent Transformation has ushered in an era of digitized, interconnected agricultural, forestry, animal husbandry, and fishery infrastructure. Furthermore, the “Guiding Opinions on Accelerating Scenario Innovation and High-level Application of Artificial Intelligence” issued in August 2022 has spurred innovative applications of artificial intelligence, particularly in manufacturing, prioritizing areas such as industrial intelligence, robotic manufacturing support, machine vision industrial inspection, and equipment interconnection management. These policy developments underscore China’s commitment to advancing intelligent manufacturing and hold a promising outlook for the extended adoption of machine vision equipment across the manufacturing landscape.

Despite the opportunities, China’s machine vision industry faces challenges in talent acquisition and financial resources to advance technological improvement.

The machine vision industry, marked by technological innovation and rigorous demands in high-tech areas like machine vision algorithms, light source technology, and software development, necessitates a pool of interdisciplinary professionals. However, such high-end interdisciplinary talent remains limited in supply, resulting in elevated employment costs. As manufacturing customers often require customized solutions, the machine vision industry requires high monetary investment in tailored R&D efforts for specific industry needs.

Business Strategy

Strengthen our market position in China’s machine vision industry with increased and tailored R&D efforts.

In the period spanning from 2024 to 2026, our strategic focus involves further establishing our brand within China’s machine vision industry while strengthening our industry leadership. We plan to continue investing in R&D to improve the accuracy, response speed, and overall performance of our existing products, for which we will maintain and expand a preeminent R&D team dedicated to the development of machine vision products tailored to evolving customer demands across various sectors. While our current clientele primarily comprises manufacturers of 3C (computer, communication, and consumer electronics) and hardware manufacturing industries, our vision extends to product applications into agriculture, pharmaceuticals, and food manufacturing. We are committed to agile R&D adjustments to align with high-growth customer segments and industries.

Strengthen our marketing and sales network to serve expanding customer base in China.

We will continue to market products in our core areas, such as industrial machine vision, face recognition, intelligent transportation, and smart cities. In the meantime, we plan to expand our product sales channels and establish a nationwide sales network to cater to evolving customer demands. With wide reach of the marketing and sales network, our marketing team could collect feedbacks from our existing and potential customers and understand their needs, and in return, the Company can better serve the customers with more targeted machine vision solutions. While our current focus lies in southern China, our expansion plan targets customers in the northern and eastern provinces. We currently promote, and plan to continue promoting our brand and products on search engines such as Baidu, which are popular search engines in China and also platforms for us to reach new customers. As part of our marketing effort, we will also explore to build stricter product quality management system, and actively participate in professional seminars to promote our products, such as CCF-GAIR Global Artificial Intelligence and Robotics Summit, Shenzhen International Robot and Intelligent System Expo, Shenzhen Artificial Intelligence Conference, and Shenzhen Robotics Joint Conference. We believe that active and frequent communication with participants across industry will promote reputation our technological-leading products.

Expand leading advantage of our Nine-Axis Linkage Spray Painting Robots.

We plan to promote our Nine-Axis Linkage Spray Painting Robot to quickly capture market share through increased investments and intensified marketing initiatives. By end of 2025, we aim to establish a preliminary in-house production and assembly line for the robot in Bengbu, Anhui province. We estimate that we will invest approximately $85 million in four stages to complete the installation of the new factory. See “Business — Manufacturing” for details of our plan for installation of the new factory. We expect to complete the preliminary assembling and installation of production equipment and machineries by end of 2025, which will enable the factory to launch production with an initial investment of approximately $10 million, to be covered partially with 45% of our proceeds from this Offering (approximately $3.4 million, assuming the over-allotment option is exercised in full), with the remaining portion of the $10 million (approximately $6.6 million, assuming the over-allotment option is exercised in full) to be supplemented by potential bank loans or other financial options. We expect to seek additional funding of the remaining Stage II by exploring potential private financings, bank loans, follow-on offerings, and other financing options available to the Company. As of the date of this prospectus, we have not secured such bank loans or other financial options.

We expect by the end of March 2028, the new in-house production and assembly line will achieve an annual output of 4,000 to 8,000 sets of robots. To reach this annual output, in addition to net proceeds from sale of our Ordinary Shares in this offering, we will need additional funding to complete the installation. We currently have not secured a letter of intent or any agreement for such additional funding, but plan to explore private equity investment, follow-on offering, and bank finance options. There is no assurance that we can successfully implement such expansion plan. For details, see “Risk Factors — Risks Related to Doing Business in China — The implementation of our expansion plan may not be successful and may lead to increases in our costs and expenses, which may adversely affect our profitability, business, results of operations and financial condition.” on page 27 of this prospectus. See also “Business — Manufacturing” on page 104 of this prospectus for details of our plan for installation of the new factory. We may also be unable to obtain additional capital in a timely manner or on acceptable terms or at all to support the expansion plan. See “— We will require additional financing to accomplish our business strategy.” on page 31 of this prospectus. Upon successful production of the Nine-Axis Linkage Spray Painting Robot, we plan to lease the robots to 4S shops, so that we could potentially extend the reach of our Nine-Axis Linkage Spray Painting Robot to a wider audience, including 4S stores, car spray centers, and auto repair shops. Our commitment to research and development will also drive the creation of additional vehicle-related robots, featuring functions like automatic polishing and coating, leveraging our existing technological expertise.

Overall Architecture of Our Products and Technologies

The diagram below illustrates our nine foundational technologies and the five product applications of the foundational technologies:

Our Products

Our machine vision products are categorized based on their application settings: industrial machine vision, artificial intelligence (face recognition and AI behavior analysis), intelligent weak current (building intelligence and intelligent transportation), and electronic customs clearance.

In addition to machine vision products, we recently successfully developed Nine-Axis Linkage Spray Painting Robots, which we believe is an advanced robotic systems in China’s vehicle repair and maintenance industry.

Industrial Machine Vision

•        Overview

Machine vision is a comprehensive technology that entails utilization of automated systems to supplant human visual perception for measurement and judgment. Machine vision automation has the advantages of high perceptual efficiency, high accuracy, and basic mechanization, which is the core of achieving industrial automation. It involves application of computer technology, image processing, pattern recognition, artificial intelligence, signal processing, optics, machinery and others.

Machine vision technology is widely used in manufacturing of touch screen, flat Panel Display (FPD), semiconductor, Printed Circuit Board (PCB), Surface Mounted Technology (SMT), robot and factory automation, food and beverage, pharmaceutical, consumer electronics, automobile. It can also be applied in laser processing, solar energy, and agricultural scenarios.

•        Products and Applications

Our industrial machine vision products are integration of physical products and software, and are able to detect stains, scratches, spots, color differences, wrinkles, air bubbles, and other defects on the surface of the workpiece. Based on the detection results, our products can identify defects and generate data reports for technical personnel to analyze. Our machine vision products can be used in intensive manufacturing or hazardous working environment, such as manufacturing of 3C (computer, communication and consumer) consumer electronics, QR code, bar code, glass, hardware, and packages. Our industrial machine vision products can generally deliver with high precision range, quick response speed, and high accuracy. We are also capable of designing customized industrial machine vision solutions based on our customers’ specific demand.

Our machine vision products applied in various manufacturing scenarios

Set forth below are samples of industrial machine vision solutions that we provide to our customers in specific manufacturing settings:

QR Code Defect Online Detection System

Our QR code defect online detection system is designed to detect common defects such as broken edges, stains, holes, and impurities on the surface of various code marked products during the production process.

UV Glue Detection System	Our UV glue detection system is designed to detect the quality of UV glue coating on data line circuit boards.
Glue Detection System

By adopting machine vision recognition algorithms, our Glue Detection System can quickly and accurately examine if adhesive glue needed in manufacturing certain products are applied accurately and evenly, thereby improving qualification of the products.

Glue Droplet Detection System

Our Glue Droplet Detection System is capable of achieving real-time detection of common problems such as broken glue, excessive glue, too wide or narrow glue application, position deviation, and issuing defect warnings.

Laser Cutting Detection System

The main function of the Laser Cutting Detection System is to identify incomplete laser cutting of welding wires and provide relay/pulse signals, enabling it to automatically identify defective products.

Solder Joint Detection System

The Solder Join Detection System is used to detect presence, size, position, number, and bubbles of solder joints. By adopting this system, manufacturers could improve the detection speed and quality of product testing, solving the problem of inaccurate and low efficiency in manual testing.

Laser Printing Detection System	The Laser Printing Detection System is mainly used to detect the size, presence, ghosting, color difference, position offset, integrity of characters that are laser printed onto materials.
Mobile Phone Battery Case Defect Detection System

The Mobile Phone Battery Case Defect Detection System uses a combination of charge-coupled device (CCD) and laser to fully inspect the length, width, aperture, height, position and flatness of the structural features of components. It is used to improve quality of mobile phone battery case manufactured.

Nano Car Washing System

The Nano car washing system has a built-in microcomputer control program, so the dry and humidity of the steam can be digitally adjusted to fit into the cleaning and sterilization need of customers. The machine can work continuously with three sets of built-in heating modules.

Artificial Intelligence-Face Recognition and AI Behavior Analysis

Face Recognition

Our dynamic face recognition system uses advanced face detection and recognition algorithms. Running on a high-performance embedded platform with infrared and RGB (red, green, and blue wavelengths) cameras, our dynamic face recognition system uses dynamic cameras to avoid “photo cheating” — we recognize face dynamically and utilize infrared temperature to confirm the object is active. Our face recognition products can detect, recognize, and track individuals based on the recognition results. We do not store face recognition data obtained from our customers.

The chart below lists our major face recognition products and their application settings:

Our face recognition technology is currently applied through computers and servers. In the future, we plan to explore to apply face recognition technology more flexibly on various embedded devices, such as mobile terminals and smart homes, so to expand our customer reach to include not only enterprise users, but also individual and family users. We also plan to upgrade our products in terms of accuracy and recognition speed in more complex environments to provide more intelligent solutions in more complicated application scenarios.

AI Behavior Analysis

AI behavior analysis is a deep learning algorithm that we developed independently based on AI neural networks, which structures the main activity skeleton of a person. By analyzing and calculating data in the background, the movement trajectory of a person can be analyzed based on parameter values set by the system. Our AI behavior analysis system adopts a high-speed embedded ARM architecture AI chip and is equipped with a high-performance AI algorithm that we independently developed to analyze video content in real time. The system is able to analyze pedestrians, vehicles and objects captured in the surveillance video, and promptly warn, upload, and collect evidence for abnormalities. It is mainly used in chemical industry, gas station, construction site, park, school, farmer’s market, elderly care, correctional institutions, hospital, and other environments to ensure practice of safety precautions. As compared to traditional human monitoring which requires excessive manpower and time to observe and identify different behaviors, our AI behavior recognition technology can automatically identify and classify different behaviors, thus saving labor, time costs while protecting privacy.

Our AI behavior analysis system can provide customized behavior warnings for personnel behaviors, such as smoking warnings, warnings for not wearing a helmet, break-in warnings, illegal parking of vehicles. It can function with 24 hours uninterrupted active monitoring, and provides active early warning, reducing operational and non-compliance risks by regulating the operational behavior of on-site personnel.

Our AI Behavior Analysis System monitors if the personnel is correctly wearing uniform in a factory

Intrusion warning prompt by our AI Behavior Analysis System

Fire warning prompt by our AI Behavior Analysis System

Intelligent Weak Current

Our intelligent weak current product offerings consist of products used for building intelligence and intelligent transportation.

Building Intelligence

Building intelligence is also known as the intelligent integrated management system (IBMS), which is a system designed to manage a building in an integrated manner with enhanced data sharing, system interconnection and interoperability, achieving the automatic control and management of the entire intelligent building. The IBMS is an intelligent integration of 15 major management systems, achieving automation in seven aspect, which we summarize below as the “7A Intelligent.”

IBMS is capable of centralizing and unifying the management of various control subsystems within a building. These subsystems include: BAS (Building Automation System), SMS (Comprehensive Security Management System), FAS (Fire Alarm System), PAS (Public Address System), CPS (Parking Management System), SCS (Comprehensive Smart Card System), OAS (Office Automation System), and CNS (Communication and Network System), among others. IBMS can achieve the automation control management of the entire building. IBMS supports real-time operation and backup and is designed to function steadily under inclement weathers.

IBMS mainly functions in shopping centers, office buildings, hotels, conference centers, apartments, schools, parks, with the following functions:

•        Communication and processing of various information of buildings

•        Comprehensive automatic control of mechanical and electrical equipment in buildings

•        Equipment operation status monitor

•        Coordination of the operations of various subsystems

•        Facilitate interaction among subsystems

•        Building energy saving functions

Intelligent Transportation

We have a complete Intelligent Transportation System (ITS) product line and personalized solutions for security checkpoints, electronic police, and interval speed measurement systems. ITS is a comprehensive application aggregating advanced information technology, computer technology, data communication technology, sensor technology, electronic control, and artificial intelligence, which can be utilized in transportation, service control, and vehicle manufacturing. Utilizing our intelligent transportation technology, cameras placed at parking lot, security checkpoint, highway toll station, speeding checkpoint, and electronic traffic police will be able to collect information such as, plate number, color of vehicles, traffic flow, and type of vehicle, in real-time, and may process the image captured using picture processing AI technology, eventually realizing automated control. Our technology can help to strengthen the connection between vehicles, roads and users, forming an integrated transportation system that enhances safety and efficiency.

Listed below are our ITS products and details of their applications:

•        License Plate Recognition System:    automatically recognize the license plate number of the vehicle, enabling rapid passage of vehicles, and improving the efficiency of vehicle passage.

•        Highway Toll System:    automatically recognize vehicle license plates, calculate tolls, and charge tolls through the electronic toll system. It enables the vehicle to pass the toll booth without stopping and waiting, reducing the possibility of traffic jams and improving the traffic efficiency.

•        Parking Management System:    provides drivers with information such as the parking space occupancy status of the parking lot and the internal driving route through various methods such as text message, online query, and terminal display interfacing, and guides the driver to find a parking space in an optimized and convenient way.

•        Speeding Capture System:    automatically detects and records the real-time speed of the vehicle, so to monitor illegal speeding. The system adds date, time, location, real-time vehicle speed, overspeed ratio, and other information on the captured photos as evidence, improving the efficiency of traffic management and the accuracy of law enforcement.

Our various ITS products are suitable to be set up in various scenarios, such as the entrance and exit of parks, buildings, schools, scenic spots, expressway toll stations, public security checkpoints, roadside parking space. Our ITS products are equipped with high-definition camera and advanced image processing technology, which can quickly and accurately identify information, and record and deliver necessary data in real-time for traffic related management. With less human involvement, our ITS products help to reduce the cost of manual operation and management, and improve the management efficiency and economy of road traffic.

Electronic Customs Clearance — Container Number Identification System

Our container number identification system automatically captures the identification number on containers entering and leaving the port, and quickly performs automatic identification to reduce the waiting time for containers. The electronic customs clearance system is mainly applied to gates where access control is needed, such as gates in customs, port, and storage space. The container number identification system is a combination of six technological elements: (i) network, (ii) database query, (iii) weighbridge data processing, (iv) vehicle traffic detection, (v) image acquisition, and (vi) computer patter recognition. Consolidating our advantages in machine vision, our container number identification system can be easily integrated into various management systems currently existing in customer clearance settings, delivering high recognition speed and recognition accuracy.

Nine-Axis Linkage Spray Painting Robots

The nine-axis linkage painting automatic robot is a vehicle painting robot composed of a robot body, a computer and corresponding control system. We name the robot “Nine-Axis Linkage Spray Painting Robots” because it is equipped with a 6-axis robot arm to work in the three-dimensional space. The flexible structure of the robot allows a single robot arm to achieve a 360-degree rotation and perform complex trajectory movements. The software accompanied can accurately calculate the painting trajectory according to the vehicle model and parts, and control the painting details such as the amount of paint output and the amount of atomized air. The robot is capable of applying the paint evenly on the vehicle body automatically, saving time and effort.

The Nine-Axis Linkage Painting Automatic Robot in work

The robot is mainly used in automobile 4S (sale, spare part, service and survey) shops and auto repair shops. It replaces manual painting with automatic painting, achieving higher efficiency and lowering workplace hazard. We consider the Nine-Axis Linkage Painting Automatic Robot as our most innovative product that are equipped with the following key features:

•        Image Recognition Algorithm.    As one of our core technologies, image recognition algorithm has been applied to our smart parking and smart traffic products since 2007. With multiple upgrades, the algorithm is now able to collect, process, and analyze images, so that we now built the algorithm in the Nine-Axis Linkage Painting Automatic Robot to achieve intelligent painting.

•        Nine-axis collaborative operation and the high-performing 6-axis Robot Arm.    Our technology embedded in the robot allows the robot to analyze the environment using machine vision, and direct the 6-axis robot arm to work in the three-dimensional space. The six-axis robot is perceived by market as one of the advanced in market, providing agile and accurate control. Our robot is able to use machine vision to analyze applicable environment, and lead the 6-axis robot arm to work in the three-dimensional space in a way that is more automated, efficient, and accurate than traditional painting robotics.

•        Painting Automation.    Our robot can locate area that needs to be painted, detect the shape and size of the mechanical vehicle parts, and adjust painting angle and distance as needed. It can accurately control the amount of paint used and paint vehicles evenly, and can perform steadily through long hours of work.

Our Nine-Axis Linkage Painting Automatic Robot also has the following technical advantages.

•        High speed and high acceleration

•        Continuous spraying without uneven accumulation

•        Continuous 24-hour operation day and night

•        Compact size to fit into settings with limited space

•        High painting precision

•        Easy operation

•        Energy saving

Based on the successful development of our Nine-Axis Linkage Painting Automatic Robot, we plan to broaden our product offering by developing car grinding robots, car welding robots, and other robots applicable in different scenarios.

Our Core Technologies

Image Processing Technology

This technology mainly includes image digitization, image enhancement and restoration, image data coding, image segmentation and image recognition. It can be applied to container number recognition, license plate recognition, AI enhancement, and other settings.

Sound Imaging Technology

This technology includes conventional acoustic imaging, scanning acoustic imaging and acoustic holography. It measures the signal phase difference of the sound waves arriving at each microphone in a certain space, determines the position of the sound source according to the phased array principle, measures the amplitude of the sound source, and displays the distribution of the sound source in the space in the form of an image and generates the cloud image and acoustic image of the spatial sound field distribution, in which the color and brightness of the image represent the intensity. It is mainly used in artificial intelligence, virtual reality technology, and other application settings. For instance, it can be used in the AI behavior analysis early warning system to capture and measure abnormal noises.

Video Analysis and Recognition Technology

This technology can extract useful information from videos through calculation and analysis by computers. It is used in pattern recognition in artificial intelligence. This technology has wide range of applications, including license plate recognition technology, video retrieval technology and video face detection, in which the useful information in the video (such as license plate numbers, text or specific graphics) can be extracted.

Visual Inspection

This technology is a non-contact and non-destructive automatic detection technology. It obtains the surface image of the product through an appropriate light source and image sensor (CCD camera), uses the corresponding image processing algorithm to extract the feature information of the image, and then conducts positioning, identification and grading of surface defects based on the information obtained, and counting, storing and inquiring. This technology can be used to analyze the characteristics of the product or workpiece to identify defects, and the defects’ type, location and size. With the application of this technology, the inspection accuracy is 0.1mm, and the inspection time is as short as 0.5 second. This technology can be used to inspect tiny products of 0.1mm.

An example of scratches our technology detected in a sample.

Electronic Toll Collection (ETC) Technology

This technology, through the dedicated short-range communication between the on-board electronic tag installed on the vehicle windshield and the microwave antenna on the ETC lane of the toll station, uses computer networking technology to carry out background settlement processing with the bank, so that the vehicle can pass the expressway or bridge toll station without stopping and pay the expressway or bridge toll.

Embedded System Development Technology

This technology is an embedded technology based on computer technology, which is composed of embedded processor and embedded software. It can be applied to the development of operating systems on electronic devices in various industries, such as wireless communication, industrial control, Internet application, instrumentation, navigation control, data processing, and agricultural transportation.

Face Recognition Algorithm

With our face recognition algorithm, after the human face is detected and the key feature points of the face are located, the main face area can be extracted, and it can be fed into the back-end recognition algorithm after preprocessing. After completing the extraction of facial features, the recognition algorithm will compare them with the existing face data in the data base to complete the final classification. Our face recognition technology allows a consistent accuracy rate of 99%, 0.5-second dynamic recognition and 1:N comparison (identifying a human face among massive data).

Nine-Axis Linkage Coordination Technology

This technology is based on the machine vision algorithm and it can coodinate with the 6-axis robotic arm to paint the stationary vehicle in three-dimensional space. It is mainly used in the maintenance service of the automobile, and can replace manual painting work in the process of automobile maintenance and repair. This technology has three technical breakthroughs:

•        The image recognition algorithms. The algorithms are related to machine vision, such as vehicle positioning, calibration, scratch detection, and color difference analysis through machine vision.

•        9-axis collaborative operation. Our technology can analyze the scene on the basis of machine vision, and direct the 6-axis robot arm to work in three-dimensional space.

•        Painting automation. Our system has the ability to automatically process the target painting speed, trajectory, area, state, and shape based on machine vision analysis of the scene.

As of the date of this prospectus, we held three patents in connection with the nine-axis linkage painting robot.

Customers

We provide comprehensive technical solutions for our customers in various industries in China and abroad, including technology companies, educational institutions, schools, and manufacturing factories in various industries. Long-term and stable customer resources are crucial for our continuous growth. We currently do not enter into any long-term framework agreements with our customers, except for the long-term framework agreement with

Dongguan Kangzhihui Electronics Co., Ltd. and Shenzhen Zhongnan High-tech Co., Ltd. With our technologically advanced products and customer service, we have formed long-term cooperative relationships with some of our repeating customers, providing our machine vision technology empowered solutions and face recognition products our customers’ factories in both China and overseas. With a number of our repeat customers, we have been cooperating with them to provide product or services for a long time. Despite the fact that we do not enter into long-term framework agreements with most of our repeat customers, we were reached out by our customers repeatedly given our product quality, competitive price offering, and attentive customer service, which is evidenced by sales revenue generated from repeat customers over the years. We believe our long-term cooperative relationship with our customers enabled us to form substantial understanding of our customers’ business and operational needs, so that we could provide more compatible product solutions catered to their specific needs.

For all customers to whom we provide machine vision solutions, we enter into standard sales agreement for each of specific purchase order. Such standard sales agreement typically provide, among others: (i) Sowell should provide products that are in compliance with national standard or identical to samples provided to Buyer; (ii) Buyer shall place purchase orders, and Sowell shall deliver products in accordance with delivery instructions as specific in the purchase orders; (iii) Sowell shall provide invoice to Buyer within 15 days since ordering, and the payment terms would be specified in purchase orders; (iv) Buyer may dispute regarding quality of products delivered, and upon Buyer’s dispute, Seller shall provide after-sale remedy solution within 5 days; and (iv) both Sowell and Buyer shall keep confidential technological detail of the other party obtained during course of performance. Our long-term cooperative relationship with our customers enabled us to form long-standing understand of our customer’s needs and could provide more compatible product solutions catered to their specific needs.

Our long-term framework agreements with Dongguan Kangzhihui Eletronics Co., Ltd. contains substantially similar provisions as our standard sales agreement typically entered into for each specific purchase order, without special terms such as price-lock or minimum purchase orders, but with a longer term to cover product sales from November 2024 to November 2026. On March 15, 2024, we also entered into a non-exclusive strategic cooperation agreement with Shenzhen Zhongnan High-tech Co., Ltd. for sales of machine vision examination devices applicable to manufacturing of LCD screens. The non-exclusive strategic cooperation agreement provides that (i) Sowell will provide in total 50 sets of devices to Shenzhen Zhongnan High-tech Co., Ltd. at a fixed price; (ii) certain other terms of the sales and purchase, including the delivery addres and payment term, will be subject to specific purchase orders; (iii) the devices should be delivered within 45 days since Sowell receives pre-payment; (iv) Sowell will arrange installation and adjustment after the delivery and buyer may dispute quality of products delivered within 15 days of delivery; (v) Sowell will provide free-of-charge after-sale maintenance service for one year; and (vi) the agreement shall be non-exclusive and parties may work with other parties on sales and purchase of similar devices during the term.

For the six months ended September 30, 2024, purchases from three customers, Shenzhen Zhongnan High-tech Co., Ltd., Dongguan Kangzhihui Electronics Co., Ltd., and Shenzhen Qianhai Yihulian Technology Investment Co., Ltd. accounted for 35.1%, 21.5%, and 13.8% of our total revenue, respectively. For the six months ended September 30, 2023, three customers, Dongguan Kangzhihui Electronics Co., Ltd., Dongguan Kangjia New Material Technology Co., Ltd., and Shenzhen Qianwan Hangshi Technology Co., Ltd. accounted for 23.4%, 17.2%, and 13.1% of our total revenue, respectively. As of September 30, 2024, purchases from two customers, Shenzhen Zhongnan High-tech Co., Ltd. and Shenzhen Qianhai Yihulian Technology Investment Co., Ltd. accounted for 39.9% and 16.7% of our accounts receivable, respectively. As of September 30, 2023, purchases from three customers, Shenzhen Zhongnan High-tech Co., Ltd., Shenzhen Qianwan Hangshi Technology Co., Ltd., and Beijing Xindun Shidai Technology Co., Ltd. accounted for 20.4%, 20.9%, and 10.1% of our accounts receivable. For the year ended March 31, 2024, purchases from two customers, Dongguan Kangzhihui Electronics Co., Ltd., and Shenzhen Qianwan Hangshi Technology Co., Ltd. accounted for 16.1% and 12.8% of our total revenue, respectively. For the year ended March 31, 2023, purchases from four customers, Dongguan Kangzhihui Electronics Co., Ltd., Dongguan Kangjia New Material Technology Co., Ltd., Bokaili Enterprise (Shenzhen) Co., Ltd., and Dongguan Tongtongshou Mechanical Equipment Co., Ltd., accounted for 17.6%, 16.4%, 14.3%, and 12.6% of our total revenue, respectively. As of year ended March 31, 2024, purchases from three customers, Shenzhen Qianwan Hangshi Technology Co., Ltd., Shenzhen Zhongnan High-tech Co., Ltd. and Beijing Xindun Shidai Technology Co., Ltd. accounted for 20.9%, 20.4%, and 10.1% of our total accounts receivable.

Two of our major customers, Dongguan Kangzhihui Electronics Co., Ltd. and Dongguan Kangjia New Material Technology Co., Ltd., are both affiliated with KONKA Group Co., Ltd., a major consumer electronics and appliance manufacturer in China. In addition to above major customers, since 2019 we started providing our products to affiliated companies of Hon Hai Technology Group (Foxconn) (“Foxconn”), which is a multinational electronics contract manufacturing company with operations across China, and have been providing products to these companies since then. We currently also have orders from Foxconn’s affiliated companies to provide customized machine vision solution used in the manufacturing process of tablets, mobile phones, and laptops.

Research and Development

We believe that developing new products and improving our existing products is the fundamental way for us to grow and develop continuously, and it is also an important means for us to retain our existing customers and attract new customers. With the rapid iteration of technology and products, in order to meet customers’ expectations and gain a competitive advantage in the industry, we attach great importance to technology research and development, advocate technological innovation, and insist on driving our development with technology. Our annual investment in research and development accounts for approximately 4% – 5% of our revenue, mainly including costs of labor, design, sample manufacturing and materials.

Our research and development team consists of six personnel, among which, one holds post-doctoral degree, personnel with master’s degree or with overseas education background, including senior technical talents with more than 20 years of experience in artificial intelligence and new energy technology, leading talents with nearly 20 years of experience in image recognition and algorithm processing, and reserve talents with more than 10 years of experience in automation systems, computer software and the Internet industry.

We also engage third parties in R&D of certain products or functionality, based on our specific need, or vice versa. We have established a machine vision technology joint laboratory with Shenzhen Vocational and Technical College. We also signed long-term strategic agreements Hefei Hagong Robotic Co., Ltd, an affiliate of Harbin Institute of Technology, to cooperate in development of painting robots. We entered into framework agreement for strategic collaboration with South China Hospital affiliated to Shenzhen University (“SCH Shenzhen”), a key comprehensive public hospital in Shenzhen, to develop machine vision product applicable in the medical field. SCH Shenzhen will provide product design suggestions and necessary data to support Shenzhen Sowell’s product development. Once the products are completed, SCH Shenzhen will be the first to evaluate and test the products in specific hospital application settings. Shenzhen Sowell and SCH Shenzhen will share ownership of any intellectual property developed from the collaboration, and without the prior consent of the other party, neither party can grant any license or assign any intellectual property right to any third parties.

We strive for continuous innovation, grasp and analyze market dynamics, and constantly introduce new technologies and products to meet market demand. We have developed a technology research and development management process and a feasibility evaluation system. All research and development projects must go through preliminary market research, analysis and profitability analysis, and go through strict audit procedures before they can be established.

Manufacturing

We do not manufacture our machine vision products in-house. We focus our operation on R&D of our products, and outsource manufacturing to external manufacturers. We purchase most of the raw materials and component parts from third-party suppliers, who are required to comply with our quality standards specified in our agreements, and then deliver to third-party manufacturers to assemble. Once the production is completed, we examine the finished products for compliance with our quality standard. The manufacturers then send completed products, via their own logistic systems, to our customers. Once the products are delivered to the customers, we would install and perform necessary adjustment and testing on the products, to ensure that the products could perform the required function as requested by our customers.

We have not started manufacturing of Nine-Axis Linkage Spray Painting Robots and we are currently implementing a plan for the mass production of the robots with an in-house production and assembly line (the “Robot Production Line”), which is planned in four-stages:

•        Stage I:    On October 10, 2024, Anhui Sowell was incorporated in Bengbu, Anhui province with Shenzhen Sowell being the sole shareholder. Anhui Sowell will act as the operating entity of the Robot Production Line. and will lease a factory with a space of approximately 3,800 square meters (40,903 square feet) based on our estimated capacity of production in Stage I and Stage II. In this stage, we expect to focus on the set-up and assembling of the Robot Production Line in the factory, and plan to outsource the manufacturing of the robots to external manufacturers before the Robot Production Line is ready for production. By June, 2025, we aim to achieve an output of 50 to 100 sets of robots by outsourcing the manufacturing of the robots.

•        Stage II:    From February 2025 to March 2026, we plan to invest in approximately $15 million in aggregate on setting up and assembling the Robot Production Line in the factory. We expect to complete the preliminary assembling and installation of production equipment and machineries by end of 2025, which will enable the factory to launch production with an initial investment of approximately $10 million, to be covered partially with 45% of our proceeds from this Offering (approximately $3.4 million, assuming the over-allotment option is exercised in full), with the remaining portion of the $10 million (approximately $6.6 million, assuming the over-allotment option is exercised in full) to be supplemented by potential bank loans or other financial options. By the end of March 2026, we aim to achieve an annual output of 1,000 to 2,000 sets of robots. We expect to seek additional funding of the remaining Stage II by exploring potential private financings, bank loans, follow-on offerings, and other financing options available to the Company. As of the date of this prospectus, we have not secured such financial options.

•        Stage III:    From April 2026 to March 2027, we plan to invest approximately $30 million on continued upgrade and expansion of the Robot Production Line. We plan to expand the Robot Production Line to an estimated space of 18,000 – 20,000 square meters (193,750 – 215,278 square feet) by leasing or purchasing additional sites for factories. By the end of March 2027, we aim to achieve an annual output of 2,000 to 4,000 sets of robots.

•        Stage IV:    From April 2027 to March 2028, we plan to invest approximately $40 million on continued upgrade and expansion of the Robot Production Line. We plan to expand the Robot Production Line to an estimated space of 20,000 – 23,000 square meters (215,278 – 247,570 square feet) by leasing or purchasing additional sites for factories. By the end of March 2028, we aim to achieve an annual output of 4,000 to 8,000 sets of robots.

We expect to cover investment needed for Stage II, Stage III and Stage IV with funds to be obtained partially from our proceeds from this Offering, to be supplemented by potential private financings, bank loans, follow-on offerings, and other financing options available to the Company, in addition to any revenue gained from sales of Nine-Axis Linkage Spray Painting Robots. We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all to support the expansion plan. See “— We will require additional financing to accomplish our business strategy.” on page 31 of this prospectus.

Suppliers

The following are the major raw materials and component parts that we purchase for each segment of our business.

•        Industrial Machine Vision:    controller, CCD, lens, CCD connection line, illuminant, lighting amplifier, lighting connection line, IO connection line.

•        Face Recognition:    casing, motherboard, display screen, camera, fill light and infrared light.

•        AI Behavior Recognition:    capture camera, edge computing box, computer.

•        Weak Current Intelligence:    license plate recognition capture camera, LED guide display, electronic platform scale, release controller, electronic license plate recognition, switch, IC card equipment, box number recognition equipment, barrier gate, database server.

•        Nine-Axis Linkage Spray Painting Robots:    aluminum alloy, magnesium alloy, carbon fiber composite material, axis support square tube, communication cable, wire and cable and conveyor belt, truss steel plate, CCD industrial camera, spray gun and nozzle, spray frame, controller, industrial personal computer.

We maintain good relationships with our suppliers with proven track records. We entered into a strategic agreement with Hefei Harbin Robotics Co., Ltd. (“Harbin Robotics”), pursuant to which we provide support in application scenario recognition and development technology, providing data and environment support, and Harbin Robotics provides raw materials and electronic components for manufacturing of the painting robots. Both Shenzhen Sowell and Harbin Robotics will retain their intellectual property ownership, and the parties will enter into sales agreement or purchase order for specific purchases.

We mainly source our machine vision equipment from suppliers that we believe to have strict quality control systems, and their products have the advantages of high precision, flexibility, and reliability, and can provide high-quality customer service and technical support, ensuring the product quality for our machine vision equipment.

For the six months ended September 30, 2024, two suppliers, Shenzhen Jinweifeng Supply Chain Management Co., Ltd. and Fanyi Shangxing (Zhengzhou) Technology Co., Ltd. accounted for 19.7% and 13.8% of our total purchase, respectively. For the six months ended September 30, 2023, four suppliers, Shenzhen Jinweifeng Supply Chain Management Co., Ltd., Shenzhen Lanjian Technology Co., Ltd., Dongguan Haike Electronics Co., Ltd., and Shenzhen Ruixingda Machinery Equipment Co., Ltd. accounted for 26.6%, 33.6%, 13.1%, and 13.0% of our total purchase, respectively. For the year ended March 31, 2024, two suppliers, Shenzhen Lanjian Technology Co., Ltd. and Shenzhen Jinweifeng Supply Chain Management Co., Ltd. accounted for 23.7% and 16.6% of our total purchase, respectively. For the year ended March 31, 2023, two suppliers, Shenzhen Jinweifeng Supply Chain Management Co., Ltd. and Shenzhen Zhongnan High-tech Co., Ltd. accounted for 41.7% and 15.0% of our total purchase, respectively.

Sales and Marketing

Our sales team has profound experience and professional knowledge with deep understanding of market trends, and can provide customers with professional advice and solutions. We currently, and plan to continue promoting our brand and products on popular search engines such as Baidu, which we consider as efficient ways to promote our products in the market and to reach new customers. In addition to our mass advertising efforts on search engines, based on the wide range of applications of our products and customers from various industries, we have adopted, or will adopt a comprehensive set of marketing business models, including:

•        Leasing Cooperation Revenue Sharing.    We will adopt this mode for sales of the Nine-Axis Linkage Spray Painting Robots. Under this mode, we plan to lease the Nine-Axis Linkage Spray Painting Robots to 4S shops, and collect 70% – 80% of the costs saved by the 4S shops in employment and paint from the 4S shops as rental payment. The leasing cooperation revenue sharing mode is strategically designed as an attractive mode to attract 4S shop customers.

•        Direct Supply.    We adopt direct supply mode for face recognition and AI behavior analysis products. Under this mode, we can maintain direct communication with customers and better understand customer needs, so to improve our products and upgrade our software to better meet the needs of the market.

•        Relationship Marketing Mode.    We are a supplier for Foxconn’s affiliates in China and the factories purchase face recognition and AI behavior analysis products from us. Our past experience with Foxconn’s affiliates allows us to expand our business to accommodate various product lines of the same customer, so we can design customized solutions quickly to meet our customers’ changing manufacturing need. For example, we designed the QR Code Defect Detection System for Foxconn factories based on their request, and the system has been used in Foxconn factories’ production line.

•        Bidding.    For electronic customs clearance products and intelligent transportation projects, we mainly participate in the bidding process of government purchases to secure purchase contracts with governmental authorities. The bidding process is usually competitive, and we compete with other participants on quality of products and pricing.

•        Alliance.    We also partner with design institutes and equipment suppliers in the target industry. For example, for our industrial machine vision products, we cooperate with Shenzhen Vocational and Technical College, a vocational school which regularly communicate with manufacturing industry, to promote our products to companies in the manufacturing industry. We have established a machine vision technology joint laboratory with Shenzhen Vocational and Technical College.

•        Others.    We gain new customers by referrals of our existing customers. We also actively market our products and comprehensive solution offering online to appeal to wider customer base.

Our ability to provide strong technical support and reliable after-sales services are crucial to our success. We provide the following supports to our customers:

•        Installation.    We typically provide installation services to ensure the normal operation of the system.

•        Technical Support.    At customers’ requests, we can send professional personnel to provide technical support on-site. We also provide technical support by phone call, email, remote desktop, and other application settings, to help customers solve problems encountered when using our products.

•        Software Update.    We provide free upgrades of our product software.

•        After-Sales Customer Service.    We repair and replace malfunctioning products within the warranty period. Whenever a customer encounters a problem, we generally respond within 24 hours and provide a solution as fast as possible.

Competition

China’s machine vision industry was dominated by foreign brands for a long time. In recent years, with the upgrading and transformation of manufacturing enterprises, the increasing labor costs, and the gradual expansion of application fields of machine vision products, machine vision equipment is becoming increasingly important to China’s manufacturing industry. The machine vision market is highly competitive. According to CHYXX (chyxx.com), a professional market research website in China which publish industry reports in various fields, there are over 200 international and domestic machine vision providers and over 300 distributors in the China market, among which, 70 of the machine vision providers are capable of providing professional-level and systematic solutions. Our domestic competitors usually focus on providing the hardware, while international competitors are mostly capable of providing both software and hardware. Currently, the mid to high end market is mostly controlled by international brands that have longer history, while domestic brands like us are usually more localized to be able to understand demand of domestic customers. With our 15 years of experience in machine vision technology, we are able to promptly respond to localized needs of our domestic customers with customized solutions at low cost.

We believe we compete with different competitors in our product offerings in the four machine vision application areas. For industrial machine vision, we principally compete with domestic brands such as JT Automation Equipment Co., an SMT (surface-mount technology) machine manufacturer renowned for its SMT systems total solutions, and Suzhou TZTEK Technology Co., Ltd., a manufacturer of vision equipment. For face recognition, we compete with companies such as SenseTime Group Inc., an AI software company in China, Hanwang Technology Co., Ltd, a company focused on development of recognition technology, and Wisesoft Co., Ltd., an AI face recognition technology developer. In weak current intelligence, we compete with Beijing Qianfang Technology Co., Ltd., an intelligent transportation solution provider, and PCI Technology Group Co., Ltd., an intelligent city and transportation solution provider. For AI behavior analysis, we principally compete with famous brands such as Huawei, and Inspur Electronic Information Industry Co., Ltd., a cloud computing infrastructure platform.

Intellectual Property

We establish and protect our intellectual property rights through patent, copyright, trademark and trade secret laws, as well as non-competition, confidentiality and other contractual clauses, to establish and protect our intellectual property rights.

As of the date of this prospectus, we owned 11 invention patents, 17 utility model patents, four appearance design patents, 53 software copyrights, and ten trademarks.

The following lists our core patents:

No.	Name	Type	Valid Until	Status	Territory	Title Holder
1.	A System for Distributed Intelligent Charging Terminal	Invention	2040	Granted	China	Shenzhen Sowell
2.	A Campus Intelligent Access Control Device with Temperature Detection Alarm	Invention	2042	Granted	China	Shenzhen Sowell
3.	A Vehicle Automatic Spray Method and Apparatus	Invention	2041	Granted	China	Shenzhen Sowell
4.	Fresh tea identification method and related devices based on tea-picking drones	Invention	2043	Granted	China	Shenzhen Sowell
5.	A battery component for an intelligent robot	Invention	2044	Granted	China	Shenzhen Sowell
6.	A non-destructive precision measurement method for angles of mechanical parts based on workshop manufacturing	Invention	2041	Granted	China	Shenzhen Sowell
7.	A video surveillance method and video surveillance device based on machine vision	Invention	2044	Granted	China	Shenzhen Sowell

8.	An LED plate laser detection device	Invention	2044	Granted	China	Shenzhen Sowell
9.	A heat dissipation device applied to industrial controllers	Invention	2044	Granted	China	Shenzhen Sowell
10.	A feed manipulator device used in the painting room	Invention	2044	Granted	China	Shenzhen Sowell
11.	A vehicle spraying system and method based on 3D vision and automatic trajectory planning	Invention	2044	Granted	China	Shenzhen Sowell
12.	Mobile phone middle frame appearance defect detection equipment	Appearance design	2034	Granted	China	Shenzhen Sowell
13.	A Precision Measurement Device for Machine Vision on Conveyor Belt Workpieces	Utility model	2030	Granted	China	Shenzhen Sowell
14.	An Infrared Technology-based Targeting and Tracking Device for Airborne Moving Objects	Utility model	2030	Granted	China	Shenzhen Sowell
15.	A container-number identification device	Utility model	2030	Granted	China	Shenzhen Sowell
16.	A smart home-school push device suitable for campus facial recognition	Utility model	2030	Granted	China	Shenzhen Sowell
17.	An Apparatus for Appearance Inspection of Conveyor Belt Products using Machine Vision	Utility model	2030	Granted	China	Shenzhen Sowell
18.	An Experiment Device for Impacting Distant Target Objects using Electromagnetic Forces	Utility model	2030	Granted	China	Shenzhen Sowell
19.	A Nine-Axis Coordinated Spray Device for Vehicle Painting	Utility model	2031	Granted	China	Shenzhen Sowell
20.	A Convenient Spray Device	Utility model	2033	Granted	China	Shenzhen Sowell

The following lists our core software copyrights:

No.	Name	Status	Territory	Title Holder	Date of First Publication
1.	Intelligent Detection and Recording System Software V1.0 for Highway Vehicles	Granted	China	Shenzhen Sowell	June 1, 2013
2.	Intelligent Traffic Integrated Management Platform Software V1.0 for Cities	Granted	China	Shenzhen Sowell	March 1, 2013
3.	SOWELL Intelligent Building Management System V1.0	Granted	China	Shenzhen Sowell	October 8, 2016
4.	SOWELL Internet-based License Plate Recognition Submission System V12.06	Granted	China	Shenzhen Sowell	September 24, 2017
5.	SOWELL Container Number Automatic Recognition Software (referred to as Container Number Recognition Software) V1.0	Granted	China	Shenzhen Sowell	April 15, 2018
6.	Regional Parking Guidance System Software V1.0	Granted	China	Shenzhen Sowell	May 22, 2020
7.	Machine Vision Precision Measurement Algorithm Software V1.0	Granted	China	Shenzhen Sowell	October 2, 2020
8.	Container Number Recognition Terminal Software V1.0	Granted	China	Shenzhen Sowell	August 18, 2019
9.	Algorithm Software for Performance Testing of Stereoscopic Vision Imaging Devices V1.0	Granted	China	Shenzhen Sowell	June 14, 2020
10.	Hydrogen Gas Filling Station Electrical Control System Software V1.0	Granted	China	Shenzhen Sowell	July 21, 2020
11.	Machine Vision Precision Measurement System Software V1.0 for Workpieces	Granted	China	Shenzhen Sowell	August 24, 2020
12.	Recognition System Software V1.0 with Adjustable Function and Strong Vein Recognition Capability	Granted	China	Shenzhen Sowell	May 28, 2020
13.	Machine vision appearance inspection control system software V1.0	Granted	China	Shenzhen Sowell	September 29, 2020
14.	Tea Planting Process Tracking and Display System V1.0	Granted	China	Shenzhen Sowell	May 13, 2023

No.	Name	Status	Territory	Title Holder	Date of First Publication
15.	Small Molecule Nano Car Wash Machine IoT Control Software V1.0	Granted	China	Shenzhen Sowell	June 6, 2023
16.	Small Molecule Nano Car Wash Machine IoT Payment Splitting System Software V1.0	Granted	China	Shenzhen Sowell	June 16, 2023

The following lists our core trademarks and copyrights:

No.	Name/Image	Type	Category	Valid Until	Status	Territory	Title Holder
1.	索威尔	Copyright	Artwork	N/A	Granted	China	Shenzhen Sowell
2.		Trademark	Category 7 regulators (machine components), machine linkages, machine guide rails	2031	Granted	China	Shenzhen Sowell
3.		Trademark	Category 9 facial recognition equipment	2031	Granted	China	Shenzhen Sowell
4.		Trademark	Category 16 magazines (journals)	2031	Granted	China	Shenzhen Sowell

Employees

As of March 31, 2024, 2023, and 2022, we had 30, 20, and 16 full-time employees, respectively. As of the date of this prospectus, we had 30 full-time employees. The following table sets forth the number of our full-time employees by function as of date of this prospectus:

Function/Department	Number of Employees
Management	2
Research and Development	8
Sales and Marketing	9
Project Technology	4
General	3
Strategy	2
Finance	2
Total	30

Our success depends on our ability to attract, retain and motivate qualified employees. As part of our human resource strategy, we offer employees a dynamic work environment, competitive salaries, performance-based cash bonuses and other incentives. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We primarily recruit our employees through on-campus job fairs, recruitment agencies and online channels, including our corporate website and third-party employment websites. We provide regular training and reviews to our employees to enhance their performance.

All of our employees are based in China. We enter into standard employment, confidentiality and non-compete agreements with our employees. As required by PRC laws and regulations, we participate in housing provident fund and various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury and unemployment benefit plans.

None of our employees are currently represented by labor unions. We believe that we maintain good working relationship with our employees and we have not experienced any material labor disputes.

Facility

Our principal executive offices are located in Shenzhen Integrated Circuit Design Application Industry Park, Unit 505-3, Chaguang Road, No. 1089, Nanshan District, Shenzhen, China. We lease our office of approximately 596 square meters (approximately 6,415 square feet) under a lease which will expire on April 20, 2025.

Insurance

In line with general market practice, we do not maintain any business interruption insurance or product liability insurance, which are not mandatory under PRC laws. We do not maintain key man life insurance, insurance policies covering damages to our network infrastructures or information technology systems or any insurance policies for our properties (other than the compulsory traffic accident liability insurance for motor vehicles and commercial vehicle insurance for our vehicle).

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

REGULATIONS

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration of Foreign Exchange, or SAFE, the Ministry of Commerce, or MOFCOM, the National Development and Reform Commission, or NDRC, the State Administration for Market Regulation, or SAMR, formerly known as the State Administration for Industry and Commerce, or SAIC, the Ministry of Civil Affairs, or MCA, and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulation Relating to Foreign Investment

All limited liability companies incorporated and operating in the PRC are governed by the Company Law of the People’s Republic of China, or the Company Law, of which the currently-effective version was promulgated by the Standing Committee of the National People’s Congress on October 26, 2018. On December 29, 2023, the Company Law was amended and promulgated by the Standing Committee of the National People’s Congress, which will come into effect on July 1, 2024. Under the latest amended Company Law, there are several noteworthy changes, including (i) shareholders of a limited liability company are required to fully contribute their subscribed capital within five years from the establishment of the company; (ii) transfer equity by any shareholder of a limited liability company is no longer subject to the consent by other shareholders; (iii) a company can establish an audit committee comprised of directors responsible for supervising the company’s financial and accounting matters, with no board of supervisors or supervisors established; and (iv) where any shareholder of a company evades the debts by abusing the independent status of legal person of the company or the limited liability of shareholders and thus seriously damages the interests of any creditor of the company, it shall be jointly and severally liable for the debts of the company, and where a shareholder commits any of the acts as mentioned above by using two or more companies under its control, each company shall be jointly and severally liable for the debts of the other company(ies). Foreign invested projects must also comply with the Company Law, with exceptions as specified in foreign investment laws.

With respect to the establishment and operation of wholly foreign-owned projects, or WFOE, the MOFCOM and NDRC, promulgated the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) on December 27, 2021, which became effective on January 1, 2022. The 2021 Negative List will replace the Special Administrative Measures for the Access of Foreign Investment (2020 Version) (the “2020 Negative List”) and serve as the main basis for management and guidance for the MOFCOM to manage and supervise foreign investments. Those industries not set out on the 2021 Negative List shall be classified as industries permitted for foreign investment. The negative List is subject to review and update by the PRC government from time to time. None of our businesses are on the 2021 Negative List. Therefore, the Company is able to conduct its business through its PRC subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

The Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”) was adopted by the second meeting of the 13th National People’s Congress on March 15, 2019, which became effective on January 1, 2020. On December 26,2019, the State Council promulgated Regulation for Implementing the Foreign Investment Law of the People’s Republic of China (the “Regulation”), which became effective on January 1, 2020.

The Foreign Investment Law and the Regulation apply the administrative system of pre-establishment national treatment plus negative list to foreign investment and clarify the state shall develop a catalogue of industries for encouraging foreign investment to specify the industries, fields, and regions where foreign investors are encouraged and directed to invest, which refers to the Catalogue of Industries for Guiding Foreign Investment Industries (amended in 2017) (the “Catalogue”). Specifically, the special administrative measures to be implemented are the restricted and prohibited industry categories as well as encouraged industry categories having shareholding and executive management requirements prescribed in the Catalogue (the Special Administrative Measures for the Access of Foreign Investment specified in the Catalogue was replaced by the 2018 Negative List (which was last amended in 2021), and the Catalogue of Industries for Encouraged Foreign Investment specified in the Catalogue was replaced by the Catalogue of Industries for Encouraged Foreign Investment (2019 Version) (which was last amended in 2022).

Regulation Relating to Wholly Foreign-owned Enterprises

The abovementioned Company Law of the People’s Republic of China provides that companies established in the PRC may take the form of company of limited liability or company limited by shares. Each company has the status of a legal person and owns its assets itself. Assets of a company may be used in full for the company’s liability. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.

The Foreign Investment Law replaced Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. It stipulates that the PRC implements a system of pre-establishment national treatment plus negative list for the administration of foreign investment. Foreign investors are not allowed to invest in fields or sectors prohibited in the market access negative list for foreign investment. Foreign investors that intend to invest in the fields subject to access restrictions stipulated in market access negative list for foreign investment shall satisfy the conditions stipulated in such negative list. The PRC policies supporting enterprise development are equally applicable to foreign-invested enterprises. The PRC does not impose expropriation on foreign investment. Under special circumstances, if it requires imposing expropriation on foreign investment due to the need of public interest, expropriation shall be imposed according to legal procedures, and the foreign-invested enterprises concerned shall receive fair and reasonable compensation. Foreign-invested enterprises can raise funds through public issuance of stocks, corporate bonds and other securities in accordance with the law. Overall, The Foreign Investment Law establishes the clear principle of applying national treatment to FIEs except those engaged in industries on the negative List. Since our current and planned business is not on the 2021 Negative List, to the best of our knowledge, it will not create any material adverse effect to our Company’s business.

On September 6, 2024, the Chinese government released the latest “Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition)”, which will take effect on November 1, 2024. The new Negative list has been reduced from 31 items to 29 items, and some specific restrictions in the manufacturing field have been removed including the deletion of the requirement that “publication printing must be controlled by Chinese parties” and the deletion of prohibiting foreign investment in the production of traditional Chinese medicine decoction pieces processing technology and products with confidential prescriptions of proprietary Chinese medicines. This marks the complete removal of restrictions on foreign investment access in the manufacturing field. Our current and planned business is neither on the 2021 Negative List Edition nor on the 2024 Edition in the opinion of our PRC counsel. Thus, to the best of our knowledge, we believe the 2024 Negative List will not create any material adverse effect to the Company’s business.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiary

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, all as amended from time to time, and their respective implementing rules; the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors; and the Notice of the State Administration on Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment. Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to submission of information to and registration with certain PRC government authorities, including MOFCOM, SAMR, SAFE or their local counterparts. Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange. Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE, or its local counterparts.

Regulations Relating to Intellectual Property

Copyright

China has adopted comprehensive legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the WTO in December 2001.

In September 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, effective in June 1991 and amended in 2001, 2010 and 2020 respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Centre of China.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council in December 2001 and amended in 2011 and 2013 respectively, the National Copyright Administration issued Measures for the Registration of Computer Software Copyright in February 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China, promulgated by the SCNPC in August 1982, and amended in 1993, 2001, 2013 and 2019 respectively, the Trademark Office of China National Intellectual Property Administration is responsible for the registration and administration of trademarks and is also responsible for resolving trademark disputes in China. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. In April 2014, the State Council issued the revised Implementing Regulations of the Trademark Law, which specified the requirements of applying for trademark registration and review.

Patent

According to the Patent Law of the People’s Republic of China promulgated by the SCNPC in 1984 and amended in 1992, 2000, 2008 and 2020, respectively, a patentable invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for a twenty-year term for an invention, a fifteen-year term for a design and a ten-year term for a utility model, starting from the application date.

Domain Names

In August 2017, the MIIT promulgated the Administrative Measures on Internet Domain Names, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the top-level domain name “.cn.” The MIIT is in charge of the administration of PRC internet domain names and the domain name services follow a “first come, first file” principle.

Regulations Relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless SAFE’s prior approval is obtained and prior registration with SAFE is made. In May 2013 SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles or the SAFE Circular 37, promulgated by SAFE and which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas SPV, that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties.

Pursuant to the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or the SAFE Notice 13, which was promulgated on February 13, 2015 and with effect from June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks.

Regulation on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in a FIE is considered to be foreign debt in China and is regulated by various laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen (15) business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of a FIE shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the People’s Bank of China, or PBOC, promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC entities, including FIEs and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing ≤ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing =∑ outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor * type risk conversion factor +∑ outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of one year or less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Circular 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises, or Net Asset Limits, shall be 200% of its net assets. The PBOC Circular 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Circular 9 provided for a one-year transitional period, or the Transitional Period, from its promulgation date for FIEs, during which period FIEs could choose to calculate their maximum amount of foreign debt based on either (i) the Total Investment and Registered Capital Balance, or (ii) the Risk-Weighted Approach and the Net Asset Limits. Under the PBOC Circular 9, after the Transitional Period ends on January 11, 2018, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Circular 9. In addition, according to PBOC Circular 9, a foreign loan must be filed with SAFE through the online filing system of SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, Shenzhen Sowell, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations Relating to Overseas Listings and M&A Rules

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and relevant supporting guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”), which came into effect March 31, 2023. The New Administrative Rules Regarding Overseas Listings refine the regulatory system for domestic company’s overseas offering and listing by subjecting both direct and indirect overseas offering and listing activities to the filing-based administration, and clearly defines the circumstances where provisions for direct and indirect overseas offering and listing apply and relevant regulatory requirements.

According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. Where a domestic company seeks to directly offer and list securities in overseas markets, the issuer shall file with the CSRC. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. If an issuer offers securities in the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event. Further, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies. If an overseas securities company has entered into engagement agreements before the effectuation of the Trial Administrative Measures and is serving in practice as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies, it shall file with the CSRC within 30 working days after the Trial Administrative Measures take effect.

Under the New Administrative Rules Regarding Overseas Listings, a domestic company is prohibited from overseas offering and listing if any of the following circumstances is involved: (1) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (5) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. Moreover, a domestic company that seeks to offer and list securities in overseas markets shall abide by certain other regulatory requirements as set out in the New Administrative Rules Regarding Overseas Listings, including without limitation to, compliance with national secrecy, foreign investment, cybersecurity, data security, cross-border investment and financing, foreign exchange, and other laws and relevant provisions.

Our PRC counsel, Guangdong Zhuojian Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, our offering will be identified as an indirect overseas issuance and listing under the New Administrative Rules Regarding Overseas Listings. We are therefore subject to the approval, filing or other requirements of the CSRC in connection with this offering. We have timely submitted the filing with the CSRC as per requirement of the New Administrative Rules Regarding Overseas Listings, and the CSRC published the notification on our completion of the required filing procedures on May 30, 2024. However, if the filing procedures with the CSRC under the Trial Administrative Measures are required for any future offerings or any other capital raising activities, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all, and our future offerings will be contingent upon the completion of the filing procedures.

On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. According to the Confidentiality and Archives Administration Provisions, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. They shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Therefore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, if documents and materials that, if leaked, will be detrimental to national security or public interest, are involved, the domestic company shall strictly fulfill relevant procedures stipulated by applicable regulations.

Furthermore, the Confidentiality and Archives Administration Provisions stipulates that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable regulations. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

While we believe we do not involve leaking any state secret and working secret of government agencies, or harming national security and public interest in connection with provision of documents, materials and accounting archives, we may be required to perform additional procedures in connection with the provision of accounting archives. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 36 of this prospectus.

In August 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV that is controlled by PRC companies or individuals and that has acquired PRC domestic companies’ equities with the SPV’s shares shall obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

As advised by our PRC legal counsel, Guangdong Zhuojian Law Firm, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the approval of the CSRC or the MOFCOM under the M&A Rules. However, our PRC legal counsel has further advised us that its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Regulations Relating to Employment

The Labor Law of the People’s Republic of China, or the Labor Law, which became effective in January 1995 and was amended in 2018, and the Employment Contract Law of the People’s Republic of China, or the Employment Contract Law, effective in January 2008 and amended in 2012, require employers to provide written contracts to their employees, restrict the use of temporary workers and aim to give employees long-term job security. Employers must pay their employees’

wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training on workplace safety. In September 2008, the State Council promulgated the Implementing Regulations for the PRC Employment Contract Law which became effective immediately and interprets and supplements the provisions of the Employment Contract Law.

Under the Labor Contract Law, an employer shall limit the number of dispatched workers so that they do not exceed a certain percentage of its total number of workers. In January 2014, the MOHRSS issued the Interim Provisions on Labor Dispatching, which became effective in March 2014, pursuant to which it provides that the number of dispatched workers used by an employer shall not exceed 10% of the total number of its employees.

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing provident funds from time to time, including, among others, the Social Insurance Law of the People’s Republic of China, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Regulations Concerning the Collection and Payment of Social Insurance Premiums and the Administrative Regulations on the Housing Provident Fund.

According to the Social Insurance Law of PRC, which issued by the SCNPC on October 28, 2010 and came into effect on July 1, 2011 and was latest revised on December 29, 2018, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and other welfare plans. The employer shall apply to the local social insurance agency for social insurance registration within 30 days from the date of its formation. And it shall, within 30 days from the date of employment, apply to the social insurance agency for social insurance registration for the employee. Any employer who violates the regulations above shall be ordered to make correction within a prescribed time limit; if the employer fails to rectify within the time limit, the employer and its directly liable person will be fined.

According to the Administrative Regulations on the Housing Provident Fund, implemented since April 3, 1999 and latest amended on March 24, 2019, any newly established entity shall make deposit registration at the housing provident fund management center within 30 days as of its establishment. After that, the entity shall open a housing provident fund account for its employees in an entrusted bank. Within 30 days as of the date an employee is recruited, the entity shall make deposit registration at the housing provident fund management center and seal up the employee’s housing provident fund account in the bank mentioned above within 30 days from termination of the employment relationship. Any entity that fails to make deposit registration of the housing provident fund or fails to open a housing provident fund account for its employees shall be ordered to complete the relevant procedures within a prescribed time limit. Any entity failing to complete the relevant procedure within the time limit will be fined RMB10,000 to RMB50,000. Any entity fails to make payment of housing provident fund within the time limit or has shortfall in payment of housing provident fund will be ordered to make the payment or make up the shortfall within the prescribed time limit, otherwise, the housing provident management center is entitled to apply for compulsory enforcement with the People’s Court.

Regulations Relating to Consumer Rights Protection

The PRC Consumer Rights and Interests Protection Law, or consumer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the consumers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of consumers.

Regulations Relating to Tax in the PRC

Income Tax

The PRC Enterprise Income Tax Law was promulgated in March 2007 and was most recently amended in December 2018. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or the Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, amended in June 2018. The SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in installments, the installments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value Added Tax

The PRC Provisional Regulations on Value Added Tax were promulgated by the State Council on December 13, 1993, which became effective on January 1, 1994 and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value Added Tax (2011 Revision) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC territory are VAT taxpayers. On March 20, 2019, the Ministry of Finance, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepen the Reform of Value Added Tax, according to which for general VAT payers’ sales activities or imports that are subject to VAT at a current applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9%, respectively, from April 1, 2019.

Regulations Relating to Leasing Property

Pursuant to the Law of the People’s Republic of China on the Administration of the Urban Real Estate, promulgated by the SCNPC on July 5, 1994 and last amended on August 26, 2019 and effective on January 1, 2020, in the lease of a house, the leaser and the lessee shall conclude a written lease contract defining such matters as the term, purpose and price of the lease, liability for repair, as well as other rights and obligations of both parties. They shall register the lease contract with the department of housing administration for the record. Pursuant to the Administrative Measures on Commodity Housing Leasing, issued by Ministry of Housing and Urban-Rural Development on December 1, 2010 and became effective on February 1, 2011, without the mentioned registration above, the leaser and the lessee may be imposed a fine by the development (real estate) department.

MANAGEMENT

Set forth below is information concerning our directors and executive officers of the Company.

Name	Age	Position(s)
Dengyao Jia	55	Director, Chairman of the Board of Directors*
Yue Zhu	45	Chief Executive Officer and Director
Tracy Chui-Kam Ng	45	Chief Financial Officer
Lili Ke	45	Independent Director Nominee**
[•]	[•]	Independent Director Nominee**
[•]	[•]	Independent Director Nominee**

____________

*        The appointment as chairman of the board will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

**      The appointment onto the board of directors as well as each of the committees of the board will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors:

Dengyao Jia, Director.    Mr. Dengyao Jia has served as Director since our inception, and will serve as chairman of the board of directors commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Jia has been serving as the chairman of the board of Hainan Lianhe Enterprise Management Co., Ltd since March 2015. Mr. Jia currently also serves as chairman of the board of Hainan Dingshang Enterprise Management Co., Ltd, a PRC-based company focused on providing management and consulting services to early-stage enterprises, Lianhe Digital Technology (Haikou) Co., Ltd., digital data service provider, and Hainan Lianhe Digital Technology Harbor Development Co., Ltd., a data service developer. Mr. Jia holds an EMBA degree from Cheung Kong Graduate School of Business, and an EMBA from Tianjin University.

Yue Zhu, Chief Executive Officer and Director.    Mr. Yue Zhu is our founder and has served as our Chief Executive Officer since December 12, 2023, and as Director since April 8, 2024. Mr. Zhu also has served as Executive Director of Shenzhen Sowell since its inception. Prior to founding Sowell, from October 2003 to June 2007, Mr. Zhu worked as a researcher in Shenzhen Vocational and Technical College, where his research focused on machine vision and image recognition algorithm. Mr. Zhu was recognized as a Shenzhen High-Level Professional in 2014 by Human Resources and Social Security Administration of Shenzhen Municipality, which is a recognition usually awarded to talents with outstanding innovation capability to contribute to development of Shenzhen City. Mr. Zhu received his degree in software engineering from Hefei University.

Tracy Chui-Kam Ng, Chief Financial Officer.    Ms. Tracy Chui-Kam Ng has served as our Chief Financial Officer since December 12, 2023. Ms. Ng has more than fifteen years of experience in the accounting area. Prior to joining Sowell, Ms. Ng served as chief accounting officer of Phase Scientific International Limited from September 2022 to November 2023. From April 2014 to November 2021, Ms. Ng worked at Hong Kong Takung Art Company Limited as accounting manager and was later promoted to chief financial officer. In that capacity, Ms. Ng was responsible for, among other things, implementing new accounts system, evaluating information for the preparation of financial statements and standardizing accounting policies. From July 2013 to September 2014, Ms. Ng served as an accountant at AirTek International Corporation Limited, a Hong Kong based company distributing heating and air conditioning equipment. From October 2007 to March 2013, Ms. Ng worked as a senior accountant at Wang & Chou Accountancy Corp., a company providing auditing, accounting and other financial services in California. Ms. Ng received her bachelor’s degree in Business Administration with an emphasis in accounting preferred from California State University of East Bay in 2007 and her Degree of Associate (Business/Business Administration) from College of Laney in 2004. Ms. Ng has been a certified public accountant in California since June 2011 and in Hong Kong since January 2017.

Lili Ke, Independent Director Nominee.    Ms. Lili Ke will serve as our director commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Ke has more than 20 years of experience in human resource management. She has been serving as senior executive, leadership coach, and senior human resources consultant at KK Consulting, a human resource consulting company in Australia since September 2009, where she provided human resource consulting and strategy services to various multinational companies. From September 2006 to February 2009, Ms. Ke served as a human resource manager at General Electric China, where she led recruitment of director level position of General Electric China headquarter. From August 2003 to

August 2006, Ms. Ke worked as human resource director at Chiaphua Industries Limited in Hong Kong, a manufacture of various industrial and consumer products. Ms. Ke received a master’s degree in human resource management from Cardiff University in 2003, and her bachelor’s degree in international finance from Sun Yat-Sen University in 2001.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon the effectiveness of the registration statement of which this prospectus forms a part. Our board of directors have determined that each of our three independent director nominees, [•], [•], and Ms. Lili Ke satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. The Company has the right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers; and

•        exercising the borrowing powers of our company and mortgaging the property of our company.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated memorandum and articles of association.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without the consent of the other Directors, is absent from meetings of our board or a committee of our board for a continuous period of three months, except when there are no meetings of our board or a committee of our board for such period, or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our board of directors, which currently consists of two and will also consist of three independent directors whose appointments will be effective as of the effectiveness of the registration statement of which this prospectus forms a part, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part: an audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of [•], [•], and Lili Ke. [•] will be the chairman of our audit committee. We have determined that [•], [•], and Lili Ke will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that [•] qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of [•], [•], and Lili Ke. [•] will be the chairman of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•        approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Lili Ke, [•], and [•]. Lili Ke will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics, Insider Trading Policy and Clawback Policy

We will adopt (i) a code of business conduct and ethics, (ii) an insider trading policy that applies to our directors, officers, and employees, and (iii) a clawback policy that applies to our directors, officers and employees (collectively, the “Policies”). The Policies will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we currently intend to voluntarily follow all Nasdaq corporate governance rules, including rules regarding committee structure and director independence, as described above, we may in the future choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from the requirement that a majority of our board of directors consists of independent directors.

•        Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

•        Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

•        Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

•        Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

•        Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

•        Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

•        Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

•        Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

•        Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Interested Party Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must disclose the nature of his interest to all other directors at a meeting of the board after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice given to the board by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

For the fiscal years ended March 31, 2024, we paid an aggregate of RMB276,000 to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits and housing provident fund.

Agreements with Named Executive Officers

We entered into a five-year employment agreement with Mr. Yue Zhu as CEO, effective as of December 12, 2023, and a one-year employment agreement with Ms. Tracy Chui-Kam Ng as CFO, effective as of December 12, 2023. Pursuant to their respective employment agreements, we agreed to pay to Mr. Yue Zhu a monthly salary of RMB20,000 (approximately $2,919), and to Ms. Tracy Chui-Kam Ng a monthly salary of HK$45,000 (approximately $5,763). Each executive has agreed at all times during the term of the employment and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any confidential information. In addition, each executive officer has agreed to devote all time, care, attention, and best efforts to their duty in the Company, and to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for twelve (12) months following termination of the employment.

In addition, Mr. Yue Zhu also entered into a ten-year employment with Shenzhen Sowell, effective as of April 1, 2023, pursuant to which Shenzhen Sowell agrees to pay to Mr. Zhu a monthly salary of RMB20,000 (approximately $2,919) for his position as the Chief Executive Officer of Shenzhen Sowell. Pursuant to such employment agreement, Mr. Zhu agrees to comply with Shenzhen Sowell’s internal management protocols, and to keep confidential any confidential information gained during the term of the employment. The employment agreement may be terminated with mutual consent, or by Mr. Zhu with 30-day prior written notice, or pursuant to labor-related laws and regulations of the PRC.

Compensation of Directors

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or otherwise in connection with the discharge of his or her duties as a director. Mr. Dengyao Jia and Mr. Yue Zhu will not receive any additional remuneration for serving as directors of the Company other than remuneration paid to Mr. Yue Zhu as employee of the Company and Shenzhen Sowell. Each of the [•], [•], and Ms. Lili Ke will be entitled to monthly cash compensation in the amount of $2,000, payable quarterly, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

For the fiscal year ended March 31, 2024, we did not compensate our directors except for compensation paid to Mr. Yue Zhu for his capacity as the CEO and to Ms. Tracy Chui-Kam Ng for her capacity as the CFO.

Limitation on Liability and Other Indemnification Matters

Subject to the provisions of the Companies Act and in the absence of fraud or willful default, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)    is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)    is or was, at the request of the Company, serving as a Director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL SHAREHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our Ordinary Shares and as adjusted to reflect the sale of the Ordinary Shares offered by us in our initial public offering, for:

•        each shareholder known by us to be the beneficial owner of more than 5% of our outstanding Ordinary Shares;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

The beneficial ownership of our Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, and includes the Ordinary Shares issuable pursuant to share options that are exercisable within 60 days of the date of this prospectus. Ordinary Shares issuable pursuant to share options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. As of the date of this prospectus, there were no Ordinary Shares issuable pursuant to share options exercisable within 60 days thereof.

The percentage of beneficial ownership owned prior to the Offering is based on 50,000,000 Ordinary Shares outstanding as of the date of this prospectus. Except as otherwise set forth in the footnotes to the table below, the percentage of beneficial ownership owned after the Offering is based on 52,000,000 Ordinary Shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Ordinary Shares listed below have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of each beneficial owner listed in the table below is Shenzhen Integrated Circuit Design Application Industry Park, Unit 505-3, Chaguang Road No. 1089, Nanshan District, Shenzhen, China.

Name and Address of Beneficial Owner	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
	Ordinary Shares		Ordinary Shares
	Shares	% of Total Voting Power	Shares	% after the Offering
Directors and Named Executive Officers
Dengyao Jia(2)(3)	19,180,000	38.4%	19,180,000	36.9%
Yue Zhu(1)	15,035,000	30.1%	15,035,000	28.9%
Tracy Chui-Kam Ng	—	—	—	—
Lili Ke	—	—	—	—
[•]	—	—	—	—
[•]	—	—	—	—
All directors and executive officers as a group (six persons)	34,215,000	68.5%	34,215,000	65.8%

5% Beneficial Owner
Lianyue Holding Limited(1)	15,035,000	30.1%	15,035,000	28.9%
Lianhe Holding Group Limited(2)	15,000,000	30.0%	15,000,000	28.8%
Patten Holding Group Limited(3)	4,180,000	8.4%	4,180,000	8.0%

____________

(1)      Lianyue Holding Limited is a limited liability company incorporated under the British Virgin Islands laws and wholly-owned by Yue Zhu, who has the voting and dispositive power with respect to the shares owned by this entity. The address of Lianyue Holding Limited is Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

(2)      Lianhe Holding Group Limited is a limited liability company incorporated under the British Virgin Islands laws and wholly owned by Hainan Lianhe Enterprise Management Group Co., Ltd., a limited liability company incorporated under the laws of the PRC. Hainan Lianhe Enterprise Management Group Co., Ltd. is owned by Dengyao Jia (90%) and Jinan Younian Enterprise Management Co., Ltd. (10%), a limited liability company incorporated under the laws of the PRC. As the controlling shareholder and sole director of Lianhe Holding Group Limited, Dengyao Jia is deemed to have the voting and dispositive power with respect to the shares owned by this entity. The address of Lianhe Holding Group Limited is Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

(3)      Patten Holding Group Limited is a limited liability company incorporated under the British Virgin Islands laws and wholly-owned by Dengyao Jia, who has the voting and dispositive power with respect to the shares owned by this entity. The address of Patten Holding Group Limited is Sea Meadow House, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

A related party is defined as any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) (a) an enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company; (b) an associate, which is an unconsolidated enterprise in which the Company has a significant influence or which has significant influence over the Company; (c) an individual owning, directly or indirectly, more than 10% of any class of the Company’s voting securities, and immediate family members of such individual; (d) an executive officer, director or nominee for director of the Company and immediate family members of such individual; and (e) an enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence (which includes enterprises owned by directors or major shareholders of the Company and enterprises that have a member of key management in common with the Company).

Set forth below are the related party transactions that we have entered into during the last three fiscal years, and the subsequent development of the balances as of the date of this prospectus.

Material Transactions with Related Party

1) Related party balances

	September 30, 2024	March 31, 2024	March 31, 2023	March 31, 2022
Due from a related party:
Mr. Wanlong Xiao(1)	$—	$—	$1,019	$—
Shenzhen Botan Technology Co., Ltd.(2)	$1,217	870,315	—	—
Less: allowance for expected credit loss	$—	(74,391)	—	—
Total	$1,217	$795,924	$1,019	$—
Due from a shareholder:
Mr. Yue Zhu(3)		$—	$250,190	$732,094
Total		$—	$250,190	$732,094
Due to related parties:
Mr. Hui Zhang(4)	$8,801	$8,554	$7,530	$12,151
Mr. Xin He(5)	561	$555	12,849	449
Mr. Chuanbo Zhu(6)	171	$167	175	—
Shenzhen Botan Technology Co., Ltd.(2)	1,369	$—	$—	$—
Lianhe Technology Co. Ltd.(7)	10,712	$—	$—	$—
Total	$21,614	$9,276	$20,554	$12,600
Due to shareholders:
Mr. Yue Zhu(3)	$270,514	60,810	—	—
Mr. Dengyao Jia(8)	77,042	—	—	—
Hainan Lianhe Enterprise Management Group Co., Ltd(7)	—	8,138	$1,033,840	$—
Total	$347,556	68,954	$1,033,840	$—

____________

(1)      Mr. Wanlong Xiao is strategic officer of Shenzhen Sowell Technology Development Co., Ltd. and a shareholder of the Company after the year ended March 31, 2023. Due from Mr. Xiao represents expenses prepaid on behalf of Mr. Wanlong Xiao. As of the date of this prospectus, all the balances have been paid.

(2)      Shenzhen Botan Technology Co., Ltd. (“Shenzhen Botan”) is wholly owned by Mr. Chuanbo Zhu, the chief executive officer of Shenzhen Sowell Digital. This amount is unsecured, interest-free and repayable on demand. As of the date of this prospectus, all the balances have been paid.

On the other hand, there was an amount due to Shenzhen Botan of $1,366 as of the date of this prospectus.

(3)      Mr. Yue Zhu is a shareholder of the Company and is also the Company’s Chief Executive Officer and a director nominee. Due from Mr. Zhu represents payments collected by Mr. Zhu on behalf of the Company for sales of goods. As of the date of this prospectus, all the balances have been paid. On the other hand, there is an amount due to Mr. Yue Zhu of $252,871 as of the date of this prospectus.

(4)      Mr. Hui Zhang is the legal representative of Taiyuan brunch of Shenzhen Sowell. Due to Mr. Zhang represents expenses paid on behalf of the Company. As of the date of this prospectus, all the balances have been paid.

(5)      Mr. Xin He is a director of Wuxi Sowell. Due to Mr. He represents expenses paid on behalf of the Company. As of the date of this prospectus, the amount due to Mr. Xin He is $560.

(6)      Mr. Chuanbo Zhu is chief executive officer of Shenzhen Sowell Digital Energy Technology Co., LTD. Due to Mr. Zhu represents loan payables. As of the date of this prospectus, all the balances have been paid.

(7)      Lianhe Technology Co., Ltd. is controlled by Mr. Dengyao Jia, a shareholder of the Company. Due to Lianhe Technology Co., Ltd. represents working capital provided to the Company. As of the date of this prospectus, the amount due to Lianhe Technology Co., Ltd. is $10,712.

(8)      Mr. Dengyao Jia is a director of the Company who also beneficially owns approximately 38.4% of the total voting power of the Company prior to the Offering. Due to Mr. Dengyao Jia represents working capital provided to the Company. As of the date of this prospectus, the amount due to Mr. Dengyao Jia is $10,392.

(9)      Hainan Lianhe Enterprise Management Group Co., Ltd. (“Hainan Lianhe”) is a shareholder of the Company. Due to Hainan Lianhe Enterprise Management Group Co., Ltd. represents working capital provided to the Company. As of the date of this prospectus, the amount due to Hainan Lianhe is $232,409.

Employment Agreements

See “Executive Compensation — Agreements with Named Executive Officers.”

Policies and Procedures for Related Party Transactions

Our board of directors will establish an audit committee upon the effectiveness of the registration statement of which this prospectus forms a part, which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our amended and restated memorandum of association (“Memorandum”) and amended and restated articles of association (“Articles”), as amended and restated from time to time, and the Companies Act of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

As of the date of the prospectus, the authorized share capital of the Company is $50,000, divided into 500,000,000 Ordinary Shares, par value $0.0001 each. As of the date of this prospectus, 50,000,000 Ordinary Shares are issued and outstanding. Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 52,000,000 Ordinary Shares issued and outstanding (or 52,300,000 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full). Ordinary Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about [        ].

Our Memorandum and Articles

The following are summaries of material provisions of our amended and restated Memorandum and Articles and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects of Our Company.    Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Dividends.    Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

•        the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights.    Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Election of directors.    Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company.

Meetings of directors.    At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares.    Subject to any applicable requirements set forth in the Articles and provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholders may transfer all or any of his, its or her Ordinary Shares by an instrument of transfer in the usual or common form or a from prescribed by Nasdaq or any other form approved by our board of directors, executed:

•        where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

•        where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless: (a) the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of Shares; (c) the instrument of transfer is properly stamped, if required; (d) the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and (e)  any fee related to the transfer has been paid to us; and (f) the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within one months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Winding-Up/Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed by special resolution to determine how to distribute the assets among the holders of the Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Liquidation.    If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Redemption of Shares.    Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares.    Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Changes in the number of shares we are authorized to issue and those in issue.    Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

•        increase the authorized share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        subdivide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

•        consolidate and divide all or any of its share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination; and

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Issuance of Additional Shares.    Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records.    Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 7 clear days’ notice of an extraordinary general meeting and 7 clear days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiaries or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that if a majority in number representing 75% in value of the creditors or class of creditors (as the case may be) present and voting either in person or by proxy at the meeting or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

•        an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

•        the act complained of, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and;

•        an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our amended and restated memorandum and articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default or wilful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, any of our directors may be removed by ordinary resolution of our shareholders or a resolution of the board of directors.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if our share capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class. Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our amended and restated memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options over or otherwise deal with any unissued shares of the Company to such persons, at such times and on such terms and conditions as they may decide. Our board of directors may so deal with the unissued shares of the Company with or without preferred, deferred or other special rights or restrictions.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, 52,000,000 Ordinary Shares will be outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares. While we intend to list the Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-Up Agreements

We, each of our directors and officers, holders of 5% or more of our outstanding Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part, and certain minority shareholders as set forth in the underwriting agreement, have agreed or are otherwise contractually restricted for a period of 12 months after closing of this offering, without the prior written consent of the Representative, not to directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Ordinary Shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the effective date of this prospectus).

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding Ordinary Shares, which will equal approximately Ordinary Shares immediately after this offering; or

•        the average weekly trading volume of our Ordinary Shares on the Nasdaq Capital Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Guangdong Zhuojian Law Firm, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Messina Madrid Law PA.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

People’s Republic of China Taxation

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, became effective on January 1, 2008, and was last amended on April 23, 2019, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the PRC EIT Law and its implementation rules, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Circular of the SAT on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our Company is a company incorporated outside the PRC. As a holding company, the key assets and records of our Company (including the resolutions of its board of directors and the resolutions of its shareholders) are located and maintained, outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. As such, we do not believe that our Company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders. In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, as if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our Company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. We will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” on page 49 of this prospectus.

United States Federal Income Taxation Considerations

The following does not address the tax consequences to any particular investor or to any person in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        persons that elect to mark their securities to market;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

•        persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Ordinary Shares in this offering.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

•        an individual who is a citizen or resident of the U.S.;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.      The actual days in the United States in the current year; plus

2.      One-third of his or her days in the United States in the immediately preceding year; plus

3.      One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the U.S. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent that the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in USD) for the share and your tax basis (in USD) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares (in the case of Ordinary Shares obtained through the exercise of warrants, the holding period will include the holding period of the underlying warrants);

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock (but not our warrants) to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock (but not our warrants) in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC (no such election is available to warrants). A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of) the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

Section 1014(a) of the Internal Revenue Code provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in Section 1291(e) of the Internal Revenue Code provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, other than [•], all of other our directors and officers are nationals or residents of jurisdictions other than the United States whose assets are located outside the United States. Our director, Mr. Dengyao Jia, and CEO, Mr. Yue Zhu, are both nationals of the PRC. Our CFO, Ms. Tracy Chui-Kam Ng, is a Hong Kong citizen. Among our independent director nominees, [•] is a national of [•], [•] is a national of [•], and Ms. Lili Ke is a permanent resident of Australia. As a result, investors must act in accordance with foreign legal requirements to effect service of process within the United States upon us or these persons who are not nationals of or located in the United States, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, but with no guarantee of the service of the process or judgement. You must act in accordance with foreign legal requirements to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, but with no guarantee of the service of the process or judgement.

We have appointed Cogency Global Inc. to receive service of process with respect to any action brought against us in the United States.

Service of Process and Enforcement of Civil Liabilities in Cayman Islands

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (a) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; or (b) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty; and

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Service of Process and Enforcement of Civil Liabilities in BVI

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment:

•        is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment;

•        imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•        is final;

•        no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI;

•        is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company;

•        was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Service of Process and Enforcement of Civil Liabilities in Hong Kong

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may been forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or € the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

Service of Process and Enforcement of Civil Liabilities in the PRC

Guangdong Zhuojian Law Firm, our counsel as to PRC law, has advised us that (1) there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Guangdong Zhuojian Law Firm has advised us that the recognition and enforcement of foreign judgments are provided under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Guangdong Zhuojian Law Firm has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest of the PRC may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As a result, there is no guarantee whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

UNDERWRITING

The R. F. Lafferty & Co., Inc. (the “Representative”) is serving as the managing underwriter of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us on a firm commitment basis the following respective number of Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter	Number of Ordinary Shares
R. F. Lafferty & Co., Inc.	[ ]
Total	2,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Ordinary Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Ordinary Shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any Ordinary Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[    ] per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC.

We have granted to the underwriters an option, exercisable for 30 days after the closing of this offering, to purchase up to 300,000 additional Ordinary Shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Ordinary Shares that are the subject of this offering.

The address of R.F. Lafferty & Co., Inc. is 40 Wall Street, 27th Floor, New York, NY 10005.

Discounts, Commissions and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option
Public offering price(1)	$4.50	$9,000,000	$10,350,000
Underwriting commissions and discounts(2)	$0.3375	$675,000	$776,250

____________

(1)      Initial public offering price per share is assumed as $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

(2)      The underwriting discount is 7.5% of the public offering price. It does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering (excluding proceeds from the exercise of the over-allotment option), payable to the Representative, as well as reimbursement of certain expenses of the underwriters.

We have agreed to reimburse the underwriters for their accountable expenses in connection with this offering, up to $200,000. We have also agreed to pay the underwriters a non-accountable expense allowance equal to 1.00% of the gross proceeds of this offering (excluding proceeds from the exercise of the over-allotment option). We estimate the total expenses of this offering which will be payable by us, excluding the underwriting discount and the underwriter’s expenses payable by us, will be approximately $1,741,272.

We will advance $25,000 to the Representative to partially cover its anticipated out-of-pocket expenses. The advance will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g)(4)(A).

Representative’s Warrants

We have also agreed to issue to the Representative warrants to purchase a number of securities equal to 3% of the securities sold in this offering. The Representative’s Warrants will have an exercise price equal to 120% of the public offering price of the Ordinary Shares and may be exercised on a cashless basis. The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing six months after the date of closing of this offering, and expiring five years from the commencement of sales of this offering. The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s warrants at our expense and one additional demand registration right at the warrant holders’ expense, and unlimited “piggyback” registration rights at our expense for a period of five years after the commencement of sales of this offering with respect to the registration of the Ordinary Shares underlying the Representative’s warrants and customary anti-dilution provisions. The Representative’s Warrants are not redeemable by us. This prospectus also covers the sale of the Representative’s Warrants and the Ordinary Shares underlying such warrants.

The Representative’s Warrants and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110. In accordance with FINRA Rule 5110, neither the Representative’s Warrants nor any securities issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of commencement of sales of the offering pursuant to which the Representative’s Warrants are being issued, subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

Lock-Up Agreements

We, each of our directors and officers, holders of 5% or more of our outstanding Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part, and certain minority shareholders as set forth in the underwriting agreement, have agreed or are otherwise contractually restricted for a period of 12 months after closing of this offering, without the prior written consent of the Representative, not to directly or indirectly:

•        issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right to purchase, lend or otherwise transfer or dispose of any shares of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for our ordinary share or other capital stock;

•        in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•        enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our ordinary share or other capital stock or any securities convertible into or exercisable or exchangeable for ordinary share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our ordinary share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Tail Financing

In the event that the offering is not consummated during the time period when R.F. Lafferty & Co., Inc. is engaged with us as the Representative for the several underwriters of this offering (“the Engagement Period”), the Representative shall be entitled to a cash fee equal to seven (7.0%) of the gross proceeds received by us from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to us during the Engagement Period, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Engagement Period or within the twelve (12) month period following the expiration or termination of the Engagement Period (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to us in an offering in which we have direct knowledge of such party’s participation. For the avoidance of doubt, such Tail Financing shall not include the offering.

Right of First Refusal

We have granted to the Representative the right to act as sole managing underwriter and dealer manager, book runner, or sole placement agent, for any and all future public or private equity, equity-linked, or debt offerings for a period of 12 months following the closing of this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

Determination of Offering Price

Prior to this offering, there has been no public market for the Ordinary Shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the underwriter;

•        our prospects and the history and prospects for the industries in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.

Stabilization

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriter of the ordinary share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•        Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our ordinary share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ordinary share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ordinary share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of Ordinary Shares. As a result, the price of Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, Ordinary Shares may be sold by the underwriters to securities dealers who resell Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Ordinary Shares have not authorized and do not authorize the making of any offer of Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Ordinary Shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Ordinary Shares has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Ordinary Shares nor the shares underlying the Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The Ordinary Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Ordinary Shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the Ordinary Shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the Ordinary Shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Ordinary Shares.

The Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Ordinary Shares shall be deemed to be made to such recipient and no applications for the Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Ordinary Shares, you will not transfer any interest in the Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•        a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•        a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

•        to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•        where no consideration is or will be given for the transfer; or

•        where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer, or invitation for purchase or sale, of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of Ordinary Shares being registered, other than the underwriting discounts and commissions, and accountable and non-accountable expenses reimbursable to the underwriters. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$1,860
FINRA filing fee	2,390
Nasdaq Capital Market listing fee	6,860
Legal fees and expenses	479,344
Accounting fees and expenses	814,358
Financial printing	36,279
Miscellaneous expenses	400,181
Total	$1,741,272

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Robinson & Cole LLP. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by Guangdong Zhuojian Law Firm. Robinson & Cole LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Guangdong Zhuojian Law Firm with respect to matters governed by PRC law.

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP. Legal matters as to PRC law will be passed upon for the underwriters by PacGate Law Group. Ellenoff Grossman & Schole LLP may rely upon PacGate Law Group with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Lianhe Sowell International Group Ltd as of and for the years ended March 31, 2024 and 2023 included in this prospectus have been included in reliance upon the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The main office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to Sowell’s registration statements and their exhibits and schedules if you would like to find out more about Sowell and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that Sowell refers you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, Sowell will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, Sowell will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, Sowell is exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and Sowell’s executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Sowell, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

LIANHE SOWELL INTERNATIONAL GROUP LTD

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended March 31, 2024 and 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders of

Lianhe Sowell International Group Ltd

Results of Review of Interim Financial Information

We have reviewed the unaudited interim condensed consolidated balance sheets of Lianhe Sowell International Group Ltd and its subsidiaries (collectively the “Company”) as of September 30, 2024, and the related unaudited interim condensed consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the six-month periods ended September 30, 2024 and 2023, and the related notes (collectively referred to as the unaudited interim condensed consolidated financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying unaudited interim condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended (not presented herein); and in our report dated December 23, 2024, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of March 31, 2024 and 2023, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID No.1171

San Mateo, California
February 4, 2025

We have served as the Company’s auditor since 2023.

LIANHE SOWELL INTERNATIONAL GROUP LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30 AND MARCH 31, 2024
(Stated in US Dollars)

	September 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$126,300	$206,187
Accounts receivable, net	15,126,992	13,272,976
Contract costs	—	—
Prepayments, deposits and other receivables, net	1,014,088	1,200,827
Amount due from a related party	1,217	795,924
Total current assets	16,268,597	15,475,914

Non-current assets:
Property and equipment, net	79,069	85,370
Intangible assets, net	27,618	11,566
Operating lease right-of-use asset, net	272,121	368,687
Prepayments	3,615,567	2,188,400
Deferred initial public offering (“IPO”) costs	805,420	708,983
Deferred tax assets	346,112	290,967
Total non-current assets	5,145,907	3,653,973

TOTAL ASSETS	$21,414,504	$19,129,887

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	$1,759,861	$1,661,981
Current portion of long-term bank loans	48,857	—
Short-term loan from a shareholder	232,926	185,867
Accounts payable	4,742,324	4,795,154
Accrued expenses and other payables	2,255,639	2,624,910
Income tax payable	500,976	455,675
Contract liabilities	1,094,301	791,265
Operating lease liability – current	278,325	258,709
Warranty provision	7,939	26,459
Amount due to related parties	21,614	9,276
Amount due to shareholders	347,556	68,954
Total current liabilities	11,290,318	10,878,250

Non-current liabilities:
Operating lease liability – non-current	—	113,394
Non-current portion of long-term bank loans	322,108	289,323
Total non-current liabilities	322,108	402,717

TOTAL LIABILITIES	$11,612,426	$11,280,967

LIANHE SOWELL INTERNATIONAL GROUP LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)
AS OF SEPTEMBER 30 AND MARCH 31, 2024
(Stated in US Dollars)

	September 30, 2024	March 31, 2024
Commitments and contingencies

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0001; 500,000,000 shares authorized, 50,000,000 shares issued and outstanding as of September 30 and March 31, 2024, respectively	$5,000	$5,000
Subscription receivables	(4,875)	(5,000)
Additional paid-in capital	4,115,687	3,688,178
Statutory reserve	159,109	159,109
Retained earnings	5,256,130	4,008,330
Accumulated other comprehensive loss income (loss)	273,885	(6,547)
Equity attributable to the shareholders of the Company	9,804,936	7,849,070

Non-controlling interests	(2,858)	(150)
Total shareholders’ equity	9,802,078	7,848,920

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,414,504	$19,129,887

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

	For the Six Months Ended September 30,
	2024	2023
REVENUES	$16,918,107	$16,798,757
COST OF REVENUES	(13,327,901)	(12,948,658)
GROSS PROFIT	3,590,206	3,850,099

OPERATING EXPENSES
Selling expenses	(292,399)	(91,205)
General and administrative expenses	(652,843)	(803,609)
Research and development expenses	(1,477,688)	(1,249,609)
Total operating expenses	(2,422,930)	(2,144,423)

OPERATING INCOME	1,167,276	1,705,676

OTHER INCOME (EXPENSE), NET
Interest income	144	609
Interest expense	(50,388)	(24,391)
Other income	110,569	131,004
Other expense	(4,092)	(116,935)
Total other income (expense), net	56,233	(9,713)

INCOME BEFORE INCOME TAXES	1,223,509	1,695,963
Benefit from (provision for) income taxes	21,583	(115,389)
NET INCOME	1,245,092	1,580,574
Less: net loss attributable to non-controlling interests	(2,708)	(65)
Net income attributable to shareholders of the Company	1,247,800	1,580,639

Other comprehensive income (loss)
Foreign currency translation adjustment	280,432	(234,483)
Total comprehensive income	1,525,524	1,346,091
Less: comprehensive loss attributable to non-controlling interests	(2,708)	(65)
	$1,528,232	$1,346,156

Earning per share – basic and diluted	$0.02	$0.03

Basic and diluted weighted average shares outstanding	50,000,000	50,000,000

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

	Number of shares	Ordinary shares	Subscription Receivables	Additional paid-in capital	Statutory Reserve	Retained earnings	Accumulated other comprehensive (loss) income	Equity attributable to the shareholders of the Company	Non- controlling interests	Total
Balance at April 1, 2023	50,000,000	$5,000	$(5,000)	$1,718,080	—	$1,349,525	$180,568	$3,248,173	$(61)	$3,248,112

Net income	—	—	—	—	—	1,580,639	—	1,580,639	(65)	1,580,574
Capital Contribution	—	—	—	1,666,722	—	—	—	1,666,722	—	1,666,722
Foreign currency translation adjustment	—	—	—	—	—	—	(234,483)	(234,483)	—	(234,483)
Balance at September 30, 2023	50,000,000	$5,000	$(5,000)	$3,384,802	—	$2,930,164	$(53,915)	$6,261,051	$(126)	$6,260,925

Balance at April 1, 2024	50,000,000	$5,000	$(5,000)	$3,688,178	159,109	$4,008,330	$(6,547)	$7,849,070	$(150)	$7,848,920
Net income	—	—	—	—	—	1,247,800	—	1,247,800	(2,708)	1,245,092
Capital Contribution	—	—	125	427,509	—	—	—	427,634	—	427,634
Foreign currency translation adjustment	—	—	—	—	—	—	280,432	280,432	—	280,432
Balance at September 30, 2024	50,000,000	$5,000	$(4,875)	$4,115,687	$159,109	$5,256,130	$273,885	$9,804,936	$(2,858)	$9,802,078

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

	For the Six Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,245,092	$1,580,574
Adjustments to reconcile net income to cash used in operating activities:
Expected credit loss allowance	303,610	173,604
Depreciation of property and equipment	10,973	4,693
Amortization of intangible assets	1,690	1,150
Amortization of operating lease right-of-use asset	138,242	—
Changes in assets and liabilities
Accounts receivable	(1,721,754)	(4,417,001)
Prepayments, deposits and other receivables	126,384	(290,253)
Deferred tax assets	(45,541)	(26,041)
Accounts payable	(186,206)	3,132,878
Operating lease liabilities	(135,622)	—
Income tax payable	31,315	133,996
Accrued expenses and other payables	(427,904)	202,731
Warranty provision	(18,791)	(4,512)
Contract liabilities	272,996	1,583
Prepayments	(1,328,983)	(869,659)
Repayment from related parties	872,631	—
Net cash used in operating activities	(861,868)	(376,257)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,431)	(2,720)
Purchase of intangible assets	(17,005)	(208)
Net cash used in investing activities	(19,436)	(2,928)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to long-term loan from related party	—	(91,800)
Repayment to long-term other borrowings	—	(160,834)
Repayment to short-term loan from a shareholder	(70,533)	—
Proceeds from short-term loan from a shareholder	111,155	—
Proceeds from short-term bank loans	283,244	203,402
Repayment of short-term bank loans	(234,648)	—
Repayment of long-term bank loans	(11,901)	(64,043)
Proceeds from long-term bank loans	83,307	293,039
Advance to related parties	—	(1,421)
Advance from shareholders	273,717	—
Repayment to shareholders	(8,158)	(1,758,120)
Capital contribution from shareholders	427,634	1,666,722
Deferred IPO costs	(65,333)	(274,806)
Net cash (used in) provided by financing activities	788,484	(187,861)

LIANHE SOWELL INTERNATIONAL GROUP LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

	For the Six Months Ended September 30,
	2024	2023
Net decrease in cash and cash equivalents	(92,820)	(567,046)
Effect of foreign currency translation on cash and cash equivalents	12,933	(471)
Cash and cash equivalents at beginning of period	206,187	752,007
Cash and cash equivalents at end of period	$126,300	$184,490

Supplemental cash flow information:
Income taxes paid	—	7,433
Interest paid	50,388	24,391
Listing fee paid	277,523	686,060

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION

Lianhe Sowell International Group Ltd (the “Company” or “Sowell”) is a holding company incorporated on July 26, 2023 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Lianhe Sowell International Holding Group Limited (“Sowell BVI”), which was incorporated in British Virgin Islands on July 18, 2023. Sowell BVI has no substantial operations other than holding all of the outstanding share capital of Lianhe Sowell International Group Limited (“Sowell HK”) which was incorporated in Hong Kong on August 11, 2023. Sowell HK is also a holding company that is holding all of the equity interest of Lianhe Sowell International Holdings (Hangzhou) Co., Ltd (previously known as Lianhe Sowell Enterprise Management (Shanwei) Co., Ltd) (“Sowell Hangzhou”), a wholly foreign owned enterprise incorporated in the People’s Republic of China (“PRC” or “China”) on October 26, 2023, and Lianhe Sowell International Holding (Shenzhen) Co., Ltd (“Sowell International”), a wholly foreign owned enterprise incorporated in the PRC on August 6, 2024, respectively.

The Company, through its PRC subsidiaries, Sowell Hangzhou and Sowell International, holds the PRC operating entities, including Shenzhen Sowell Technology Development Company Limited, which are primarily engaged in trading of electronic products and software development.

On December 1, 2023, the Company completed its reorganization of entities under the common control of the same group of shareholders, who collectively owned a majority of the equity interests of the Company prior to the reorganization. Sowell Hangzhou is the primary beneficiary of Shenzhen Sowell and other PRC operating entities, and all of these entities included in the Company are under common control, which results in the consolidation of PRC operating entities. This transaction has been accounted for as a reorganization of entities under common control. The unaudited interim condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of period.

As of the issuance date of the financial statements, the details of the Company’s subsidiaries are as follows:

Name of Entity	Incorporation Date	Place of incorporation	Ownership %	Principal activities
Lianhe Sowell International Holding Group Limited (“Sowell BVI”)	July 18, 2023	British Virgin Islands	100%	Investment holding
Lianhe Sowell International Group Limited (“Sowell HK”)	August 11, 2023	Hong Kong	100%	Investment holding
Lianhe Sowell International Holdings (Hangzhou) Co., Ltd (previously known as Lianhe Sowell Enterprise Management (Shanwei) Co., Ltd) (“Sowell Hangzhou”)	October 26, 2023	PRC	100%	Enterprise management
Lianhe Sowell International Holding (Shenzhen) Co., Ltd (“Sowell International”)	August 6, 2024	PRC	100%	Investment holding
Shenzhen Sowell Technology Development Company Limited (“Shenzhen Sowell”)	April 6, 2007	PRC	100%	Trading of electronic products and software development
Wuxi Sowell Information Technology Company Limited (“Wuxi Sowell”)	November 23, 2021	PRC	100%	Trading of electronic products and software development
Hezhi Rongtong (Shenzhen) Technology Company Limited (“Hezhi Rongtong”)	August 13, 2021	PRC	51%	No business activities
Shenzhen Sowell Digital Energy Technology Company Limited (“Shenzhen Sowell Digital”)	October15, 2021	PRC	80%	No business activities

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION (cont.)

Name of Entity	Incorporation Date	Place of incorporation	Ownership %	Principal activities
Suzhou Sowell Vision Technology Company Limited (“Suzhou Sowell”)	August 24, 2022	PRC	100%	No business activities
Shenzhen Aiyin digital Technology Company Limited (“Shenzhen Aiyin”)	July 5, 2022	PRC	51%	No business activities
Anhui Lianhe Sowell Technology Co., Ltd (“Anhui Sowell”)	October 10, 2024	PRC	100%	No business activities
Lianhe Sowell Precision Machine (Hangzhou) Co., Ltd (“Sowell Precision Hangzhou”)	December 30, 2024	PRC	100%	No business activities
Lianhe Sowell Precise Machine (Shenzhen) Co., Ltd (“Sowell Precision Shenzhen”)	August 26,2024	PRC	83%	Trading of painting robots

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

The accompanying unaudited interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries (collectively the “Company”). The Company eliminates all significant intercompany balances and transactions in its unaudited interim condensed consolidated financial statements.

Management has prepared the accompanying unaudited interim condensed consolidated financial statements and these notes in accordance to generally accepted accounting principles in the United States (“US GAAP”). The Company maintains its general ledger and journals with the accrual method accounting.

Basis of Consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and all inter-company balances and transactions have been eliminated upon consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the unaudited interim condensed consolidated financial statements.

Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available when the calculations are made; however, actual results could differ materially from those estimates.

Foreign Currency Translation

The accompanying unaudited interim condensed consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the Company is Chinese Yuan (“RMB”).

The Company’s assets and liabilities are translated into $ from RMB” at period/year-end exchange rates. Their revenues and expenses are translated at the respective average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Period/year-end: $: RMB exchange rate
September 30, 2024	7.0176
March 31, 2024	7.2203

Period average: $: RMB exchange rate
September 30, 2024	7.2023
September 30, 2023	7.1287

Adoption of New Accounting Standard

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. The guidance includes improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company has early adopted the accounting standards and did not have a material impact on the Company’s financial position, results of operations or cash flows.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires, among other things, more detailed disclosure about types of expenses in commonly presented expense captions such as cost of sales and selling, general, and administrative expenses, and is intended to improve the disclosures about an entity’s expenses including purchases of inventory, employee compensation, depreciation and amortization. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Management is currently evaluating the impact of the on its consolidated financial statements and related disclosures.

Besides the above, the Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted would have a material effect on the unaudited interim condensed consolidated financial statements.

Cash and Cash Equivalents

The Company considers cash, bank deposit and all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents. Cash consists primarily of cash in accounts held at a financial institution.

Accounts Receivable, net

Accounts receivable include trade accounts due from customers. The credit terms given to customers are generally 90 days. Management reviews its receivables on a regular basis to determine if the allowance for expected credit loss is adequate, and makes allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The balance of allowance of September 30 and March 31, 2024, were $1,986,082 and $1,642,216, respectively.

Prepayments, Deposits and Other receivables, net

Prepayments, deposits and other receivables include advance payments or deposit payments made to vendors or service providers for future services that have not been provided and other receivables from third parties. Management reviews on a regular basis to determine if allowance for expected credit loss is adequate, and makes allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The balance of allowance of September 30 and March 31, 2024, were $186,063 and $91,707, respectively.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment, net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 5%. The estimated useful lives of the property and equipment are as follows:

Motor vehicles	5 years
Electronic equipment	3 – 5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are recognized as incurred; significant renewals and betterments are capitalized.

Intangible Assets, net

Intangible assets are carried at cost less accumulated amortization. Amortization is provided over their useful lives, using the straight-line method. The estimated useful lives of the intangible assets are as follows:

Invention patent	10 years
Copyright, trademark and other patents	5 years

Impairment of Long-lived Assets

For the long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows generated from the assets and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. No impairment of long-live assets was recorded by the Company as of September 30 and March 31, 2024.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, and consulting fees related to the registration preparation.

Accrued expense and other payables

Accrued expense and other payables primarily include staff salaries and benefits payable, value-add tax payable, as well as other accrual and payables.

Lease

Effective April 1, 2021, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that do not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease right of use (“ROU”) assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

As of September 30 and March 31, 2024, there were $272,121 and $368,687 operating lease ROU asset and $278,325 and $372,103 operating lease liability based on the present value of the future minimum rental payments of leases, respectively. The Company’s management believes that the five year’s loan prime rate of PRC plus margin 0.05% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company was 4.25%.

Revenue Recognition

The Company adopted ASC 606 “Revenue Recognition.” It recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract; and

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

Generally, revenues are recognized when the Company has negotiated the terms of the transaction, which includes determining either the overall price, or price for each performance obligation in the form of a service or a product, the service or product has been delivered to the customer, no obligation is outstanding regarding that service or product, and the Company is reasonably assured that funds have been or will be collected from the customer.

A summary of each of the Company’s revenue streams under ASC 606 is as follows:

Trading of electronic products

The Company generates revenue from trading of electronic products which comprise of hardware products and self-developed software products generally used for image recognition. The Company typically receives purchase orders from its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The Company typically collect 10% to 20% prepayment upfront before ordering hardware products. 40% to 50% of the contract sum will then be collected upon delivery of finished goods. Remaining accounts receivable will be collected by the Company according to credit period policy applicable to different customers.

Since delivery of hardware product and installation of software product are generally distinct, they are accounted for as two performance obligations by the Company. The transaction prices for hardware product and software product were written separately in contracts, which reflects their stand-alone selling price respectively.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Performance obligations are fulfilled upon delivery of the finished product to the customer’s inventory warehouse or their specified location at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product. Typical payment terms set forth in the purchase order ranges from 0 to 180 days from invoice date. The transaction price is fixed and the Company provides no warranties for the products transferred. The amount of revenue recognized from contract liabilities to the Company’s result of operations can be found in Note 9 below.

Sales of software product

The Company generates revenue from sales of software products which are self-developed. These software products are generally used for quality control in industrial production. These software products are off the shelf and no significant customization is required for sales. Sales contract of software product is typically fixed priced and does not provide any post contract client support or upgrades.

Upon delivery of the software, client acceptance is generally required. The Company assesses that provision of software product as one performance obligation therefore no allocation of the transaction price is required. Revenue from the sale of software products is recognized at a point in time when software product is delivered to customer’s designated location, at which the control over software products is transferred to the customer with written acceptance. The Company typically collect 10% to 40% prepayment upfront. Remaining accounts receivable will be collected by the Company according to credit period policy applicable to different customers. The amount of revenue recognized from contract liabilities to the Company’s result of operations can be found in Note 9 below.

Construction of signal systems

The Company generates revenue from construction of signal system projects. The contracts which the Company enters into with clients are fixed price and provide for milestone billings based upon the attainment of specific project objectives to ensure the Company meets its contractual requirements. Duration of project typically last for less than 12 months without significant financing component. The Company assesses that construction of signal systems is considered as one performance obligation. Revenue from construction of signal systems is recognized over time using output method based on regular progress report certified by clients on the percentage of completion of construction projects. Cost incurred in construction projects which progress report is not yet certified by client and the rights to payment not yet established is presented as Contract costs. The Company generally provides limited warranties for work that it has performed and these warranty periods typically last for 2 to 5 years. Warranty provision is measured at fair value estimated by the Company based on historical cost data.

Cost of Revenues

Cost of revenues consists primarily of materials and equipment purchased from suppliers which are directly related to revenue generating transactions.

Contract Costs

Contract costs incurred during the production phases of the Company’s service contracts, are capitalized when the costs relate directly to the contract, are expected to be recovered, and generate or enhance resources to be used in satisfying the performance obligation and such deferred costs will be recognized upon the recognition of the related revenue. These costs primarily consist of labor and material costs directly related to the contract. Contract costs are recognized as Cost of revenue when performance obligation(s) is fulfilled and revenue is recognized concurrently.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company performs periodic reviews to assess the recoverability of the contract costs. The carrying amount of the asset is compared to the remaining amount of consideration. The Company expects to receive for the services to which the asset relates, less the costs that relate directly to providing those services that have not yet been recognized. If the carrying amount is not recoverable, an impairment loss is recognized. For the six months ended September 30, 2024 and year ended March 31, 2024, the impairment loss was $nil and $132,444, respectively.

Contract Liabilities

Contract liabilities represent payment advanced from customers. It is recognized when a payment is received from a customer before the Company transfers the related goods or services.

Contract liabilities are recognized as revenue when the Company performed its performance obligation(s) under the contract (i.e., transfers control of the related goods or services to the customer).

Warranty Provision

The Company generally warrants construction of signal system projects and the warranty period typically last for 2 to 5 years. The warranty covers defects in parts, materials and workmanship. The Company assesses that these warranties to be assurance-type warranties and measures them at fair value.

Expected Credit Loss

ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requires entities to use a current lifetime expected credit loss methodology to measure impairments of certain financial assets. Using this methodology will result in earlier recognition of losses than under the current incurred loss approach, which requires waiting to recognize a loss until it is probable of having been incurred. There are other provisions within the standard that affect how impairments of other financial assets may be recorded and presented, and that expand disclosures. The Company adopted the new standard effective April 1, 2021, the first day of the Company’s fiscal year and applied to accounts receivable and other financial instruments. The adoption of this guidance did not materially impact the net earning and financial position and has no impact on the cash flows.

The details of revenue, cost of revenue and gross margin for different revenue categories of the Company is as follows:

For the Six Months Ended September 30, 2024

Revenue category	Trading of electronic products	Software development	Engineering project	Total
Revenue	$13,174,025	$3,744,082	$—	$16,918,107
Cost of revenue	10,635,067	2,692,834	—	13,327,901
Gross profit	$2,538,958	$1,051,248	$—	$3,590,206
Gross margin	19%	28%	—	21%

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the Six Months Ended September 30, 2023

Revenue category	Trading of electronic products	Software development	Engineering project	Total
Revenue	$13,577,249	$3,221,508	$—	$16,798,757
Cost of revenue	12,948,658	—	—	12,948,658
Gross profit	$628,591	$3,221,508	$—	$3,850,099
Gross margin	5%	100%	—	23%

Selling Expenses

Selling expenses mainly consist of salaries and benefits of sales and marketing personnel, advertising costs and entertainments.

General and Administrative Expenses

General and administrative expenses mainly consist of salaries and benefits for employees involved in general corporate functions and those not specifically dedicated to sales and marketing, and research and development, rental, depreciation, professional service fees and other general corporate related expenses.

Research and Development Expenses

Research and development expenses are mainly salaries and benefits of in-house engineers and payments made to outside professional providers for research and development activities.

Government Grants

Government grants are recognized as other income, net, or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the unaudited interim condensed consolidated statements of operations and comprehensive income upon receipts as all conditions attached to the grants are fulfilled. Government grants included as other income, net in the unaudited interim condensed consolidated statements of operations and comprehensive income amounted to $91,884 and $16,833 for the six months ended September 30, 2024 and 2023, respectively.

Employee Benefit

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Company has no legal obligation for the benefits beyond the contributions made.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment and its articles of association, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely the general reserve fund, the enterprise expansion fund and the staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The aforementioned reserves can only be used for specific purposes and are not distributed as cash dividends. If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulated loss.

Income Tax

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax, (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the unaudited interim condensed consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company determines that the tax position is more likely than not to be sustained and records the largest amount of benefit that is more likely than not to be realized when the tax position is settled. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

Comprehensive Income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income were the net income for the years and the foreign currency translation adjustments.

Earning Per Share

The Company computes Earning per share (“EPS”) following ASC Topic 260, “Earnings per share.” Basic income per share is measured as the income available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Potentially anti-dilutive securities (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation. There were no potentially dilutive securities that were in-the-money that were outstanding during the six months ended September 30, 2024 and 2023.

Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker, who is the chief executive officer of the Company, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company had only one operating and reportable segment during the six months ended September 30, 2024 and 2023.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities, amounts due from (to) related parties, and bank and other loans, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures” requires disclosing the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the unaudited interim condensed consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities, amounts due from (to) related parties, and bank and other loans each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•        Level 1 — inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and information that are observable for the asset or liability, either directly or indirectly, for substantially the financial instrument’s full term.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity” and ASC 815.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following:

	September 30, 2024	March 31, 2024
Accounts receivable	$17,113,074	$14,915,192
Less: allowance for expected credit loss	(1,986,082)	(1,642,216)
	$15,126,992	$13,272,976

The movement of allowance for expected credit loss is as follow:

	September 30, 2024	March 31, 2024
Balance at beginning of the period/year	$1,642,216	$698,399
Provision	288,831	985,190
Exchange adjustment	55,035	(41,373)
Ending balance	$1,986,082	$1,642,216

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 4 — CONTRACT COSTS

Contract costs consist of raw materials and labor cost for different sub-projects of road reconstruction project in Taiyuan, the revenue of which have not been recognized yet. The movement of contract costs is as follow:

	September 30, 2024	March 31, 2024
Balance at beginning of the period/year	$—	$138,220
Provision for impairment loss	—	(132,444)
Exchange adjustment	—	(5,776)
Ending balance	$—	$—

NOTE 5 — PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES, NET

Prepayments, deposits and other receivables, net consist of the following:

	September 30, 2024	March 31, 2024
Prepayments of service fee	$37,724	$41,221
Prepayments of goods	860,733	735,445
Amount due from employees	89,172	86,351
Deposits	96,865	94,145
Other receivables	115,657	335,372
Less: allowance for expected credit loss	(186,063)	(91,707)
	1,014,088	1,200,827
Prepaid research and development consulting fee	3,615,567	2,188,400
Prepayments, deposits and other current receivables, net	$4,629,655	$3,389,227

The movement of allowance for expected credit loss is as follow:

	September 30, 2024	March 31, 2024
Balance at beginning of the period/year	$91,707	$35,364
Provision	89,356	58,501
Exchange adjustment	5,000	(2,158)
Ending balance	$186,063	$91,707

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	September 30, 2024	March 31, 2024
Motor vehicles	$45,301	$44,029
Electronic equipment	80,848	75,905
At cost:	126,149	119,934
Less: Accumulated depreciation	(47,080)	(34,564)
Total	$79,069	$85,370

Depreciation expenses for the six months ended September 30, 2024 and 2023 was $10,973 and $4,693, respectively.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 7 — INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	September 30, 2024	March 31, 2024
Patent	$32,448	$14,778
Copyright and trademark	5,237	4,886
At cost:	37,685	19,664
Less: Accumulated amortization	(10,067)	(8,098)
Total	$27,618	$11,566

Amortization expenses for the six months ended September 30, 2024 and 2023, was $1,690 and $1,150, respectively.

NOTE 8 — DEFERRED INITIAL PUBLIC OFFERING (“IPO”) COSTS

Deferred initial public offering (“IPO”) costs consist of the following:

	September 30, 2024	March 31, 2024
Legal fees	$353,604	$345,308
Underwriting fees	104,229	101,303
Other professional advisors’ fees	347,587	262,372
	$805,420	$708,983

NOTE 9 — CONTRACT LIABILITIES

Contract liabilities represent the payment advance from customers. The movement of contract liabilities is as follows:

	September 30, 2024	March 31, 2024
Balance at beginning of the period/year	$791,266	$1,963
Additions	272,996	802,688
Recognized to revenue during the period/year	—	(7,432)
Exchange adjustment	30,039	(5,954)
Ending balance	$1,094,301	$791,265

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 10 — BANK LOANS

Bank loans consist of the following:

Provider	Loan period	Interest rate	September 30, 2024	March 31, 2024
Bank of Communications*	May 30, 2024 to May 30, 2025	4.81%	$290,698	$—
Industrial Bank*	August 25, 2023 to August 25, 2024	3.85%	—	159,273
China Resources Bank of Zhuhai Co., Ltd*	October 23, 2023 to October 23, 2024	5.53%	302,098	293,617
Bank of China*	December 6, 2023 to December 6, 2024	3.90%	208,048	252,067
Shanghai Pudong Development Bank**	December 13, 2023 to December 13, 2024	3.65%	389,022	403,030
China Minsheng Bank*	February 27, 2024 to February 27, 2025	4.51%	569,995	553,994
Short-term bank loans			$1,759,861	$1,661,981

Shenzhen Qianhai WeBank Company Limited*	April 1, 2024 to March 16, 2026	13.77%	48,857	—
Current portion of long-term bank loans			$48,857	$—

Shenzhen Qianhai WeBank Company Limited*	April 1, 2024 to March 16, 2026	13.77%	$24,428	$—
China Construction Bank*	June 14, 2023 to June 14, 2026	4.05%	297,680	289,323
Non-current portion of long-term bank loans			$322,108	$289,323

The weighted average interest rate for the short-term bank loans for the six months ended September 30, 2024 and 2023, was approximately 4.47% and 4.00%, respectively. The weighted average interest rate for the long-term bank loans for the six months ended September 30, 2024 and 2023, was approximately 5.97% and 4.05%, respectively.

____________

*        The loans were guaranteed by a shareholder.

**      The loan was guaranteed by a shareholder and a related party.

NOTE 11 — LOAN FROM A SHAREHOLDER

Loans from a shareholder consist of the following:

Provider	Loan period	Interest rate	September 30, 2024	March 31, 2024
Hainan Lianhe Enterprise Management Group Co., Ltd.*	December 26, 2023 to December 26, 2024	—	$232,926	$185,867
Short-term loan from a shareholder			$232,926	$185,867

The loan from a shareholder was unsecured, interest free and repayment on demand.

____________

*        Hainan Lianhe Enterprise Management Group Co., Ltd. is a shareholder of the Company.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 12 — ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consist of the following:

	September 30, 2024	March 31, 2024
Accrued expenses	$691,822	$890,162
Staff salaries and benefits payable	295,330	242,041
Advance from employees	40,770	3,865
Value-added tax payable	1,219,924	1,476,554
Other taxes and surcharges payable	3,831	1,504
Other payables	3,962	10,784
Total	$2,255,639	$2,624,910

NOTE 13 — RELATED PARTY BALANCES AND TRANSACTIONS

	Note	September 30, 2024	March 31, 2024
Due from a related party:
Shenzhen Botan Technology Co., Ltd.	(a)	$1,217	$870,315
Less: allowance for expected credit loss		—	(74,391)
Total		$1,217	$795,924

Due to related parties:
Mr. Hui Zhang	(b)	$8,801	$8,554
Mr. Xin He	(c)	561	555
Mr. Chuanbo Zhu	(d)	171	167
Shenzhen Botan Technology Co., Ltd.	(a)	1,369	—
Lianhe Techonology Co. Ltd.	(e)	10,712	—
Total		$21,614	$9,276

Due to shareholders:
Mr. Yue Zhu	(f)	$270,514	$60,816
Mr. Dengyao Jia	(g)	77,042	—
Hainan Lianhe Enterprise Management Group Co., Ltd.	(h)	—	8,138
Total		$347,556	$68,954

The amounts due from a related party, and the amounts due to related parties and shareholders were unsecured, interest-free and repayable on demand.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 13 — RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

The movement of allowance for expected credit loss is as follow:

	September 30, 2024	March 31, 2024
Balance at beginning of the period/year	$74,391	$—
Reversal of provision	(74,577)
Provision		74,943
Exchange adjustment	186	(552)
Ending balance	$—	$74,391

____________

(a)      Shenzhen Botan Technology Co., Ltd. is wholly owned by Mr. Chuanbo Zhu, the chief executive officer of Shenzhen Sowell Digital.

(b)      Mr. Hui Zhang is the legal representative of Taiyuan branch of Shenzhen Sowell.

(c)      Mr. Xin He is a director of Wuxi Sowell.

(d)      Mr. Chuanbo Zhu is chief executive officer of Shenzhen Sowell Digital.

(e)      Lianhe Techonology Co., Ltd. is controlled by Mr. Dengyao Jia, a shareholder of the Company.

(f)      Mr. Yue Zhu is CEO director and a shareholder of the Company.

(g)      Mr. Dengyao Jia is a shareholder of the Company.

(h)      Hainan Lianhe Enterprise Management Group Co., Ltd. is a shareholder of the Company.

NOTE 14 — LEASE

The Company has various operating leases for office space. The lease agreement does not specify an explicit interest rate and the interest rate implicit in the lease is not readily determinable. The Company’s management believes that the five year’s loan prime rate of PRC plus margin 0.05% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company was 4.25%.

As of September 30 and March 31, 2024, the right-of-use asset totaled $272,121 and $368,687, respectively.

As of September 30 and March 31, 2024, lease liability consists of the following:

	September 30, 2024	March 31, 2024
Lease liability – current portion	$278,325	$258,709
Lease liability – non-current portion	—	113,394
Total	$278,325	$372,103

The following table represents the lease cost as of the periods indicated.

	September 30, 2024	March 31, 2024
Amortization of operating lease right of use assets	$138,242	$125,902
Interest on lease liabilities	5,966	9,485
Short term lease expenses	180,845	73,941
Total	$325,053	$209,328

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 14 — LEASE (cont.)

The following table represents the maturity of lease liabilities as of September 30, 2024.

Operating Leases
2025	$284,291
Less: interest	(5,966)
Present value of lease liabilities	$278,325

Other lease information is as follow:

Lease Term and Discount Rate	September 30, 2024	March 31, 2024
Weighted-average remaining lease term – operating leases	0.92 year	1.42 years
Weighted-average discount rate – operating leases	4.25%	4.25%

The following table represents the minimum cash lease payments included in the measurement of lease liabilities for the periods presented.

	September 30, 2024	March 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Cash outflows for operating leases	$142,997	$131,945

NOTE 15 — EMPLOYEE BENEFIT PLAN

The PRC

As stipulated by the regulations of the PRC, full-time employees of the Company in the PRC participate in a government-mandated multiemployer defined contribution plan organized by municipal and provincial governments. Under the plan, certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan amounted to $67,416 and $46,283 for the six months ended September 30, 2024 and 2023, respectively.

NOTE 16 — INCOME TAXES

Cayman Islands

Lianhe Sowell International Group Ltd is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the current laws of the Cayman Islands. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Lianhe Sowell International Holding Group Limited is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current laws of the British Virgin Islands. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

HKSAR

Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 16 — INCOME TAXES (cont.)

Accordingly, the HK SAR profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

PRC

The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Shenzhen Sowell was approved as an HNTE in December 20, 2021, Shenzhen Sowell is entitled to a reduced income tax rate of 15% beginning January 1, 2022 and is able to enjoy the reduced income tax rate in the next three years. The Company assessed it is probable for Shenzhen Sowell to obtain the renewed HNTE certificate and continue to enjoy the preferential rate of 15%.

Under the EIT law of the PRC, the Company can enjoy a 100% and 75% additional deduction for eligible Research and development (“R&D”) expenses for the six months ended September 30, 2024 and 2023 respectively.

Income tax consists of the followings:

	September 30, 2024	September 30, 2023
Current income taxes	$23,958	$141,430
Deferred income taxes	(45,541)	(26,041)
(Benefit from) provision for income taxes	$(21,583)	$115,389

The following table provide the reconciliation of the differences between the statutory and effective tax expenses for the six months ended September 30, 2024 and 2023:

	September 30, 2024	September 30, 2023
Income before income taxes	$1,223,509	$1,695,963
Cayman Islands Profits Tax rate	0%	0%
Income tax computed at Cayman Islands Profits Tax rate	—	—

PRC statutory income tax rate	25%	25%
Income tax computed at PRC statutory income tax rate	305,877	423,991
Tax effect on additional deductible expense	(223,653)	(140,581)
Tax effect on non-deductible expense	27,120	27,616
Tax effect on preferential tax rates	(130,927)	(169,596)
Change in deferred income taxes	—	(26,041)
(Benefits from) provision for income taxes	$(21,583)	$115,389

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 16 — INCOME TAXES (cont.)

The following table reconciles the statutory rate to the Company’s effective tax rate for the six months ended September 30, 2024 and 2023:

	September 30, 2024	September 30, 2023
Cayman Islands Profits Tax rate	0%	0%
PRC statutory income tax rate	25.0%	25.0%
Tax effect on additional deductible expense	(18.3)%	(8.3)%
Tax effect on non-deductible expense	2.2%	1.6%
Tax effect on preferential tax rates	(10.7)%	(10.0)%
Change in deferred income taxes	—	(1.5)%
Effective income tax rate	$(1.8)%	$6.8%

The significant components of deferred tax assets are as follows:

	September 30, 2024	March 31, 2024
Allowance for expected credit loss	$325,822	$271,247
Impairment for contract cost	20,290	19,720
Valuation allowance	—	—
Deferred tax assets	$346,112	$290,967

The movement of deferred tax assets is as follows:

	September 30, 2024	March 31, 2024
Balance at beginning of the period/year	$290,967	$110,064
Credited to income – allowance for expected credit loss	45,541	167,795
Credited to income – impairment for contract cost	—	19,867
Exchange adjustment	9,604	(6,759)
Ending balance	$346,112	$290,967

NOTE 17 — SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was incorporated under the laws of the Cayman Islands on July 26, 2023. The original authorized number of ordinary shares was 500 million shares with par value of US$0.0001. The Company issued 50,000,000 ordinary shares at $0.0001 par value per share to the participating shareholders in connection with the reorganization of the Company.

Additional paid-in capital

On December 2, 2022, Hainan Lianhe Enterprise Management Group Co., Ltd. (“Hainan Lianhe”) invested $416,913 into Shenzhen Sowell in exchange for 30.0% of the beneficial ownership of Shenzhen Sowell.

On June 26, 2023, Mr. Dengyao Jia invested $552,485 into Shenzhen Sowell in exchange for 20.0% of the beneficial ownership of Shenzhen Sowell.

For the year ended March 31, 2024, Hainan Lianhe further invested $1,417,613 into Shenzhen Sowell by capital injection and payment of expenses on behalf of the Company.

For the six months ended September 30, 2024, Hainan Lianhe further invested $427,509 into Shenzhen Sowell by payment of expenses on behalf of the Company.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 17 — SHAREHOLDERS’ EQUITY (cont.)

The Company has undergone several re-organization transactions for the sake of seeking a listing of its ordinary shares on a national exchange in the United States. On December 12, 2023, as a result of the completion of the reorganization transactions, 15,000,000 shares of the Company were issued in the name of Lianhe Holding Group Limited (“Lianhe Holding”), equivalent to 30.0% of the Company outstanding ordinary shares. Lianhe Holding is a wholly-owned subsidiary of Hainan Lianhe, accordingly, Hainan Lianhe is the beneficial owner of the 15,000,000 shares of the Company’s ordinary shares.

NOTE 18 — COMMITMENTS AND CONTINGENCIES

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2024 and through the issuance date of these unaudited interim condensed consolidated financial statements.

NOTE 19 — CONCENTRATIONS OF RISKS

(a) Customer concentrations

The following table sets forth information as to each customer that accounted for top 5 of the Company’s revenue for the six months ended September 30, 2024 and 2023.

	For The Six Months Ended September 30,
	2024		2023
Customer	Amount	% of Total	Amount	% of Total
Customer A	$5,940,853	35.1%	$—	—
Customer B	3,612,039	21.5%	3,924,170	23.4%
Customer C	2,340,980	13.8%	—	—
Customer D	1,293,426	7.6%	—	—
Customer E	882,599	5.2%	—	—
Customer F	358,296	2.1%	2,895,441	17.2%
Customer G	—	—	2,195,361	13.1%
Customer H	—	—	995,396	5.9%
Customer I	—	—	952,827	5.7%
Total	$14,428,193	85.3%	$10,963,195	65.3%

The following table sets forth information as to each customer that accounted for top 5 of the Company’s accounts receivable as of September 30 and March 31, 2024.

	September 30, 2024		March 31, 2024
Customer	Amount	% of Total	Amount	% of Total
Customer A	$6,036,033	39.9%	$2,715,963	20.4%
Customer C	2,521,070	16.7%	—	—
Customer D	1,484,915	9.8%	—	—
Customer B	1,386,912	9.2%	205,654	1.6%
Customer J	944,539	6.2%	1,006,753	7.6%
Customer G	—	—	2,768,973	20.9%
Customer K	273,505	1.8%	1,343,604	10.1%
Customer H	—	—	906,795	6.8%
Total	$12,646,974	83.6%	$8,947,742	67.4%

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 19 — CONCENTRATIONS OF RISKS (cont.)

(b) Supplier concentrations

The following table sets forth information as to each supplier that accounted for top 5 of the Company’s purchase for the six months ended September 30, 2024 and 2023.

	For The Six Months Ended September 30,
	2024		2023
Supplier	Amount	% of Total	Amount	% of Total
Supplier A	$2,626,371	19.7%	$3,440,272	26.6%
Supplier B	1,825,943	13.8%	—	—
Supplier C	1,228,745	9.2%	—	—
Supplier D	1,057,212	7.9%	—	—
Supplier E	1,029,168	7.7%	—	—
Supplier F	—	—	4,347,156	33.6%
Supplier G	—	—	1,699,362	13.1%
Supplier H	—	—	1,691,397	13.0%
Supplier I	—	—	863,264	6.7%
Total	$7,767,439	58.3%	$12,041,451	93.0%

NOTE 20 — RISKS

Political, social and economic risks

The Company’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Credit risk

Accounts receivable

In order to minimize the credit risk, the management of the Company has delegated a team responsible for determination of credit limits and credit approvals. Other monitoring procedures are in place to ensure that follow-up action is taken to recover overdue debts. Internal credit rating has been given to each category of debtors after considering aging, historical observed default rates, repayment history and past due status of respective accounts receivable. Estimated loss rates are based on probability of default and loss given default with reference to an external credit report and are adjusted for reasonable and supportable forward-looking information that is available without undue costs or effort while credit-impaired trade balances were assessed individually. In this regard, the directors consider that the Company’s credit risk is significantly reduced. The maximum potential loss of accounts receivable for the six months ended September 30, 2024 is $15,126,992.

Bank balances

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies. The Company is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings.

LIANHE SOWELL INTERNATIONAL GROUP LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023
(Stated in US Dollars)

NOTE 20 — RISKS (cont.)

Deposit and other current assets

The Company assessed the impairment for its other current assets individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for deposits and other current assets as of September 30 and March 31, 2024 is $186,063 and $91,707, respectively.

Interest rate risk

The Company is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, the Company reviews and takes appropriate steps to manage its interest rate exposure on its interest-bearing assets and liabilities. The Company has not been exposed to material risks due to changes in market interest rates, and has not used any derivative financial instruments to manage the interest risk exposure during the year.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in RMB, which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of the Company, the currency risk of $ is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate the currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

NOTE 21 — SUBSEQUENT EVENTS

Settlement agreement of accounts receivables from an engineering project

On March 25, 2024, the Company has entered into an agreement with the customer on the settlement of accounts receivables, which is amounting to RMB9,303,919. According to the agreement, the customer need to repay RMB820,000, RMB2,500,000, RMB2,100,000 and the remaining RMB3,883,919 on or before August 10, 2024, the end of December 2024, before the end of February 2025 and end of December 2025 respectively.

On August 17, 2024, the Company has received RMB820,000 from the customer.

On December 25, 2024, the Company has entered into a revised agreement with the customer and its designated payee on the remaining balance of accounts receivables, which is amounting to RMB 8,483,919. According to the revised agreement, the designated payee needs to repay on behalf of the customer RMB 2,500,000, RMB 2,100,000 and the remaining RMB 3,883,919 on or before the end of January 2025, before the end of February 2025 and end of December 2025 respectively.

On January 10, 2025, the Company received RMB2,500,000 from the designated payee. Up to the date which these unaudited interim condensed consolidated financial statements are available to be issued, the outstanding balance is RMB5,983,919.

Incorporation of a subsidiary

On December 30, 2024, Lianhe Sowell Precision Machine (Hangzhou) Co., Ltd was incorporated in PRC. It is 100% held by Sowell Hangzhou.

The Company evaluates all events and transactions that occur from September 30, 2024 through February 4, 2025 which is the date that these unaudited interim condensed consolidated financial statements are available to be issued. There is no other subsequent event occurred that would require recognition or disclosure in the Company’s unaudited interim condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of Lianhe Sowell International Group Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lianhe Sowell International Group Ltd and its subsidiaries (collectively the “Company”) as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter — Correction of Error

As discussed under the Correction of error section in Note 2 to the consolidated financial statements, the Company corrected the presentation of the statement of cashflows regarding the funds transferred between the Company, related parties and shareholders; those revisions had no impact on the Company’s results of operations or financial position.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No.1171

San Mateo, California

December 23, 2024

We have served as the Company’s auditor since 2023.

LIANHE SOWELL INTERNATIONAL GROUP LTD
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2024 and 2023

(Stated in US Dollars)

	As of March 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$206,187	$752,007
Accounts receivable, net	13,272,976	7,591,115
Contract costs	—	138,220
Prepayments, deposits and other receivables, net	1,200,827	231,143
Amount due from a related party	795,924	1,019
Amount due from a shareholder	—	250,190
Total current assets	15,475,914	8,963,694

Non-current assets:
Property and equipment, net	85,370	35,195
Intangible assets, net	11,566	9,418
Operating lease right-of-use asset, net	368,687	—
Prepayments	2,188,400	120,822
Deferred initial public offering (“IPO”) costs	708,983	—
Deferred tax assets	290,967	110,064
Total non-current assets	3,653,973	275,499

TOTAL ASSETS	$19,129,887	$9,239,193

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	$1,661,981	$582,445
Current portion of long-term bank loans	—	61,365
Current portion of long-term loan from a related party	—	28,844
Current portion of long-term other borrowings	—	20,370
Short-term loan from a shareholder	185,867	—
Accounts payable	4,795,154	3,198,965
Accrued expenses and other payables	2,624,910	592,317
Income tax payable	455,675	176,544
Contract liabilities	791,265	1,963
Operating lease liability – current	258,709	—
Warranty provision	26,459	55,735
Amount due to related parties	9,276	20,554
Amount due to shareholders	68,954	1,033,840
Total current liabilities	10,878,250	5,772,942

Non-current liabilities:
Operating lease liability – non-current	113,394	—
Non-current portion of long-term bank loans	289,323	5,114
Non-current portion of long-term loan from a related party	—	66,446
Non-current portion of long-term other borrowings	—	146,579
Total non-current liabilities	402,717	218,139

TOTAL LIABILITIES	$11,280,967	$5,991,081

LIANHE SOWELL INTERNATIONAL GROUP LTD
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2024 and 2023 — (Continued)

(Stated in US Dollars)

	As of March 31,
	2024	2023
Commitments and contingencies

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $0.0001; 500,000,000 shares authorized, 50,000,000 shares issued and outstanding as of March 31, 2024 and 2023, respectively	$5,000	$5,000
Subscription receivables	(5,000)	(5,000)
Additional paid-in capital	3,688,178	1,718,080
Statutory reserve	159,109	—
Retained earnings	4,008,330	1,349,525
Accumulated other comprehensive (loss) income	(6,547)	180,568
Equity attributable to the shareholders of the Company	7,849,070	3,248,173

Non-controlling interests	(150)	(61)
Total shareholders’ equity	7,848,920	3,248,112

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,129,887	$9,239,193

The accompanying notes are an integral part of these consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

	For the years ended March 31,
	2024	2023
Revenue from third parties	$36,032,665	$13,070,586
Revenue from a related party	566,002	—
REVENUES	$36,598,667	$13,070,586

COST OF REVENUES	(28,636,850)	(9,715,604)

GROSS PROFIT	7,961,817	3,354,982

OPERATING EXPENSES
Selling expenses	(322,961)	(251,422)
General and administrative expenses	(2,369,855)	(821,432)
Research and development expenses	(2,286,141)	(449,828)
Total operating expenses	(4,978,957)	(1,522,682)

OPERATING INCOME	2,982,860	1,832,300

OTHER (EXPENSE) INCOME, NET
Interest income	696	347
Interest expense	(57,941)	(60,242)
Other income	203,461	71,586
Other expense	(201,629)	(3,639)
Total other (expense) income, net	(55,413)	8,052

INCOME BEFORE INCOME TAXES	2,927,447	1,840,352
Provision for income taxes	(109,622)	(230,297)
NET INCOME	2,817,825	1,610,055
Less: net loss attributable to non-controlling interests	(89)	(55)
Net income attributable to shareholders of the Company	2,817,914	1,610,110

Other comprehensive loss
Foreign currency translation adjustment	(187,115)	(100,009)
Total comprehensive income	2,630,710	1,510,046
Less: comprehensive loss attributable to non-controlling interests	(89)	(55)
	$2,630,799	$1,510,101

Earning per share – basic and diluted	$0.06	$0.03

Basic and diluted weighted average shares outstanding	50,000,000	50,000,000

The accompanying notes are an integral part of these consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

	Number of shares	Ordinary shares	Subscription Receivables	Additional paid-in capital	Statutory Reserve	Retained earnings (Accumulated deficit)	Accumulated other comprehensive (loss) income	Equity attributable to the shareholders of the Company	Non- controlling interests	Total
Balance at April 1, 2022	50,000,000	$5,000	$(5,000)	$1,301,167	$—	$(260,585)	$280,577	$1,321,159	$(6)	$1,321,153

Net income	—	—	—	—	—	1,610,110	—	1,610,110	(55)	1,610,055
Capital Contribution	—	—	—	416,913	—	—	—	416,913	—	416,913

Foreign currency translation adjustment	—	—	—	—	—	—	(100,009)	(100,009)	—	(100,009)
Balance at March 31, 2023	50,000,000	$5,000	$(5,000)	$1,718,080	—	$1,349,525	$180,568	$3,248,173	$(61)	$3,248,112

Net income	—	—	—	—	—	2,817,914	—	2,817,914	(89)	2,817,825
Appropriation of statutory reserve	—	—	—	—	159,109	(159,109)	—	—	—	—
Capital Contribution	—	—	—	1,970,098	—	—	—	1,970,098	—	1,970,098
Foreign currency translation adjustment	—	—	—	—	—	—	(187,115)	(187,115)	—	(187,115)
Balance at March 31, 2024	50,000,000	$5,000	$(5,000)	$3,688,178	$159,109	$4,008,330	$(6,547)	$7,849,070	$(150)	$7,848,920

The accompanying notes are an integral part of these consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

	For the Years Ended March 31,
	2024 (Restated)	2023 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,817,825	$1,610,055
Adjustments to reconcile net income to cash used in operating activities:
Expected credit loss allowance	1,118,634	403,071
Depreciation of property and equipment	14,465	9,409
Amortization of intangible assets	2,755	2,254
Amortization of operating lease right-of-use asset	125,902	6,093
Impairment for contract cost	132,444	—
Changes in assets and liabilities
Accounts receivable	(7,082,779)	(7,369,028)
Prepayments, deposits and other receivables	(1,046,756)	(10,763)
Contract costs	—	421,034
Deferred tax assets	(187,662)	51,036
Accounts payable	1,757,876	3,022,946
Operating lease liabilities	(122,460)	(6,238)
Income tax payable	289,890	176,955
Accrued expenses and other payables	2,071,014	513,283
Warranty provision	(26,750)	39,700
Contract liabilities	795,256	(652,898)
Prepayments	(2,088,867)	(121,103)
Advances to a related party	(875,797)	(1,022)
Repayment to related parties	(10,350)	—
Advances from related parties	—	8,944
Repayments from a shareholder	239,734	426,578
Net cash used in operating activities	(2,075,626)	(1,469,694)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(66,745)	(3,056)
Purchase of intangible assets	(5,381)	(2,201)
Net cash used in investing activities	(72,126)	(5,257)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to long-term loan from related party	(91,308)	(27,096)
Repayment to long-term other borrowings	(159,973)	(4,852)
Proceeds from long-term other borrowings	—	11,645
Proceeds from short-term loan from a shareholder	187,246	—
Proceeds from short-term bank loans	1,841,745	583,801
Repayment of short-term bank loans	(725,536)	—
Repayment of long-term bank loans	(63,700)	(102,669)
Proceeds from long-term bank loans	291,470	169,303
Advances from shareholders	—	1,036,247
Repayment to shareholders	(926,771)	—
Capital contribution from shareholders	1,970,098	416,913
Deferred IPO costs	(707,233)	—
Net cash provided by financing activities	1,616,038	2,083,292

Net (decrease) increase in cash and cash equivalents	(531,714)	608,341
Effect of foreign currency translation on cash and cash equivalents	(14,106)	(6,651)
Cash and cash equivalents at beginning of year	752,007	150,317
Cash and cash equivalents at end of year	$206,187	$752,007

Supplemental cash flow information:
Income taxes paid	$13,230	$2,306
Interest paid	57,941	41,431
Listing fee paid	659,606	153,248

Supplemental noncash information:
Operating lease right-of-use asset obtained in exchange for operating lease liability	$497,325	$—

The accompanying notes are an integral part of these consolidated financial statements.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION

Lianhe Sowell International Group Ltd (the “Company” or “Sowell”) is a holding company incorporated on July 26, 2023 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Lianhe Sowell International Holding Group Limited (“Sowell BVI”), which was incorporated in British Virgin Islands on July 18, 2023. Sowell BVI has no substantial operations other than holding all of the outstanding share capital of Lianhe Sowell International Group Limited (“Sowell HK”) which was incorporated in Hong Kong on August 11, 2023. Sowell HK is also a holding company that is holding all of the equity interest of Lianhe Sowell International Holdings (Hangzhou) Co., Ltd. (“Sowell Hangzhou”), a wholly foreign owned enterprise incorporated in the People’s Republic of China (“PRC” or “China”) on October 26, 2023.

The Company, through its PRC subsidiary, Sowell Hangzhou, holds the PRC operating entities, including Shenzhen Sowell Technology Development Company Limited. (“Shenzhen Sowell”), which are primarily engaged in trading of electronic products and software development.

On December 1, 2023, the Company completed its reorganization of entities under the common control of the same group of shareholders, who collectively owned a majority of the equity interests of the Company prior to the reorganization. Sowell Hangzhou is the primary beneficiary of Shenzhen Sowell and other PRC operating entities, and all of these entities included in the Company are under common control, which results in the consolidation of PRC operating entities. This transaction has been accounted for as a reorganization of entities under common control. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of period.

As of the issuance date of the consolidated financial statements, the details of the Company’s subsidiaries are as follows:

Name of Entity	Incorporation Date	Place of incorporation	Ownership %	Principal activities
Lianhe Sowell International Holding Group Limited (“Sowell BVI”)	July 18, 2023	British Virgin Islands	100%	Investment holding
Lianhe Sowell International Group Limited (“Sowell HK”)	August 11, 2023	Hong Kong	100%	Investment holding
Lianhe Sowell International Holdings (Hangzhou) Co., Ltd. (“Sowell Hangzhou”)	October 26, 2023	PRC	100%	Enterprise management
Shenzhen Sowell Technology Development Company Limited (“Shenzhen Sowell”)	April 6, 2007	PRC	100%	Trading of electronic products and software development
Wuxi Sowell Information Technology Company Limited (“Wuxi Sowell”)	November 23, 2021	PRC	100%	Trading of electronic products and software development
Hezhi Rongtong (Shenzhen) Technology Company Limited (“Hezhi Rongtong”)	August 13, 2021	PRC	51%	No business activities
Shenzhen Sowell Digital Energy Technology Company Limited (“Shenzhen Sowell Digital”)	October 15, 2021	PRC	80%	No business activities
Suzhou Sowell Vision Technology Company Limited (“Suzhou Sowell”)	August 24, 2022	PRC	100%	No business activities
Shenzhen Aiyin digital Technology Company Limited (“Shenzhen Aiyin”)	July 5, 2022	PRC	51%	No business activities

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

The accompanying audited consolidated financial statements include the accounts of the Company and its subsidiaries (collectively the “Company”). The Company eliminates all significant intercompany balances and transactions in its audited consolidated financial statements.

Management has prepared the accompanying audited consolidated financial statements and these notes in accordance to generally accepted accounting principles in the United States (“US GAAP”). The Company maintains its general ledger and journals with the accrual method accounting.

Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and all inter-company balances and transactions have been eliminated upon consolidation. The non-controlling interests in consolidated subsidiaries are shown separately in the consolidated financial statements.

Use of Estimates

The preparation of the audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available when the calculations are made; however, actual results could differ materially from those estimates.

Foreign Currency Translation

The accompanying audited consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the Company is Chinese Yuan (“RMB”).

The Company’s assets and liabilities are translated into $ from RMB at year-end exchange rates. Their revenues and expenses are translated at the respective average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Period-end: $: RMB exchange rate
March 31, 2024	7.2203
March 31, 2023	6.8676

Period average: $: RMB exchange rate
March 31, 2024	7.1671
March 31, 2023	6.8516

Adoption of New Accounting Standard

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. The guidance includes improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The company has early adopted the accounting standards and did not have a material impact on the Company’s financial position, results of operations or cash flows.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Besides the above, the Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted would have a material effect on the consolidated financial statements.

Cash and Cash Equivalents

The Company considers cash, bank deposit and all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents. Cash consists primarily of cash in accounts held at a financial institution.

Accounts Receivable, net

Accounts receivable include trade accounts due from customers. The credit terms given to customers are generally 90 days. Management reviews its receivables on a regular basis to determine if the allowance for expected credit loss is adequate, and makes allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The balance of allowance of March 31, 2024 and 2023, were $1,642,216 and $698,399, respectively.

Prepayments, Deposits and Other receivables, net

Prepayments, deposits and other receivables include advance payments or deposit payments made to vendors or service providers for future services that have not been provided and other receivables from third parties. Management reviews on a regular basis to determine if allowance for expected credit loss is adequate, and makes allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The balance of allowance of March 31, 2024 and 2023, were $91,707 and $35,364, respectively.

Property and Equipment, net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 5%. The estimated useful lives of the property and equipment are as follows:

Motor vehicles	5 years
Electronic equipment	3 – 5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are recognized as incurred; significant renewals and betterments are capitalized.

Intangible Assets, net

Intangible assets are carried at cost less accumulated amortization. Amortization is provided over their useful lives, using the straight-line method. The estimated useful lives of the intangible assets are as follows:

Invention patent	10 years
Copyright, trademark and other patents	5 years

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-lived Assets

For the long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows generated from the assets and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. No impairment of long-live assets was recorded by the Company as of March 31, 2024 and 2023.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, and consulting fees related to the registration preparation.

Accrued expense and other payables

Accrued expense and other payables primarily include staff salaries and benefits payable, value-add tax payable, as well as other accrual and payables.

Lease

Effective April 1, 2021, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that do not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease right of use (“ROU”) assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

As of March 31, 2024 and 2023, there were $368,687 and $nil operating lease ROU asset and $372,103 and $nil operating lease liability based on the present value of the future minimum rental payments of leases, respectively. The Company’s management believes that the five year’s loan prime rate of PRC plus margin 0.05% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company was 4.25%.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company adopted ASC 606 “Revenue Recognition.” It recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. The Company recognizes revenue based on the consideration specified in the applicable agreement.

Revenue from contracts with customers is recognized using the following five steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract; and

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

Generally, revenues are recognized when the Company has negotiated the terms of the transaction, which includes determining either the overall price, or price for each performance obligation in the form of a service or a product, the service or product has been delivered to the customer, no obligation is outstanding regarding that service or product, and the Company is reasonably assured that funds have been or will be collected from the customer.

A summary of each of the Company’s revenue streams under ASC 606 is as follows:

Trading of electronic products

The Company generates revenue from trading of electronic products which comprise of hardware products and self-developed software products generally used for image recognition. The Company typically receives purchase orders from its customers which will set forth the terms and conditions including the transaction price, products to be delivered, terms of delivery, and terms of payment. The terms serve as the basis of the performance obligations that the Company must fulfill in order to recognize revenue. The Company typically collect 10% to 20% prepayment upfront before ordering hardware products. 40% to 50% of the contract sum will then be collected upon delivery of finished goods. Remaining accounts receivable will be collected by the Company according to credit period policy applicable to different customers.

Since delivery of hardware product and installation of software product are generally distinct, they are accounted for as two performance obligations by the Company. The transaction prices for hardware product and software product were written separately in contracts, which reflects their stand-alone selling price, respectively.

Performance obligations are fulfilled upon delivery of the finished product to the customer’s inventory warehouse or their specified location at which point title to that asset passes to the customer. The completion of this earning process is evidenced by a written customer acceptance indicating receipt of the product. Typical payment terms set forth in the purchase order ranges from 0 to 180 days from invoice date. The transaction price is fixed and the Company provides no warranties for the products transferred. The amount of revenue recognized from contract liabilities to the Company’s result of operations can be found in Note 9 below.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales of software product

The Company generates revenue from sales of software products which are self-developed. These software products are generally used for quality control in industrial production. These software products are off the shelf and no significant customization is required for sales. Sales contract of software product is typically fixed priced and does not provide any post contract client support or upgrades.

Upon delivery of the software, client acceptance is generally required. The Company assesses that provision of software product as one performance obligation therefore no allocation of the transaction price is required. Revenue from the sale of software products is recognized at a point in time when software product is delivered to customer’s designated location, at which the control over software products is transferred to the customer with written acceptance. The Company typically collect 10% to 40% prepayment upfront. Remaining accounts receivable will be collected by the Company according to credit period policy applicable to different customers. The amount of revenue recognized from contract liabilities to the Company’s result of operations can be found in Note 9 below.

Construction of signal systems

The Company generates revenue from construction of signal system projects. The contracts which the Company enters into with clients are fixed price and provide for milestone billings based upon the attainment of specific project objectives to ensure the Company meets its contractual requirements. Duration of project typically last for less than 12 months without significant financing component. The Company assesses that construction of signal systems is considered as one performance obligation. Revenue from construction of signal systems is recognized over time using output method based on regular progress report certified by clients on the percentage of completion of construction projects. Cost incurred in construction projects which progress report is not yet certified by client and the rights to payment not yet established is presented as Contract costs. The Company generally provides limited warranties for work that it has performed and these warranty periods typically last for 2 to 5 years. Warranty provision is measured at fair value estimated by the Company based on historical cost data.

Significant accounts related to the revenue cycle are as follows:

Cost of Revenues

Cost of revenues consists primarily of materials and equipment purchased from suppliers, and labor cost (including salaries and benefits) which are directly related to revenue generating transactions.

Accounts Receivable, net

Accounts receivable, net includes amounts billed under the contract terms. The amounts are stated at their net realizable value. The Company maintains an allowance for expected credit loss to provide for the estimated number of receivables that will not be collected. The Company considers several factors in its estimate of the allowance, including knowledge of a client’s financial condition, its historical collection experience, and other factors relevant to assessing the collectability of such receivables. Bad debts are written off against allowances.

Contract Costs

Contract costs incurred during the production phases of the Company’s service contracts, are capitalized when the costs relate directly to the contract, are expected to be recovered, and generate or enhance resources to be used in satisfying the performance obligation and such deferred costs will be recognized upon the recognition of the related revenue. These costs primarily consist of labor and material costs directly related to the contract. Contract costs are recognized as Cost of revenue when performance obligation(s) is fulfilled and revenue is recognized concurrently.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company performs periodic reviews to assess the recoverability of the contract costs. The carrying amount of the asset is compared to the remaining amount of consideration. The Company expects to receive for the services to which the asset relates, less the costs that relate directly to providing those services that have not yet been recognized. If the carrying amount is not recoverable, an impairment loss is recognized. For the years ended March 31, 2024 and 2023, the impairment loss was $132,444 and $nil, respectively.

Contract Liabilities

Contract liabilities represent payment advanced from customers. It is recognized when a payment is received from a customer before the Company transfers the related goods or services.

Contract liabilities are recognized as revenue when the Company performed its performance obligation(s) under the contract (i.e., transfers control of the related goods or services to the customer).

Warranty Provision

The Company generally warrants construction of signal system projects and the warranty period typically last for 2 to 5 years. The warranty covers defects in parts, materials and workmanship. The Company assesses that these warranties to be assurance-type warranties and measures them at fair value.

Expected Credit Loss

ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requires entities to use a current lifetime expected credit loss methodology to measure impairments of certain financial assets. Using this methodology will result in earlier recognition of losses than under the current incurred loss approach, which requires waiting to recognize a loss until it is probable of having been incurred. There are other provisions within the standard that affect how impairments of other financial assets may be recorded and presented, and that expand disclosures. The Company adopted the new standard effective April 1, 2021, the first day of the Company’s fiscal year and applied to accounts receivable and other financial instruments. The adoption of this guidance did not materially impact the net earning and financial position and has no impact on the cash flows.

The details of revenue, cost of revenue and gross margin for different revenue categories of the Company is as follows:

For the Years Ended March 31, 2024

Revenue category	Trading of electronic products	Software development	Engineering project	Total
Revenue	$31,332,376	$5,266,291	$—	$36,598,667
Cost of revenue	27,765,707	871,143	—	28,636,850
Gross profit	$3,566,669	$4,395,148	$—	$7,961,817
Gross margin	11%	83%	—%	22%

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the Years Ended March 31, 2023

Revenue category	Trading of electronic products	Software development	Engineering project	Total
Revenue	10,617,771	1,691,547	761,268	13,070,586
Cost of revenue	9,254,871	—	460,733	9,715,604
Gross profit	1,362,900	1,691,547	300,535	3,354,982
Gross margin	13%	100%	39%	26%

Selling Expenses

Selling expenses mainly consist of salaries and benefits of sales and marketing personnel, advertising costs and entertainments.

General and Administrative Expenses

General and administrative expenses mainly consist of salaries and benefits for employees involved in general corporate functions and those not specifically dedicated to sales and marketing, and research and development, rental, depreciation, professional service fees and other general corporate related expenses.

Research and Development Expenses

Research and development expenses are mainly salaries and benefits of in-house engineers and payments made to outside professional providers for research and development activities.

Government Grants

Government grants are recognized as other income, net, or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the consolidated statements of operations and comprehensive income (loss) upon receipts as all conditions attached to the grants are fulfilled. Government grants included as other income, net in the consolidated statements of operations and comprehensive income amounted to $16,859 and $18,035 for the years ended March 31, 2024 and 2023, respectively.

Employee Benefit

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Company has no legal obligation for the benefits beyond the contributions made.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment and its articles of association, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely the general reserve fund, the enterprise expansion fund and the staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The aforementioned reserves can only be used for specific purposes and are not distributed as cash dividends. If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulated loss.

Income Tax

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax, (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company determines that the tax position is more likely than not to be sustained and records the largest amount of benefit that is more likely than not to be realized when the tax position is settled. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

Comprehensive Income

The Company presents comprehensive income in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income were the net income for the years and the foreign currency translation adjustments.

Earning Per Share

The Company computes Earning per share (“EPS”) following ASC Topic 260, “Earnings per share.” Basic income per share is measured as the income available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Potentially anti-dilutive securities (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation. There were no potentially dilutive securities that were in-the-money that were outstanding during the years ended March 31, 2024 and 2023.

Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different products or services. Based on management’s assessment, the Company had only one operating and reportable segment during the years ended March 31, 2024 and 2023.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities, amounts due from (to) related parties, and bank and other loans, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures” requires disclosing the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts and other payables, accrued liabilities, amounts due from (to) related parties, and bank and other loans each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•        Level 1 — inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and information that are observable for the asset or liability, either directly or indirectly, for substantially the financial instrument’s full term.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity” and ASC 815.

Correction of Error

The Company determined that previously issued consolidated financial statements for the year ended March 31, 2024 contained in the Company’s registration statement on Form F-1/A filed on September 4, 2024 required the reclassification of certain advances to/from related parties, repayment to related parties and repayment from a shareholder in the consolidated statements of cash flows from financing activities to operating activities. The revision is to properly reflect the fund transfer from related parties in relation to activities transacted each period. These revisions had no impact on the Company’s results of operations or financial position.

The Company determined that previously issued consolidated financial statements for the years ended March 31, 2023 and 2022 contained in the Company’s registration statement on Form F-1 filed on December 28, 2023 required the reclassification of certain amount due to related parties in the consolidated statements of cash flows from financing activities to operating activities. The revision is to properly reflect the fund transfer from related parties in relation to activities transacted each period. These revisions had no impact on the Company’s results of operations or financial position.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The effects of these items in the Company’s previously issued consolidated statements of cash flow for the year ended March 31, 2024 are summarized as follows:

	Previously Reported	Adjustments	Restated
	$	$	$
Net Cash Used in Operating Activities	(1,429,213)	(646,413)	(2,075,626)
Net Cash Used in Investing Activities	(72,126)	—	(72,126)
Net Cash Provided by Financing Activities	969,625	646,413	1,616,038
Net Decrease in Cash and Cash Equivalents	(531,714)	—	(531,714)

The effects of these items in the Company’s previously issued consolidated statements of cash flow for the year ended March 31, 2023 are summarized as follows:

	Previously Reported	Adjustments	Restated
	$	$	$
Net Cash Used in Operating Activities	(1,478,638)	8,944	(1,469,694)
Net Cash Used in Investing Activities	(5,257)	—	(5,257)
Net Cash Provided by Financing Activities	2,092,236	(8,944)	2,083,292
Net Increase in Cash and Cash Equivalents	608,341	—	608,341

The effects of these items in the Company’s previously issued consolidated statements of cash flow for the year ended March 31, 2022 are summarized as follows:

	Previously Reported	Adjustments	Restated
	$	$	$
Net Cash Provided by (Used in) Operating Activities	239,201	12,466	251,667
Net Cash Used in Investing Activities	(57,618)	—	(57,618)
Net Cash (Used in) Provided by Financing Activities	(88,788)	(12,466)	(101,254)
Net Increase in Cash and Cash Equivalents	92,795	—	92,795

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of the following:

	March 31, 2024	March 31, 2023
Accounts receivable	$14,915,192	$8,289,514
Less: allowance for expected credit loss	(1,642,216)	(698,399)
	$13,272,976	$7,591,115

The movement of allowance for expected credit loss is as follow:

	March 31, 2024	March 31, 2023
Balance at beginning of the year	$698,399	$341,581
Provision	985,190	383,986
Exchange adjustment	(41,373)	(27,168)
Ending balance	$1,642,216	$698,399

As of and through July 31, 2024, the Company has received approximately $8.2 million in settlement of accounts receivable from its customers.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 4 — CONTRACT COSTS

Contract costs consist of raw materials and labor cost for different sub-projects of road reconstruction project in Taiyuan, the revenue of which have not been recognized yet. The movement of contract costs is as follow:

	March 31, 2024	March 31, 2023
Balance at beginning of the year	$138,220	$604,801
Recognized to cost of revenue during the year	—	(421,034)
Provision for impairment loss	(132,444)	—
Exchange adjustment	(5,776)	(45,547)
Ending balance	$—	$138,220

NOTE 5 — PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES, NET

Prepayments, deposits and other receivables, net consist of the following:

	March 31, 2024	March 31, 2023
Prepayments of service fee	$41,221	$92,690
Prepayments of goods	735,445	—
Amount due from employees	86,351	94,429
Deposits	94,145	14,287
Other receivables	335,372	65,101
Less: allowance for expected credit loss	(91,707)	(35,364)
	1,200,827	231,143
Prepaid research and development consulting fee	2,188,400	120,822
Prepayments, deposits and other current receivables, net	$3,389,227	$351,965

The movement of allowance for expected credit loss is as follow:

	March 31, 2024	March 31, 2023
Balance at beginning of the year	$35,364	$17,683
Provision	58,501	19,085
Exchange adjustment	(2,158)	(1,404)
Ending balance	$91,707	$35,364

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	March 31, 2024	March 31, 2023
Motor vehicles	$44,029	$46,291
Electronic equipment	75,905	10,147
At cost:	119,934	56,438
Less: Accumulated depreciation	(34,564)	(21,243)
Total	$85,370	$35,195

Depreciation expenses for the years ended March 31, 2024 and 2023 were $14,465 and $9,409, respectively.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 7 — INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	March 31, 2024	March 31, 2023
Patent	$14,778	$11,869
Copyright and trademark	4,886	3,189
At cost:	19,664	15,058
Less: Accumulated amortization	(8,098)	(5,640)
Total	$11,566	$9,418

Amortization expenses for the years ended March 31, 2024 and 2023, were $2,755 and $2,254, respectively.

NOTE 8 — DEFERRED IPO COSTS

Deferred IPO costs consist of the following:

	March 31, 2024	March 31, 2023
Legal fees	$345,308	$—
Underwriting fees	101,303	—
Other professional advisors’ fees	262,372	—
	$708,983	$—

NOTE 9 — CONTRACT LIABILITIES

Contract liabilities represent the payment advance from customers. The movement of contract liabilities is as follows:

	March 31, 2024	March 31, 2023
Balance at beginning of the year	$1,963	$707,793
Additions	802,688	512
Recognized to revenue during the year	(7,432)	(653,412)
Exchange adjustment	(5,954)	(52,930)
Ending balance	$791,265	$1,963

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 10 — BANK LOANS

Bank loans consist of the following:

Provider	Loan period	Interest rate	March 31, 2024	March 31, 2023
Bank of Communications*	December 30, 2022 to December 29, 2023	4.15%	$—	$291,223
China Construction Bank**	March 10, 2023 to March 10, 2024	3.95%	—	291,222
Industrial Bank***	August 25, 2023 to August 25, 2024	3.85%	159,273	—
China Resources Bank of Zhuhai Co., Ltd***	October 23, 2023 to October 23, 2024	5.53%	293,617	—
Bank of China***	December 6, 2023 to December 6, 2024	3.90%	252,067	—
Shanghai Pudong Development Bank****	December 13, 2023 to December 13, 2024	3.65%	403,030	—
China Minsheng Bank***	February 27, 2024 to February 27, 2025	4.51%	553,994	—
Short-term bank loans			$1,661,981	$582,445

Shenzhen Qianhai WeBank Company Limited***	April 7, 2022 to April 16, 2024	8.10%	$—	$24,962
Shenzhen Qianhai WeBank Company Limited***	April 15, 2022 to April 25, 2024	12.96%	—	36,403
Current portion of long-term bank loans			$—	$61,365

Shenzhen Qianhai WeBank Company Limited***	April 7, 2022 to April 16, 2024	8.10%	$—	$2,080
Shenzhen Qianhai WeBank Company Limited***	April 15, 2022 to April 25, 2024	12.96%	—	3,034
China Construction Bank***	June 14, 2023 to June 14, 2026	4.05%	289,323	—
Non-current portion of long-term bank loans			$289,323	$5,114

The weighted average interest rate for the short-term bank loans for the years ended March 31, 2024 and 2023, was approximately 4.33% and 4.05%, respectively. The weighted average interest rate for the long-term bank loans for the years ended March 31, 2024 and 2023, was approximately 4.05% and 10.98%, respectively. All the bank loans were denominated in RMB.

____________

*        The loan was guaranteed by a shareholder, a related party and a third party.

**      The loan was unsecured.

***    The loans were guaranteed by a shareholder.

****  The loan was guaranteed by a shareholder and a related party.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 11 — LOANS FROM RELATED PARTIES

Loans from related parties consist of the following:

Provider	Loan period	Interest rate	March 31, 2024	March 31, 2023
Hainan Lianhe Enterprise Management Group Co., Ltd.*	December 26, 2023 to December 26, 2024	—	$185,867	$—
Short-term loan from a shareholder			$185,867	$—

Mr. Chuanbo Zhu**	May 12, 2021 to May 12, 2024	12%	$—	$28,844
Current portion of long-term loan from a related party			$—	$28,844

Mr. Chuanbo Zhu**	May 12, 2021 to May 12, 2024	12%	$—	$66,446
Non-current portion of long-term loan from a related party			$—	$66,446

The loans from related parties were unsecured.

____________

*        Hainan Lianhe Enterprise Management Group Co., Ltd. is a shareholder of the Company.

**      Mr. Chuanbo Zhu is chief executive officer of Shenzhen Sowell Digital.

NOTE 12 — OTHER BORROWINGS

Other borrowings consist of the following:

Provider	Loan period	Interest rate	March 31, 2024	March 31, 2023
Mr. Zegang Xu*	August 8, 2019 to August 8, 2021	15%	$—	$14,561
Huarun Shenguotou Trust Company Limited**	May 12, 2022 to May 25, 2024	13.68%	—	5,809
Current portion of long-term other borrowings			$—	$20,370

Mr. Zhigang Jiang*	May 12, 2022 to May 12, 2024	12%	$—	$145,611
Huarun Shenguotou Trust Co Company Limited**	May 12, 2022 to May 25, 2024	13.68%	—	968
Non-current portion of long-term other borrowing			$—	$146,579

____________

*        The other borrowing was unsecured.

**      The other borrowing was guaranteed by a shareholder.

NOTE 13 — ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consist of the following:

	March 31, 2024	March 31, 2023
Accrued expenses	$890,162	$182,791
Staff salaries and benefits payable	242,041	129,159
Advance from employees	3,865	5,186
Value-added tax payable	1,476,554	258,616
Other taxes and surcharges payable	1,504	1,734
Other payables	10,784	14,831
Total	$2,624,910	$592,317

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 14 — RELATED PARTY BALANCES AND TRANSACTIONS

	Note	March 31, 2024	March 31, 2023
Due from a related party:
Mr. Wanlong Xiao	(a)	$—	$1,019
Shenzhen Botan Technology Co., Ltd.	(b)	870,315	—
Less: allowance for expected credit loss		(74,391)	—
		795,924	—
Total		795,924	1,019

Due from a shareholder:
Mr. Yue Zhu	(c)	$—	$250,190
Total		$—	$250,190

Due to related parties:
Mr. Hui Zhang	(d)	$8,554	$7,530
Mr. Xin He	(e)	555	12,849
Mr. Chuanbo Zhu	(f)	167	175
Total		$9,276	$20,554

Due to shareholders:
Mr. Yue Zhu	(c)	60,816	—
Hainan Lianhe Enterprise Management Group Co., Ltd.	(g)	$8,138	$1,033,840
Total		$68,954	$1,033,840

The amounts due from a related party and a shareholder, and the amounts due to related parties and shareholders were unsecured, interest-free and repayable on demand.

The movement of allowance for expected credit loss is as follow:

	Note	March 31, 2024	March 31, 2023
Balance at beginning of the year		—	—
Provision		74,943	—
Exchange adjustment		(552)	—
Ending balance		74,391	—

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Company had the following transactions with related parties:

	Note	March 31, 2024	March 31, 2023
Revenue from a related party
Shenzhen Botan Technology Co., Ltd.	(b)	$566,002	$—

Director’s remuneration
Mr. Yue Zhu	(c)	$43,532	$33,733

____________

(a)      Mr. Wanlong Xiao is strategic officer of Shenzhen Sowell and a shareholder of the Company.

(b)      Shenzhen Botan Technology Co., Ltd. is wholly owned by Mr. Chuanbo Zhu, the chief executive officer of Shenzhen Sowell Digital. This amount is unsecured, interest-free and repayable on demand.

(c)      Mr. Yue Zhu is CEO director and a shareholder of the Company.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 14 — RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

(d)      Mr. Hui Zhang is the legal representative of Taiyuan branch of Shenzhen Sowell.

(e)      Mr. Xin He is a director of Wuxi Sowell.

(f)      Mr. Chuanbo Zhu is chief executive officer of Shenzhen Sowell Digital.

(g)      Hainan Lianhe Enterprise Management Group Co., Ltd. is a shareholder of the Company.

NOTE 15 — LEASE

The Company has various operating leases for office space. During the year, the Company recognized a right-of-use asset of $497,325 and a lease liability of $497,325 in accordance with ASU 842 Leases. The lease agreement does not specify an explicit interest rate. The Company’s management believes that the five year’s loan prime rate of PRC plus margin 0.05% was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company was 4.25%.

As of March 31, 2024 and 2023, the right-of-use asset totaled $368,687, and $nil, respectively.

As of March 31, 2024 and 2023, lease liability consists of the following:

	March 31, 2024	March 31, 2023
Lease liability – current portion	$258,709	$—
Lease liability – non-current portion	113,394	—
Total	$372,103	$—

The following table represents the lease cost as of the periods indicated.

	March 31, 2024	March 31, 2023
Amortization of operating lease right of use assets	$125,902	$6,093
Interest on lease liabilities	9,485	25
Short term lease expenses	73,941	71,082
Total	$209,328	$77,200

The following table represents the maturity of lease liabilities as of March 31, 2024.

Operating Leases
2025	$269,586
2026	114,601
Total lease payments	384,187
Less: interest	(12,084)
Present value of lease liabilities	$372,103

Other lease information is as follow:

Lease Term and Discount Rate	March 31, 2024	March 31, 2023
Weighted-average remaining lease term – operating leases	1.42 years	—
Weighted-average discount rate – operating leases	4.25%	—

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 15 — LEASE (cont.)

The following table represents the minimum cash lease payments included in the measurement of lease liabilities for the periods presented.

	March 31, 2024	March 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Cash outflows for operating leases	$131,945	$6,263

NOTE 16 — EMPLOYEE BENEFIT PLAN

The PRC

As stipulated by the regulations of the PRC, full-time employees of the Company in the PRC participate in a government-mandated multiemployer defined contribution plan organized by municipal and provincial governments. Under the plan, certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan amounted to $107,255 and $60,416 for the years ended March 31, 2024 and 2023, respectively.

NOTE 17 — INCOME TAXES

Cayman Islands

Lianhe Sowell International Group Ltd is incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the current laws of the Cayman Islands. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Lianhe Sowell International Holding Group Limited is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current laws of the British Virgin Islands. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

HKSAR

Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the HK SAR profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

PRC

The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 17 — INCOME TAXES (cont.)

requirement that they re-apply for HNTE status every three years. Since Shenzhen Sowell was approved as an HNTE in December 20, 2021, Shenzhen Sowell is entitled to a reduced income tax rate of 15% beginning January 1, 2022 and is able to enjoy the reduced income tax rate in the next three years. The Company assessed it is probable for Shenzhen Sowell to obtain the renewed HNTE certificate and continue to enjoy the preferential rate of 15%.

Under the EIT law of the PRC, the Company can enjoy a 100% and 75% additional deduction for eligible Research and development (“R&D”) expenses for the years ended March 31, 2024 and 2023 respectively.

Income tax consists of the followings:

	March 31, 2024	March 31, 2023
Current income taxes	$297,284	$179,261
Deferred income taxes	(187,662)	51,036
Provision for income taxes	109,622	230,297

The following table provide the reconciliation of the differences between the statutory and effective tax expenses for the years ended March 31, 2024 and 2023:

	March 31, 2024	March 31, 2023
Income before income taxes	$2,927,447	$1,840,352
PRC statutory income tax rate	25%	25%
Income tax computed at statutory income tax rate	731,862	460,088
Tax effect on additional deductible expense	(345,014)	(50,606)
Tax effect on non-deductible expense	20,496	60,461
Tax effect on tax losses not utilized	—	4,850
Tax effect on utilization of tax losses	—	(111,497)
Tax effect on preferential tax rates	(297,722)	(184,035)
Change in deferred income taxes	—	51,036
Provision for income taxes	$109,622	$230,297

The following table reconciles the statutory rate to the Company’s effective tax rate for the year ended March 31, 2024 and 2023:

	March 31, 2024	March 31, 2023
PRC statutory income tax rate	25.0%	25.0%
Tax effect on additional deductible expense	(11.8)%	(2.7)%
Tax effect on non-deductible expense	0.7%	3.3%
Tax effect on tax losses not utilized	—	0.3%
Tax effect on utilization of tax losses	—	(6.1)%
Tax effect on preferential tax rates	(10.2)%	(10.0)%
Change in deferred income taxes	—	2.7%
Effective income tax rate	$3.7%	$12.5%

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 17 — INCOME TAXES (cont.)

The significant components of deferred tax assets are as follows:

	March 31, 2024	March 31, 2023
Allowance for expected credit loss	$271,247	$110,064
Impairment for contract cost	19,720	—
Valuation allowance	—	—
Deferred tax assets	$290,967	$110,064

The movement of deferred tax assets is as follows:

	March 31, 2024	March 31, 2023
Balance at beginning of the year	$110,064	$174,397
Charged to income – operating loss	—	(111,497)
Credited to income – allowance for expected credit loss	167,795	60,461
Credited to income – impairment for contract cost	19,867	—
Exchange adjustment	(6,759)	(13,297)
Ending balance	$290,967	$110,064

NOTE 18 — SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was incorporated under the laws of the Cayman Islands on July 26, 2023. The original authorized number of ordinary shares was 500 million shares with par value of US$0.0001. The Company issued 50,000,000 ordinary shares at $0.0001 par value per share to the participating shareholders in connection with the reorganization of the Company.

Additional paid-in capital

On December 2, 2022, Hainan Lianhe Enterprise Management Group Co., Ltd. (“Hainan Lianhe”) invested $416,913 into Shenzhen Sowell in exchange for 30.0% of the beneficial ownership of Shenzhen Sowell.

On June 26, 2023, Mr. Dengyao Jia invested $552,485 into Shenzhen Sowell in exchange for 20.0% of the beneficial ownership of Shenzhen Sowell.

For the year ended March 31, 2024, Hainan Lianhe further invested $1,417,613 into Shenzhen Sowell by capital injection and payment of expenses on behalf of the Company.

The Company has undergone several re-organization transactions for the sake of seeking a listing of its ordinary shares on a national exchange in the United States. On December 12, 2023, as a result of the completion of the reorganization transactions, 15,000,000 shares of the Company were issued in the name of Lianhe Holding Group Limited (“Lianhe Holding”), equivalent to 30.0% of the Company outstanding ordinary shares. Lianhe Holding is a wholly-owned subsidiary of Hainan Lianhe, accordingly, Hainan Lianhe is the beneficial owner of the 15,000,000 shares of the Company’s ordinary shares.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 19 — COMMITMENTS AND CONTINGENCIES

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of March 31, 2024 and through the issuance date of these consolidated financial statements.

NOTE 20 — CONCENTRATIONS OF RISKS

(a) Customer concentrations

The following table sets forth information as to each customer that accounted for top 5 of the Company’s revenue for the years ended March 31, 2024 and 2023.

	For The Years Ended March 31,
	2024		2023
Customer	Amount	% of Total	Amount	% of Total
Customer A	$5,916,155	16.1%	$2,304,418	17.6%
Customer B	4,677,343	12.8%	656,407	5.0%
Customer C	3,249,921	8.9%	—	—
Customer D	2,879,936	7.9%	2,145,998	16.4%
Customer E	1,679,430	4.6%	—	—
Customer F	—	—	1,872,624	14.3%
Customer G	—	—	1,649,313	12.6%
Customer H	—	—	761,268	5.9%
Total	$18,402,785	50.3%	$9,390,028	71.8%

The following table sets forth information as to each customer that accounted for top 5 of the Company’s accounts receivable as of March 31, 2024 and 2023.

	March 31, 2024		March 31, 2023
Customer	Amount	% of Total	Amount	% of Total
Customer B	$2,768,973	20.9%	$732,354	9.6%
Customer C	2,715,963	20.4%	—	—
Customer I	1,343,604	10.1%	—	—
Customer H	1,006,753	7.6%	1,072,716	14.1%
Customer J	906,795	6.8%	—	—
Customer A	209,842	1.6%	1,059,299	14.0%
Customer D	131,308	1.0%	2,394,159	31.5%
Customer G	—	—	667,869	8.8%
Total	$9,083,238	68.4%	$5,926,397	78.0%

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 20 — CONCENTRATIONS OF RISKS (cont.)

(b) Supplier concentrations

The following table sets forth information as to each supplier that accounted for top 5 of the Company’s purchase for the years ended March 31, 2024 and 2023.

	For The Years Ended March 31,
	2024		2023
Supplier	Amount	% of Total	Amount	% of Total
Supplier A	$6,792,896	23.7%	$649,908	6.7%
Supplier B	4,750,572	16.6%	4,030,149	41.5%
Supplier C	2,748,777	9.6%	131,013	1.3%
Supplier D	2,570,880	9.0%	—	—
Supplier E	1,682,340	5.9%	516,638	5.3%
Supplier F	—	—	1,448,492	14.9%
Supplier G	—	—	728,847	7.5%
Supplier H	—	—	715,380	7.4%
Total	$18,545,465	64.8%	$8,220,427	84.6%

NOTE 21 — RISKS

Political, social and economic risks

The Company’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Credit risk

Accounts receivable

In order to minimize the credit risk, the management of the Company has delegated a team responsible for determination of credit limits and credit approvals. Other monitoring procedures are in place to ensure that follow-up action is taken to recover overdue debts. Internal credit rating has been given to each category of debtors after considering aging, historical observed default rates, repayment history and past due status of respective accounts receivable. Estimated loss rates are based on probability of default and loss given default with reference to an external credit report and are adjusted for reasonable and supportable forward-looking information that is available without undue costs or effort while credit-impaired trade balances were assessed individually. In this regard, the directors consider that the Company’s credit risk is significantly reduced. The maximum potential loss of accounts receivable for the year ended March 31, 2024 is $13,272,976.

Bank balances

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies. The Company is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings.

LIANHE SOWELL INTERNATIONAL GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(Stated in US Dollars)

NOTE 21 — RISKS (cont.)

Deposit and other current assets

The Company assessed the impairment for its deposit and other current assets individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for deposits and other current assets as of March 31, 2024 and 2023 is $91,707 and $35,364, respectively.

Interest rate risk

The Company is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, the Company reviews and takes appropriate steps to manage its interest rate exposure on its interest-bearing assets and liabilities. The Company has not been exposed to material risks due to changes in market interest rates, and has not used any derivative financial instruments to manage the interest risk exposure during the year.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in RMB, which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of the Company, the currency risk of $ is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate the currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

NOTE 22 — SUBSEQUENT EVENTS

Settlement agreement of accounts receivables from an engineering project

On March 25, 2024, the Company has entered into an agreement with the customer on the settlement of accounts receivables, which is amounting to RMB 9,303,919. According to the agreement, the customer need to repay RMB 820,000, RMB 2,500,000, RMB 2,100,000 and the remaining RMB 3,883,919 on or before August 10, 2024, the end of November 2024, before the end of January 2025 and end of December 2025 respectively. On August 17, 2024, the Company has received RMB 820,000 from the customer.

Amount due from a related party

On September 3, 2024, the $870,315 amount due from a related party balance is repaid by Shenzhen Botan Technology Co., Ltd in full.

The Company evaluates all events and transactions that occur from March 31, 2024 through December 23, 2024 which is the date that these consolidated financial statements are available to be issued. Other than the event disclosed above and elsewhere in these consolidated financial statements, there is no other subsequent event occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to the provisions of the Companies Act and in the absence of fraud or willful default, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)     is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, managing director, agent, auditor, secretary and other officer for the time being of the Company; or

(b)    is or was, at the request of the Company, serving as a director, managing director, agent, auditor, secretary and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with the provisions in our memorandum and articles of association, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Indemnification Agreements

We have also entered into indemnification agreements, the form of which will be filed as Exhibit 10.3 to this registration statement, with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Name of Purchaser	Date of Issuance	Number of Shares	Consideration
Lianhe Holding Group Limited	December 12, 2023	15,000,000	$1,500	*
Patton Holding Group Limited	July 26, 2023	54	0.0054	*
	December 12, 2023	4,179,946	417.9946	*
Lianyue Holding Limited	July 26, 2023	36	$0.0036	*
	December 12, 2023	15,034,964	1,503.4964	*
Pengxu Holding Limited	July 26, 2023	5	$0.0005	*
	December 12, 2023	2,494,995	249.4995	*
Hezhong Holding Limited	July 26, 2023	5	$0.0005	*
	December 12, 2023	2,399,995	239.9995	*
Centralpower Digital Technology Co., Ltd.	December 12, 2023	1,500,000	$150	**
Lianhe Digits Technology Holding Co., Ltd.	December 12, 2023	2,295,000	$229.5	**
Centraltec Intelligence Technology Co., Ltd.	December 12, 2023	2,495,000	$249.5	**

Name of Purchaser	Date of Issuance	Number of Shares	Consideration
Lianyu Holding Group Limited	December 12, 2023	1,850,000	$185	*
Prosperlink Limited	December 12, 2023	1,250,000	$125	**
Alhambra Capital Limited	December 12, 2023	1,500,000	$150	**

____________

*        As part of a series of restructuring actions, in exchange of the equity interests in Shenzhen Sowell held by affiliates of the purchaser named hereunder before our corporate restructuring.

**      In connection with our corporate restructuring, certain shareholders holding equity interests in Shenzhen Sowell prior to the restructuring transferred certain of their shares in Sowell that they would receive as part of the restructuring to the purchaser named hereunder, in exchange of a purchase price.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit Number	Description
1.1+	Form of Underwriting Agreement
3.1^	Memorandum and Articles of Association of Lianhe Sowell International Group Ltd, dated July 26, 2023
3.2^	Form of Memorandum and Articles of Association of Lianhe Sowell International Group Ltd (effective immediately prior to completion of this offering)
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
4.2+	Form of Underwriter Warrant
5.1*	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
5.2*	Opinion of Robinson & Cole LLP regarding the Underwriter Warrant
8.1*	Opinion of Guangdong Zhuojian Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
8.2*	Opinion of Messina Madrid Law PA regarding certain U.S. tax matters
10.1^	Employment Agreement between Lianhe Sowell International Group Ltd and its CEO, Yue Zhu, dated December 12, 2023
10.2^	Employment Agreement between Lianhe Sowell International Group Ltd and its CFO, Tracy Chui-Kam Ng dated December 12, 2023
10.3^	Employment Agreement between Shenzhen Sowell Technology Development Company Limited and its CEO, Yue Zhu, dated April 1, 2023
10.4^	Form of Indemnification Agreement with the Registrant’s directors and officers
10.5^	English Translation of the form of Sales Agreement (for a few customers)
10.6*	English Translation of the Framework agreement with Dongguan Kangzhihui Electronics Co., Ltd. for Power Supply Products dated November 17, 2024
10.7^	English Translation of the Sales Framework Agreement with Shenzhen Zhongnan High-tech Co., Ltd. on December 16, 2022
10.8^	English Translation of the Strategic Cooperation Agreement with Shenzhen Zhongnan High-tech Co., Ltd. on March 15, 2024
14.1^	Code of Business Conduct and Ethics of the Registrant
21.1*	Subsidiaries of the Registrant
23.1*	Consent of WWC, P.C., an independent registered public accounting firm
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Guangdong Zhuojian Law Firm, PRC counsel to the Registrant (included in Exhibit 99.1)
23.4*	Consent of Messina Madrid Law PA (included in Exhibit 8.2)
99.1*	Opinion of Guangdong Zhuojian Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters

Exhibit Number	Description
99.2+	Consent of [•], Independent Director Nominee
99.3+	Consent of [•], Independent Director Nominee
99.4^	Consent of Lili Ke, Independent Director Nominee
99.5^	Consent of Moore Transaction Services Limited.
107^	Filing Fee Table

____________

^        Previously filed.

+        To be filed via amendment.

*        Filed herewith.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

4.      For the purpose of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, PRC, on February 4, 2025.

Lianhe Sowell International Group Ltd
By:	/s/ Yue Zhu
	Name:	Yue Zhu
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yue Zhu	Chief Executive Officer and Director	February 4, 2025
Name: Yue Zhu	(Principal Executive Officer)
/s/ Tracy Chui-Kam Ng	Chief Financial Officer	February 4, 2025
Name: Tracy Chui-Kam Ng	(Principal Financial and Accounting Officer)
/s/ Dengyao Jia	Director	February 4, 2025
Name: Dengyao Jia

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, NY, on February 4, 2025.

U.S. AUTHORIZED REPRESENTATIVE Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.